   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      UNITED TEST AND ASSEMBLY CENTER LTD
             (Exact name of registrant as specified in its charter)
                                 NOT APPLICABLE
                (Translation of Registrant's name into English)


      REPUBLIC OF SINGAPORE                      3674                          NOT APPLICABLE
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                               5 SERANGOON NORTH
                           AVENUE 5, SINGAPORE 554916
                                 (65) 481-0033
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                          MR. PAKKIRISAMY RAJAMANICKAM
                         UTAC SALES AND MARKETING INC.
                        1290 OAKMEAD PARKWAY, SUITE 111
                              SUNNYVALE, CA 94086
                           TEL : 408-749-1186 EXT. 12
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

    MICHAEL W. STURROCK, ESQ            CHRISTINA ONG, ESQ.                 TIMOTHY G. MASSAD, ESQ.
        LATHAM & WATKINS                  ALLEN & GLEDHILL                  CRAVATH, SWAINE & MOORE
        80 RAFFLES PLACE                  36 ROBINSON ROAD          SUITE 2609, ASIA PACIFIC FINANCE TOWER
       #14-20 UOB PLAZA 2                #18-01 CITY HOUSE                  3 GARDEN ROAD, CENTRAL
        SINGAPORE 048624                  SINGAPORE 068877                  HONG KONG, S.A.R. CHINA
         (65) 536-1161                     (65) 225-1611                        (852) 2509-7200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              PROPOSED MAXIMUM
                                                                  AGGREGATE          AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED       OFFERING PRICE(3)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Ordinary Shares, par value US$0.25 per share, including
  ordinary shares represented by American Depositary            $120,000,000          $31,680
  Shares(1)(2)..............................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6. Each American Depositary Share will represent 10 Ordinary Shares.
(2) Includes (i) Ordinary Shares (including ordinary shares represented by American Depositary Shares) that the underwriters have the option to purchase to cover overallotments, if any, and (ii) all Ordinary Shares (including ordinary shares represented by American Depositary Shares) initially offered or sold outside the United States that are thereafter sold or resold in the United States. Offers and sales of Ordinary Shares (including ordinary shares represented by American Depositary Shares) outside the United States are being made pursuant to Regulation S under the Securities Act of 1933, as amended, and are not covered by this registration statement.
(3) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(o) promulgated under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     We are making a global offering of our ordinary shares, which may be in the form of American Depositary Shares. The global offering will consist of a U.S. offering, an international offering and a Singapore offering. The attached prospectus relates to the U.S. offering only. The international offering memorandum will be the same as the prospectus for the U.S. offering except that it will have a different front and back cover page. The prospectus for the Singapore offering will be the same as the international offering memorandum except that it will have a special wrap with information required by Singapore law.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued September 28, 2000
                        [             ] Ordinary Shares
             directly or in the form of American Depositary Shares

                                   Utac Logo
                      United Test and Assembly Center Ltd
                            ORDINARY SHARES OR ADSs
                            ------------------------
WE ARE OFFERING [       ] ORDINARY SHARES, DIRECTLY OR IN THE FORM OF AMERICAN
DEPOSITARY SHARES. EACH AMERICAN DEPOSITARY SHARE, OR ADS, REPRESENTS THE RIGHT TO RECEIVE TEN ORDINARY SHARES. THE ADSS WILL BE OFFERED IN U.S. DOLLARS AND THE
ORDINARY SHARES WILL BE OFFERED IN SINGAPORE DOLLARS. OF THE [       ] ORDINARY
SHARES THAT WE ARE OFFERING, [       ] ARE BEING OFFERED IN THE UNITED STATES
AND CANADA AND [       ] ARE BEING OFFERED OUTSIDE THE UNITED STATES AND CANADA,
IN EACH CASE, DIRECTLY OR IN THE FORM OF ADSS. WE ARE ALSO OFFERING [       ]
ORDINARY SHARES IN SINGAPORE THROUGH A SEPARATE OFFERING.
                            ------------------------
THIS IS OUR INITIAL PUBLIC OFFERING. WE CURRENTLY EXPECT THE INITIAL PUBLIC
OFFERING PRICE TO BE BETWEEN $[       ] AND $[       ] PER ADS AND S$[       ]
AND S$[       ] PER ORDINARY SHARE (THE EQUIVALENT OF $[       ] AND $[       ]
PER ORDINARY SHARE BASED ON AN EXCHANGE RATE OF S$1.73 TO $1.00 ON JUNE 30,
2000). WE HAVE APPLIED TO HAVE THE ADSS APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "UTAC" AND TO HAVE THE ORDINARY SHARES APPROVED FOR LISTING ON THE SINGAPORE EXCHANGE SECURITIES TRADING LIMITED UNDER THE SYMBOL "UTAC".
                            ------------------------
INVESTING IN OUR ORDINARY SHARES AND ADSS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

                       PRICE S$         AN ORDINARY SHARE
                               US$        AN ADS
                            ------------------------

                                                                           UNDERWRITING
                                                                           DISCOUNTS AND    PROCEEDS TO
                                                        PRICE TO PUBLIC     COMMISSIONS        UTAC
                                                        ---------------    -------------    -----------
Per Ordinary Share....................................    S$                 $               $
Per ADS...............................................    S$                 $               $
Total.................................................    S$                 $               $

We have granted the U.S., international and Singapore underwriters a 30-day
option to purchase from us up to an aggregate of [       ] additional ordinary
shares, directly or in the form of ADSs, to cover overallotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the ordinary shares and the ADSs subject to various conditions. The underwriters expect to deliver the ordinary shares and
the ADSs to purchasers on or about [       ] 2000.
                            ------------------------
        Sole Global Coordinator, Sole Book-runner and Joint Lead Manager
                           MORGAN STANLEY DEAN WITTER
                              Joint Lead Managers
                                    SG COWEN
WIT SOUNDVIEW                                                           DBS BANK
          2000

     [Inside front cover artwork consists of a picture of our logo and our facilities]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.
                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Forward Looking Statements..................................   17
Use of Proceeds.............................................   18
Dividend Policy.............................................   19
Exchange Rates..............................................   20
Capitalization..............................................   21
Dilution....................................................   23
Selected Consolidated Financial Data........................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   36
Management..................................................   58
Certain Transactions........................................   68
Principal Shareholders......................................   69
Description of Share Capital................................   71
Description of American Depositary Receipts.................   76
Taxation....................................................   84
Shares Eligible for Future Sale.............................   89
Underwriters................................................   91
Legal Matters...............................................   95
Experts.....................................................   95
Where You Can Find More Information.........................   96
Index to Consolidated Financial Statements..................  F-1
Annex A: The Republic of Singapore..........................  A-1
Annex B: The Securities Market of Singapore.................  B-1

     UNTIL [       ], 2000, ALL DEALERS THAT BUY, SELL OR TRADE THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS GLOBAL OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THIS DOCUMENT HAS NOT BEEN REGISTERED AS A PROSPECTUS, NOR HAS IT BEEN LODGED AS AN INFORMATION MEMORANDUM FOR THE PURPOSES OF SECTION 106D OF THE COMPANIES ACT (CHAPTER 50) OF SINGAPORE, WITH THE REGISTRAR OF COMPANIES AND BUSINESSES IN SINGAPORE. ACCORDINGLY, THIS DOCUMENT MAY NOT BE CIRCULATED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN SINGAPORE. THE REGISTRAR OF COMPANIES AND BUSINESSES TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights information found in greater detail elsewhere in this document. In addition to this summary, we urge you to read the entire document carefully, especially the discussion of the risks of investing in our ordinary shares or ADSs under "Risk Factors," before deciding to buy our ordinary shares or ADSs.

OVERVIEW

     We are an independent provider of a comprehensive range of semiconductor testing and assembly services. Our services include:

     - semiconductor testing on a diverse selection of test platforms, as well as services related to the testing process such as process support, reliability testing, thermal and electrical stress tests, laser repair, and dry pack and tape and reel;

     - semiconductor assembly, as well as services related to the assembly process such as package design, modeling and materials selection;

     - value-added services at both the design stage and the manufacturing stage, including advanced package development, process design and development, test program development, test-time reduction, yield enhancement, product engineering, and failure and reliability analysis; and

     - drop shipment services, including the delivery of semiconductors to our customers' end-customers in any part of the world.

     We commenced operations in January 1999. Our total revenue has grown from $4.1 million in the quarter ended March 31, 1999 to $18.7 million in the quarter ended June 30, 2000, representing a compound quarterly growth rate of 35.6%. Our gross profit margin in the two most recent quarters ended March 31, 2000 and June 30, 2000 was 31.4% and 37.2%, respectively.

OUR CUSTOMERS

     We provide these test and assembly services to semiconductor companies which do not have their own manufacturing facilities, and independent semiconductor wafer foundries and semiconductor companies that have integrated design and manufacturing capabilities. For the quarter ended June 30, 2000, we derived over 90% of our revenue from such integrated semiconductor device manufacturers. Many of our customers are leaders in the semiconductor industry. Our two largest customers in 1999 accounted for over 80% of our revenue, while our two largest customers in the six months ended June 30, 2000 accounted for over 75% of our revenue. We have begun to expand our customer base. In the quarter ended June 30, 2000, our five largest customers, Broadcom, Fujitsu Microelectronics, Infineon Technologies, Nanya Technology and National Semiconductor, accounted for over 90% of our revenue. Our ten largest customers measured by revenue for the quarter ended June 30, 2000 were:


Advanced Micro Devices          Fujitsu                         Nanya Technology
Broadcom                        Infineon Technologies           National Semiconductor
Chartered Semiconductor         Medtronic                       Quadrant Components
Enhanced Memory Systems Inc.

     For the quarter ended June 30, 2000, we estimate that the principal end use of the semiconductors we tested and assembled, as a percentage of our total net revenue, was 20.8% for communications applications, 77.0% for personal computers and 2.2% for medical and other applications.

OUR SERVICES

     We derive the majority of our revenue from test services. The percentage of our total net revenue derived from testing services in the four most recent quarters has ranged from 71.6% to 78.9% and was 76.8% of our total net revenue in the quarter ended June 30, 2000. Since we commenced operations, our revenue derived from testing mixed-signal and logic semiconductors has grown from 2.0% of our total net testing revenue in the quarter ended March 31, 1999 to 30.0% in the quarter ended June 30, 2000. The balance of our total net testing revenue for these two quarters was derived from testing memory semiconductors.

     We possess test expertise on a broad cross-section of semiconductor products ranging from logic to mixed-signal semiconductors, and from conventional to high-performance, next-generation memory semiconductors. Our expertise allows us to be flexible and target the fast growing semiconductor market segments. We expect to benefit from the current strong recovery in the memory semiconductor market, while rapidly diversifying into the communications market segment. In addition, for the six months ending June 30, 2000, we have spent or committed to spend $91.3 million on new testing equipment, of which $66.9 million was for mixed-signal and logic test equipment compared to $24.4 million for memory test equipment.

     We also develop production test programs for new semiconductor devices and offer failure and reliability analysis. Our engineers work with customers to reduce test times, which may lead to lower testing costs.

     While our revenue was exclusively from test services when we commenced operations, we have successfully attracted customers with our testing capabilities and then expanded our relationship to include assembly services in several cases. Our package portfolio includes leadframe packages, as well as various types of laminate packages, including ball grid array packages, which enable a higher density of interconnects within a smaller surface area, packages in which one semiconductor is stacked on top of another, and very small-sized packages. We are also developing several proprietary techniques for assembling our customers' semiconductor wafers in a more cost competitive manner. In addition, we have an ongoing effort to develop new and innovative packaging materials. For example, we have started developing packaging materials for semiconductors used in fiber optic networks. The percentage of our total net revenue derived from assembly services in the quarter ended June 30, 2000 was 23.2%.

OUR STRATEGY

     Our objective is to be a leading global supplier of test and assembly services targeted at the high performance, high growth segments of the semiconductor market. The principal components of our strategy are to:

     - leverage our technical expertise to enhance the testing and assembly process;

     - selectively offer "turnkey services," which include test, assembly and drop shipment services;

     - focus on test services, particularly in high growth markets;

     - offer advanced assembly technologies;

     - engage new customers and expand relationships with existing customers;
       and

     - increase capital expenditures to satisfy growing customer demand.

OUR FACILITIES AND OUR BACKGROUND

     We provide test and assembly services at our facility in Singapore. As of June 30, 2000, we operated 40 testers and 34 wire bonders.

     We were incorporated in Singapore on November 26, 1997 and commenced operations in January 1999. Singapore is a politically and economically stable nation with laws that protect proprietary technology. To ensure that we work closely with our customers located in various parts of the world, we have established sales offices in Japan and San Jose, California, and representative offices in Korea and Italy. We have one subsidiary, UTAC Sales and Marketing Inc., a corporation organized under the laws of the State of California.

     Our principal executive and registered offices are located at 5 Serangoon North Avenue 5, Singapore 554916. Our telephone number is (65) 481-0033. Our internet address is www.utac.com.sg. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE A PART OF THIS DOCUMENT.

                              THE GLOBAL OFFERING

The Global Offering........  The global offering consists of the U.S. offering, the international offering and the Singapore
                             offering, each of which is described below. A total
                             of [       ] ordinary shares, directly or in the
                             form of ADSs, will be offered (plus [       ]
                             ordinary shares subject to the underwriters' overallotment option).

U.S. Offering..............  An offering in the United States and Canada of
                             [       ] ordinary shares, directly or in the form
                             of ADSs.

International Offering.....  An offering outside the United States and Canada of
                             [       ] ordinary shares, directly or in the form
                             of ADSs, at the same time as the U.S. offering.

Singapore Offering.........  A public offering in Singapore of [       ]
                             ordinary shares at the same time as the U.S.
                             offering.

Reserved Shares............  Up to [       ] ordinary shares (including ordinary
                             shares represented by ADSs) offered in the global offering are subject to priority allocation to our directors, officers and employees, employees of our business associates, officers and employees of our affiliates and to certain organizations in Singapore.

American Depositary
Shares.....................  Each ADS represents ten ordinary shares. The ADSs are evidenced by American Depositary Receipts, or ADRs. The ADSs will be traded in U.S. dollars whereas the ordinary shares will be traded in Singapore dollars.

Offering Price.............  We currently expect the initial public offering
                             price to be between [U.S.$       ] and
                             [U.S.$       ] per ADS and [Singapore $       ] and
                             [Singapore $       ] per ordinary share (the
                             equivalent of [$       ] per ordinary share).

Overallotment option.......  We have granted the underwriters a 30-day option to
                             purchase up to a total of [       ] ordinary shares
                             (including ordinary shares represented by ADSs) in the global offering, solely to cover overallotments, if any. Unless we indicate otherwise, all information in this document assumes the underwriters have not exercised their overallotment option.

Shares outstanding after
the
  Global Offering..........  [       ] ordinary shares (including ordinary
                             shares represented by ADSs) will be outstanding
                             after the global offering. If the underwriters
                             exercise their overallotment option in full,
                             [       ] ordinary shares (including ordinary
                             shares represented by ADSs) will be outstanding.

Use of proceeds from the
Global
  Offering.................  The net proceeds of the global offering will be used to repay portions of our outstanding debt, to fund our capital expenditure requirements and to fund acquisition projects from time to time.

Listing....................  We have applied to have the ADSs approved for quotation on the Nasdaq National Market under the symbol "UTAC" and to have the ordinary shares approved for listing on the Mainboard of the Singapore Exchange Securities Trading Limited, or the SGX-ST, under the symbol "UTAC." We expect that a majority of the ordinary shares will be sold in the form of ADSs and that a sufficient number of ADSs will be issued to satisfy the minimum listing requirements of the Nasdaq National Market.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     You should read the following summary consolidated financial data in conjunction with our consolidated U.S. GAAP financial statements and the related notes, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The following table does not present financial data for any period prior to 1998 as we did not commence operations until January 1999. The results for the quarter ended June 30, 2000 or six months ended June 30, 2000 do not necessarily indicate the results that may be expected for the full year.

                                                                             SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,              JUNE 30,
                                          ---------------------------   ---------------------------
                                            1998(1)          1999           1999           2000
                                          ------------   ------------   ------------   ------------
                                                                        (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE AND PER ADS DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.................................  $         --   $     31,891   $     11,821   $     33,295
Gross profit............................            --         10,989          5,100         11,544
Operating income (loss).................        (2,946)         6,432          3,262          7,565
Net income (loss).......................        (1,759)         6,443          4,067          7,873

OTHER DATA:
EBITDA, as adjusted(3)..................  $     (2,719)  $     14,998   $      5,431   $     16,347
Depreciation and amortization(4)........           227          8,566          2,169          8,782
Capital expenditures(5).................        41,916        104,010         37,166        101,678
Cash flows from operating activities....        (1,866)         7,650          2,685         15,314
Cash flows from investing activities....       (37,738)       (64,475)       (52,952)       (37,202)
Cash flows from financing activities....        64,759         69,407         28,146         14,752

                                                                 QUARTER ENDED
                                        ---------------------------------------------------------------
                                        MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                          1999       1999       1999       1999       2000       2000
                                        --------   --------   --------   --------   --------   --------
                                                           (UNAUDITED, IN THOUSANDS)
QUARTERLY OPERATIONS DATA:
Total revenue.........................   $4,079     $7,742     $9,288    $10,782    $14,612    $18,683
  Quarter to quarter growth rate......                89.8%      20.0%      16.1%      35.5%      27.9%
Gross profit..........................    2,225      2,875      2,447      3,442      4,592      6,952
  Gross profit margin.................     54.6%      37.1%      26.3%      31.9%      31.4%      37.2%
Net income............................   $2,957     $1,110     $1,283    $ 1,093    $ 2,626    $ 5,247

                                                                 AS OF JUNE 30, 2000
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(6)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 30,601      $      []
Working capital.............................................     5,310             []
Total assets................................................   198,398             []
Total debt..................................................    12,427             []
Shareholders' equity........................................   149,978             []

---------------
(1) Results for the year ended 1998 include $25 thousand in incorporation expenses incurred during the period from November 26, 1997 to December 1997.

(2) The data set forth does not give effect to ADSs or ordinary shares issued in the global offering. The calculations for per share and per ADS information above has been rounded to two decimal places.

(3) EBITDA is defined in this document as operating income, plus depreciation and amortization relating to operating activities, and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of UTAC's profitability or liquidity. EBITDA, as defined in this document, may not be comparable to similarly titled measures used by other companies.

(4) Depreciation and amortization as stated do not include amounts relating to depreciation of assets leased to others which are considered non-operating expenses. The depreciation amounts excluded are $0.0 and $112 thousand for the years ended December 31, 1998 and 1999, respectively, and $19 thousand and $158 thousand for the six months ended June 30, 1999 and 2000, respectively. These amounts are offset against lease income, and the net amount is included in other income.

(5) Capital expenditures as stated refer only to expenditures committed during the period for which the amount is given.

(6) The as adjusted data set forth is adjusted to give effect to the issuance of
    [      ] ordinary shares in the global offering (including ordinary shares represented by ADSs), and the application of the net proceeds from that
    offering at an assumed initial public offering price of [Singapore $      ]
    per ordinary share and [US$      ] per ADS.

                                  RISK FACTORS

     An investment in our ordinary shares or ADSs involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this document, including our consolidated financial statements and related notes, before you decide to buy our ordinary shares or ADSs. If any of the following risks actually occur, our company could be seriously harmed. In those cases, the market price of our ordinary shares or ADSs could decline, and you may lose all or part of the money you paid to buy our ordinary shares or ADSs.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US.

     We have a limited operating history upon which you may evaluate us. Our company was incorporated on November 26, 1997. We commenced operations in January 1999. From November 1997 until January 1999, we had no revenue and incurred losses resulting from our start-up costs. In 1999, we derived most of our revenue from Fujitsu and Acer Semiconductor, all of which was from dynamic random access memory semiconductors, or DRAM, test and assembly services. As a young company, we continue to face substantial risks, expenses and difficulties as described elsewhere in this document. Our failure to successfully address these risks and uncertainties, could result in lost customers, increased production costs and curtailed operations, and could reduce our profitability.

OUR PROFITABILITY IS AFFECTED BY CAPACITY UTILIZATION RATES AND ANY DECREASE IN OUR CAPACITY UTILIZATION RATES COULD DECREASE OUR PROFITABILITY.

     As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, insufficient utilization of installed capacity could reduce our profitability. Therefore, our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to maintain high capacity utilization rates. Capacity utilization rates may be affected by a number of factors and circumstances, including:

     - installation of new equipment in anticipation of future business;

     - operating efficiencies;

     - mechanical failure; or

     - disruption of operations due to expansion of operations, introduction of new packages or relocation of equipment.

     Future declines in the semiconductor industry, declines in industries that purchase semiconductors or other factors, including any inability on our part to maintain or increase capacity utilization rates, could result in decreases in revenue, increases in expenses or reductions in our profitability.

WE EXPECT TO INCUR SIGNIFICANT CAPITAL EXPENDITURES IN THE FUTURE IN CONNECTION WITH OUR GROWTH PLANS AND THEREFORE MAY REQUIRE ADDITIONAL FINANCING IN THE FUTURE.

     To grow our business, we intend to increase our test and assembly capacity. This will require substantial capital expenditures for additional equipment. We will also be required to recruit and train new employees. These expenditures will likely be made in advance of increased sales. We cannot assure you that our revenue will increase after these expenditures. Our failure to increase our revenue after these expenditures could reduce our profitability.

     In addition, we may need to obtain additional debt or equity financing to fund our capital expenditures. Additional equity financing may result in dilution to the holders of ordinary shares and ADSs. Additional debt financing may be required which, if obtained, may:

     - limit our ability to pay dividends or require us to seek consents for the payment of dividends;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to pursue our growth plan;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry.

     We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us or at all.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our revenue, expenses and operating results have fluctuated and may continue to fluctuate substantially from quarter to quarter due to a wide variety of factors, including:

     - the seasonality of the semiconductor industry;

     - the timing and volume of orders relative to our capacity;

     - our dependence on the memory semiconductor segment, which has experienced more volatile pricing than the overall semiconductor market;

     - changes in our product mix;

     - the timing of expenditures in anticipation of future orders;

     - possible disruptions caused by the installation of new equipment; and

     - any currency and interest rate fluctuations that may not be adequately hedged.

     In addition, fluctuations may be caused by other factors discussed elsewhere in this section, including all overall conditions in the semiconductor industry, the short term nature of our customers' commitments and changes in capacity utilization. As a result of all of these factors, we believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on those comparisons to predict our future performance. Unfavorable changes in any of the above factors could reduce our profitability. In addition, any unfavorable changes could cause volatility in the price of our ordinary shares and ADSs.

     For example, in the most recent semiconductor industry downturn in 1998, the average selling prices of test and assembly services decreased from the average selling prices in 1997 because of an excess in worldwide capacity relative to demand which resulted in intense competition among independent test and assembly service providers. For example, the average selling price for ball grid array packages with ball counts ranging from 36 to 304 decreased approximately 25% from 1997 to 1998. We expect this intense competition to continue. If we cannot offset declines in selling prices by reducing our costs of delivering those services, increasing the number of units tested or assembled, or shifting our focus to higher margin test and assembly services, our profitability could be reduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results."

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR
REVENUE.

     We are dependent on a small group of customers for almost all of our revenue. This is exacerbated by our short operating history. In 1999, one customer accounted for over 50% of our revenue. In the six months ended June 30, 2000, as we increased our business and diversified our customer base, the same customer accounted for 22.6% of our revenue and a different customer accounted for over 50% of our revenue. In 1999, two customers accounted for over 80% of our revenue. In the six months ended June 30, 2000, our five largest customers accounted for over 90% of our revenue. We anticipate that for the foreseeable future a small number of customers will account for a large portion of our revenue.

     Our ability to retain these customers, as well as other customers, and to add new customers is important to the ongoing success of our company. The loss of one or more of our key customers, or reduced orders from any of our key customers, could reduce our profitability. See "Business -- Customers."

OUR PROFITABILITY IS AFFECTED BY AVERAGE SELLING PRICES WHICH TEND TO DECLINE.

     Decreases in the average selling prices of our test and assembly services could reduce our profitability. The average selling prices of test and assembly services have declined historically with assembly services in particular experiencing severe pricing pressure. This has occurred primarily because of advances in semiconductor technology that lead to lower costs and the cyclical nature of the semiconductor industry which leads to pricing pressure. This pricing pressure for test and assembly services is likely to continue. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency, increasing unit volumes tested or assembled, or by shifting to higher margin test and assembly services. If we are unable to do so, our profitability could be reduced.

A DECREASE IN DEMAND FOR COMMUNICATIONS EQUIPMENT AND PERSONAL COMPUTERS MAY SIGNIFICANTLY DECREASE THE DEMAND FOR OUR SERVICES.

     We believe approximately 16.4% and 82.3%, respectively, of our revenue for the six months ended June 30, 2000 is derived from customers who use our test or assembly services for semiconductors used in communications equipment and personal computers. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for our services and could reduce our profitability. In addition, the declining average selling price of communications equipment and personal computers places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the pricing pressure on services provided by us may reduce our revenue and therefore significantly reduce our gross profit margin.

WE MAY BE UNABLE TO OBTAIN TESTING OR ASSEMBLY EQUIPMENT WHEN WE REQUIRE IT.

     The semiconductor test and assembly business is capital intensive and requires investment in expensive capital equipment manufactured by a limited number of suppliers, which are located principally in the United States, Europe and Japan. The market for capital equipment used in semiconductor testing is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans are highly dependent upon our ability to obtain a significant amount of the required capital equipment from a limited number of suppliers. If we are unable to obtain adequate equipment, including testers and wire bonders, in a timely manner, we may be unable to fulfill our customers' orders which could result in lost customers and curtailed operations, and could reduce our profitability.

     Generally, we have no binding supply agreements with any of our suppliers and we acquire our equipment on a purchase order basis, which exposes us to substantial risks. For example, increased levels of demand for the type of capital equipment required in our business may cause an increase in the price of that equipment and may lengthen delivery cycles, which could result in lost customers, increased costs and curtailed operations, and could reduce our profitability. In addition, adverse fluctuations in foreign currency exchange rates, particularly the Japanese yen, could result in increased prices for the equipment purchased by us, which could increase our costs and reduce our profitability. See "Business -- Facilities and Equipment -- Equipment."

DOWNTURNS IN THE SEMICONDUCTOR INDUSTRY WILL ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our profits are affected significantly by conditions in the semiconductor industry. The market for semiconductors is categorized by:

     - rapid technological change;

     - evolving industry standards;

     - intense competition; and

     - fluctuations in end-user demand.

     In addition, the semiconductor industry is cyclical and, at various times, has experienced significant downturns because of production overcapacity and reduced unit demand. Any future downturn in the semiconductor industry could reduce our profitability.

DECISIONS BY OUR CUSTOMERS THAT ARE SEMICONDUCTOR DEVICE MANUFACTURERS TO CURTAIL OUTSOURCING MAY ADVERSELY AFFECT OUR COMPANY.

     We are dependent on the outsourcing of test and assembly services by semiconductor device manufacturers. These manufacturers have their own in-house test and assembly services and continually evaluate our test and assembly services against their own services. As a result, at any time, these manufacturers may decide to shift some or all of their outsourced test and assembly services to internally sourced capacity. Any shift or a slowdown in outsourcing could reduce our profitability.

OUR CUSTOMERS ARE NOT CONTRACTUALLY OBLIGATED TO BUY OUR SERVICES OR PRODUCTS. WE DO NOT HAVE ANY SIGNIFICANT BACKLOG WHICH MAKES IT DIFFICULT TO FORECAST OUR FUTURE REVENUE.

     None of our customers is obligated, pursuant to any contractual commitment or otherwise, to purchase any minimum amount of our test or assembly services or to provide us with binding forecasts for any period. As a result, we have no significant backlog. The lack of significant backlog makes it difficult for us to forecast our revenue for any future period. We expect that in the future, our revenue in any quarter will continue to be substantially dependent on orders placed within that quarter. Moreover, all of our customers operate in the cyclical semiconductor industry and have varied and may continue to vary order levels significantly from period to period. However, our customers are generally not responsible for any unused raw materials that result from a forecast exceeding actual orders. Accordingly, we cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as they had in prior periods.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN OUR INDUSTRY.

     The independent semiconductor test and assembly service industry is very competitive and diverse and requires us to be capable of testing increasingly complex semiconductors as well as bringing the most technologically advanced packages to market as quickly as our competitors. The industry is comprised of both large multi-national companies and small niche market competitors. We face substantial competition from a number of competitors that are much larger in size than us. These competitors' facilities are primarily located in Asia and include Advanced Semiconductor Engineering, Inc. (Taiwan), Amkor Technology, Inc. (Korea and Philippines), ASE Test Limited (Taiwan, Malaysia and Korea), ASAT Holdings Limited (Hong Kong), ChipPAC Incorporated (Korea and China), Orient Semiconductor Engineering (Taiwan), Siliconware Precision Industries Co., Ltd. (Taiwan), ST Assembly Test Services Ltd (Singapore) and United Test Center Inc. (Taiwan).

     Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been in operation for some time. These companies have also established relationships with many of our current or potential customers. Some of our competitors have established testing facilities in North America and have commenced independent testing operations in Asia. These activities would compete directly with us.

     We also face competition from the internal capabilities and capacity of many of our current and potential customers. Many of these companies have greater financial and other resources than we do and may rely on internal sources for test and assembly services due to:

     - their desire to realize higher utilization of their existing test and assembly capacity;

     - their unwillingness to disclose proprietary technology;

     - their possession of more advanced testing or assembly technologies; and

     - the guaranteed availability of their own test and assembly capacity.

     We cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our profitability could not be reduced by increased competition. See "Business -- Competition."

THE TESTING PROCESS IS COMPLEX AND THEREFORE MORE PRONE TO "BUGS" AND OPERATOR ERROR WHICH MAY REDUCE OUR PRODUCTION YIELDS, DAMAGE OUR CUSTOMER RELATIONSHIPS AND REDUCE OUR PROFITABILITY.

     Semiconductor testing is a complex process involving sophisticated testing equipment and computer software. Software is typically provided by the customer and may require modifications by us for use on one or more of our tester platforms. We also develop conversion software programs that enable us to test semiconductors on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or "bugs." In addition, the testing process is subject to operator error by our employees who operate our testing equipment and related software. Any significant defect in our testing or conversion software, malfunction in our testing equipment or operator error could reduce our production yields, damage our customer relationships and could reduce our profitability.

WE MAY NOT BE ABLE TO DEVELOP OR ACCESS LEADING TECHNOLOGY WHICH MAY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     The semiconductor test and assembly market is characterized by rapid technological change. We must be able to offer our customers test and assembly services based upon the most advanced technology. This requirement could result in significant capital expenditures in the future. Advances in technology typically lead to rapid and significant price declines and decreased margins for older package types and may also affect demand for test services. Technology advances could also cause our test or assembly capabilities to be less competitive with new technologies and, sometimes, to be obsolete.

     If we fail to develop advanced test and assembly services or to access those developed by others in a timely manner, we could lose existing customers or miss potential customers demanding these advanced services. Also, we would miss the opportunity to benefit from the higher average selling prices that are derived from newer and emerging test and assembly services. In addition, the choice of test equipment is important to us because obtaining the wrong test equipment or failing to understand market requirements will make us less competitive and will lower our capacity utilization. In order to remain competitive, we must be able to upgrade or migrate our test equipment to respond to changing technological requirements.

OUR INTELLECTUAL PROPERTY IS IMPORTANT TO OUR ABILITY TO SUCCEED IN OUR BUSINESS BUT MAY BE DIFFICULT TO PROTECT, IN PART, BECAUSE THE LAWS IN SOME COUNTRIES WHERE WE DO BUSINESS ARE UNCERTAIN OR DO NOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS TO THE SAME EXTENT AS THE UNITED STATES.

     Our ability to compete successfully and achieve future growth in revenue will depend, in part, on our ability to protect our proprietary technology and the proprietary technology of our customers entrusted to us by our customers during the testing process. We seek to protect proprietary information and know-how through the use of confidentiality and non-disclosure agreements and limited access to and distribution of proprietary information. We also use trade secrets to protect our proprietary information. We cannot assure you that any of our filed applications for patents will be granted, or, if granted, will not be challenged, invalidated or circumvented or will offer us any meaningful protection. Further, the laws of some of the Asian countries in which we market our products, such as Taiwan and China, are uncertain or do not protect our intellectual property rights to the same extent as the United States. In addition, legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in some Asian countries are uncertain and still evolving. We are unable to assure you as to the future viability or value of any of our proprietary rights or those of other companies within the semiconductor industry. We are also unable to assure you that the steps taken by us to protect our proprietary rights will be adequate. Additionally, we cannot assure you that our competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our assembly services, or that any confidentiality and non-disclosure agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology for our testing or assembly services. The occurrence of any of those events could reduce our profitability and affect our ability to succeed in our business.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY RIGHTS DISPUTES.

     Our ability to compete successfully will depend, in part, on our ability to operate without infringing the proprietary rights of others. We have established procedures designed to help prevent us from infringing the patented technology of our competitors or other parties. When we are aware of intellectual property of others that may pertain to or affect our business, we will attempt to either avoid processes protected by existing patents, cross-license, or otherwise obtain testing, process or package technologies that we feel are required. However, we have no means of ascertaining what patent applications have been filed in the United States until they are granted. In addition, we may not be aware of the intellectual property rights of others or familiar with the laws governing those rights in other countries in which our products are or may be sold. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increases, we believe that companies in our industry will face more frequent patent infringement claims. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or patent infringement claims in the future. In the event that any valid claim is made against us, we could be required to:

     - stop using infringing processes;

     - cease manufacturing, using, importing or selling infringing packages;

     - pay substantial damages;

     - develop non-infringing technologies; or

     - attempt to acquire licenses to use the infringed technology.

     Although we may seek licenses from or enter into agreements with third parties covering any intellectual property that we need to operate our business, we cannot guarantee that any of those licenses could be obtained on acceptable terms, if at all.

     We may also have to commence lawsuits against companies who infringe our intellectual property rights. Those claims could result in substantial costs and diversion of our resources.

     Should any of the disputes described above occur, we may be unable to obtain or use intellectual property rights we need to operate our business or may suffer increased costs. These developments could curtail our operations or could reduce our profitability. See "Business -- Intellectual Property."

THE ASSEMBLY PROCESS IS COMPLEX AND OUR PRODUCTION YIELDS MAY SUFFER FROM DEFECTIVE PACKAGES AND THE INTRODUCTION OF NEW PACKAGES.

     The assembly process for our different semiconductor packages is complex and involves a number of precise steps. This is particularly true for the advanced packages we currently have developed or may develop in the future. Defective packages primarily result from:

     - contaminants in the manufacturing environment;

     - human error;

     - equipment malfunction;

     - defective raw materials; or

     - defective plating services.

     These and other factors have, from time to time, contributed to lower production yields. They may do so in the future, particularly as we expand our capacity or change our processing steps. In addition, to be competitive, we must continue to expand our offering of packages. Our production yields on new packages typically are significantly lower than our production yields on our more established packages.

     Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in lost customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers for failing to maintain those standards or production yields. Any of these problems could also reduce our profitability.

WE ARE DEPENDENT ON RAW MATERIAL SUPPLIERS AND DO NOT HAVE ANY LONG-TERM SUPPLY CONTRACTS WITH THEM.

     We obtain the materials we need for our assembly services from outside suppliers. There are a limited number of raw materials suppliers in our industry. Consequently, if there is a loss of business with these suppliers as a whole, our business will be significantly affected. We qualify at least two different suppliers for each type of raw material. We may choose to use one supplier more than another supplier primarily to take advantage of cost savings. Currently, four suppliers provide approximately 80% of our raw materials requirements. We purchase all of our materials on a purchase order basis. We have no long-term contracts with any of our suppliers. Our inability to obtain sufficient quantities of raw materials from our suppliers at reasonable prices or to pass on higher materials costs to our customers could result in lost customers, increased production costs and curtailed operations, and could reduce our profitability. See "Business -- Raw Materials."

A FIRE OR OTHER CALAMITY AT OUR FACILITY COULD REQUIRE US TO CURTAIL OUR OPERATIONS.

     We conduct our testing and assembly operations at one facility. A fire or other calamity resulting in significant damage at this facility could require us to curtail our operations. While we maintain insurance policies covering losses, including losses due to fire, which we consider to be adequate, we cannot assure you that it would be sufficient to cover all of our potential losses. Our insurance policies cover our buildings, machinery and equipment.

WE NEED A CLEAN ROOM ENVIRONMENT FOR OUR OPERATIONS AND ANY PROLONGED PROBLEMS IN OUR CLEAN ROOM ENVIRONMENT COULD DAMAGE OUR CUSTOMER RELATIONSHIPS AND REDUCE OUR PROFITABILITY.

     Our testing and assembly operations take place in areas where air purity, temperature and humidity are controlled. If we are unable to control our testing or assembly environment, our test or assembly equipment may become nonfunctional or the semiconductors we test and assemble may be defective. See "Business -- Quality Control." Any prolonged interruption in our operations due to problems in the clean room environment could damage our customer relationships and reduce our profitability.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH, WHICH COULD SIGNIFICANTLY STRAIN OUR RESOURCES AND REDUCE OUR PROFITABILITY.

     We have experienced and are currently experiencing a period of significant growth. This growth has placed, and any future growth would continue to place, a significant strain on our managerial, technical, financial, production, operational and other resources. In particular, by expanding our testing and assembly facilities, we may create additional capacity, which, if not utilized, would reduce our profitability.

WE DEPEND ON KEY MANAGEMENT AND TECHNICAL EMPLOYEES. LOSS OF ANY KEY MANAGEMENT AND TECHNICAL EMPLOYEE COULD INCREASE OUR COSTS AND REDUCE OUR PROFITABILITY.

     Our future performance will largely depend on our ability to attract and retain key technical, customer support, sales and management personnel. In particular, we consider our senior and mid-level managers and our technical personnel with specialized expertise in testing, equipment engineering, packaging development, assembly engineering and failure analysis to be important to our success. Any inability to attract or retain key management and technical employees could increase our costs and reduce our profitability. We do not maintain "key man" life insurance.

              RISKS RELATED TO INVESTMENT IN A FOREIGN CORPORATION

SINGAPORE LAW CONTAINS PROVISIONS THAT COULD DISCOURAGE A TAKEOVER OF OUR COMPANY, WHICH COULD IN TURN DENY YOU AN OPPORTUNITY TO SELL YOUR SHARES AT A PRICE ABOVE THE PREVAILING MARKET PRICE.

     The Companies Act (Chapter 50) of Singapore, or the Companies Act, and the Singapore Code on Take-Overs and Mergers, or the Take-Over Code, contain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring, either on his own or together with persons acting in concert with him, an interest in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the Take-Over Code. A takeover offer for all remaining voting shares is also required to be made by a person if he is holding (either on his own or together with persons acting in concert with him) between 25% and 50%, both inclusive, of the voting rights and he or any person acting in concert with him acquires more than an additional 3% of our voting shares in any 12-month period.

     These provisions may discourage or prevent transactions involving an actual or threatened change of control of our company. This may harm you because a transaction of that kind may allow you to sell your shares at a price above the prevailing market price.

EXCHANGE RATE FLUCTUATIONS MAY AFFECT THE VALUE OF OUR ORDINARY SHARES OR ADSS.

     Our consolidated financial statements are prepared in U.S. dollars. Our revenue is generally denominated in U.S. dollars and our operating expenses are generally incurred in U.S. dollars or Singapore dollars. Our capital expenditures are generally denominated in U.S. dollars, Japanese yen, Singapore dollars and other currencies. We are affected by fluctuations in foreign currency exchange rates among the U.S. dollar, the Japanese yen, the Singapore dollar and other currencies. For the six month period ended June 30, 2000, if the Singapore dollar had strengthened against the U.S. dollar by 2.0%, our cost of revenue would have increased by 0.8%. Likewise, if the Singapore dollar had weakened against the U.S. dollar by 2.0%, our cost of revenue would have decreased by 0.8%. We are particularly affected by fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar. Any significant fluctuation in currency exchange rates may harm our company. In addition, fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar will affect the U.S. dollar value of our ordinary shares and the ADSs, and the value of any cash dividends if paid in U.S. or Singapore dollars.

OUR PUBLIC SHAREHOLDERS MAY HAVE MORE DIFFICULTY PROTECTING THEIR INTERESTS THAN THEY WOULD AS SHAREHOLDERS OF A U.S. CORPORATION.

     Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of our management and the members of our board of directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. For example, controlling shareholders of U.S. companies have fiduciary duties to minority shareholders while controlling shareholders in Singapore corporations are not subject to those duties. Therefore, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, members of our board of directors or our controlling shareholders than they would as shareholders of a corporation incorporated in the United States.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE ANY JUDGMENT OBTAINED IN THE UNITED STATES AGAINST US.

     Our company is incorporated under the laws of the Republic of Singapore. A majority of our directors and executive officers, and some of the experts named in this document, reside outside the United States. In addition, virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the United States securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce in or out of the United States liabilities based upon United States securities laws. We have been advised by Allen & Gledhill, our Singapore legal counsel, that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. Allen & Gledhill has also advised us that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States. This doubt arises because the application of the federal securities laws of the United States in the Singapore courts is not automatic. A person seeking to bring a claim in the Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States will first have to prove such laws as a question of fact before the Singapore courts will give effect to these provisions. In addition, notwithstanding the proof of such laws, there may also be other grounds on which the Singapore courts may not recognize such claims, depending on the content and nature of the relevant provision on which such a claim is brought. Thus, for instance, Singapore courts may, on public policy grounds, refuse to recognize claims for punitive damages or claims which are penal in nature or are based on United States revenue laws.

             RISKS RELATED TO OUR SECURITIES AND OUR TRADING MARKET

OUR ORDINARY SHARES AND ADSS HAVE NEVER BEEN PUBLICLY TRADED. THEIR PRICES MIGHT BE VOLATILE.

     Prior to the global offering, there has not been a public market for our ordinary shares or the ADSs. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering prices of the ordinary shares and ADSs will be determined by negotiations between representatives of the underwriters and us and may not be indicative of prices that will prevail in the trading market. See "Underwriters" for a description of the factors considered in determining the initial public offering prices.

     The trading prices of the ordinary shares or ADSs could be subject to fluctuations in response to quarterly variations in our results of operations, changes in general economic conditions, changes in accounting principles or other developments affecting us, our customers or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies and other events or factors. The global financial markets have experienced significant price and volume fluctuations and market prices of shares of technology companies have been and continue to be extremely volatile. Volatility in the price of our ordinary shares and ADSs may be caused by factors outside our control and may be unrelated or disproportionate to our operating results.

AN ACTIVE OR LIQUID MARKET FOR OUR ORDINARY SHARES AND ADSS IS NOT ASSURED.

     We cannot predict the extent to which the global offering will result in the development of an active, liquid public trading market for our ordinary shares or ADSs offered in the global offering or how liquid any public trading market will be. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a security's market is often a function of the volume of the underlying shares that are publicly held by unrelated parties. Although ADS holders are entitled to withdraw the ordinary shares underlying the ADSs from the depositary at any time, there will be no public market for our ordinary shares in the United States.

FUTURE SALES OF SECURITIES BY OUR COMPANY OR EXISTING SHAREHOLDERS MAY ADVERSELY AFFECT THE PRICE OF OUR ORDINARY SHARES AND OUR ADSS.

     The market price of our ordinary shares and ADSs could decline after the global offering as a result of sales of a large number of ordinary shares or ADSs or the perception that these sales could occur. These sales also might make it more difficult for us to sell ordinary shares or ADSs in the future at a time and at a price that we deem appropriate. Upon completion of the global offering,
we will have an aggregate of [          ] ordinary shares issued and
outstanding, including ordinary shares represented by ADSs. The ordinary shares, including ordinary shares represented by ADSs, sold in the global offering will be freely tradable, except that any of these shares held by our affiliates may only be sold in the United States in compliance with Rule 144 under the Securities Act. The remaining ordinary shares are freely tradable in Singapore, but may only be sold in the United States if registered or if they qualify for an exemption from registration under the Securities Act, including Rule 144 or Regulation S. The ordinary shares outstanding after the global offering may be deposited with the depositary and, subject to the terms of the deposit agreement, ADSs representing these ordinary shares will be issued.

     In addition, prior to the consummation of the global offering, we intend to
issue options to purchase [          ] ordinary shares under our 2000 Equity
Incentive Plan, or Equity Plan, of which we expect [          ] will be held by
our officers and directors. We expect that the exercise price of these options will be equal to the price to the public in the global offering. We expect that the expiration dates of the options will range from five to ten years. If these options are exercised and the ordinary shares are fully paid for, the ordinary shares would be freely tradable in Singapore. Those shares would also be tradable on the Nasdaq National Market in the form of ADSs if the ordinary shares are deposited with the depositary. See "Shares Eligible for Future Sale" for a discussion of how many ordinary shares may be freely tradable in the next year.

     We and each of our executive officers, directors and the principal shareholders named in this document and some of our employees have agreed not to sell or otherwise dispose of or hedge any ordinary shares or ADSs or securities convertible into or exchangeable for ordinary shares or ADSs, without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180-days from the date of this document, except for shares disposed of as bona fide gifts approved by Morgan Stanley & Co. Incorporated and except, in the case of those principal shareholders and selected employees who are not directors or executive officers, for any of the reserved shares acquired by them in the global offering. The foregoing does not prohibit us from issuing any of the ordinary shares directly or in the form of ADSs subject to the underwriters' overallotment option or granting options pursuant to the Equity Plan or issuing ordinary shares pursuant to any option or options outstanding on the date of this document or pursuant to our 2000 Employee Share Purchase Plan, or Share Purchase Plan. See "Shares Eligible for Future Sale."

     Sales of substantial numbers of ordinary shares or ADSs in the public market following the global offering could adversely affect the market price of our ordinary shares and ADSs.

YOUR VOTING RIGHTS WITH RESPECT TO THE ORDINARY SHARES UNDERLYING THE ADSS ARE LIMITED BY THE TERMS OF THE DEPOSIT AGREEMENT FOR THE ADSS.

     Holders may exercise voting rights with respect to the ordinary shares represented by ADSs only in accordance with the provisions of the deposit agreement relating to the ADSs. There are no provisions under Singapore law or under our Memorandum and Articles of Association that limit ADS holders' ability to exercise their voting rights through the depositary with respect to the underlying ordinary shares. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with those holders. For example, our Memorandum and Articles of Association require us to notify our shareholders at least 14 days in advance of any annual general meeting unless a special resolution is to be passed at that meeting, in which case at least 21 days notice must be given. Our ordinary shareholders will receive notice directly from us and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.

     ADS holders, by comparison, will not receive notice directly from us. Rather, in accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, as soon as practicable thereafter, mail to holders of ADSs:

     - the notice of the meeting;

     - voting instruction forms; and

     - a statement as to the manner in which instructions may be given or deemed given by holders.

     To exercise their voting rights, ADS holders must then instruct the depositary how to vote their shares. Because of this extra procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of ordinary shares. ADSs for which the depositary does not receive timely voting instructions will be voted at the meeting by a person designated by the company pursuant to a discretionary proxy from the depositary, unless the company informs the depositary it does not wish such proxy to be granted, or substantial opposition exists, or the matter to be voted on materially and adversely affects the rights of the ADS holders.

YOUR ABILITY TO PARTICIPATE IN ANY RIGHTS OFFERING OF OUR COMPANY IS LIMITED.

     We may, from time to time, distribute rights to our shareholders, including rights to acquire securities under the deposit agreement relating to the ADSs. The Depositary will not offer rights to holders unless both the rights and the securities to which those rights relate are either exempt from registration under the Securities Act or are registered under provisions of the Securities Act. However, we are under no obligation to file a registration statement regarding those rights or underlying securities or to endeavor to cause this type of registration statement to be declared effective. Accordingly, holders of our ADSs may be unable to participate in rights offerings by us and may experience dilution of their holdings as a result.

THE SINGAPORE SECURITIES MARKET IS RELATIVELY SMALL AND MORE VOLATILE THAN U.S. MARKETS AND MAY CAUSE THE MARKET PRICE OF OUR ORDINARY SHARES AND ADSS TO BROADLY FLUCTUATE.

     The Singapore Exchange Securities Trading Limited, or the SGX-ST, is relatively small and more volatile than stock exchanges in the United States and certain other European countries. As of February 29, 2000, there were 433 companies listed on the SGX-ST and the aggregate market capitalization of listed equity securities of these companies was approximately S$572.9 billion. For the year ended December 31, 1999 the annualized aggregate trading value on the SGX-ST was approximately S$196.9 billion. The relatively small market capitalization of, and trading volume on, the SGX-ST may cause the market price of securities of Singapore companies, including our ordinary shares, to fluctuate, which may in turn cause the market price of our ADSs to fluctuate. Please see "Annex B -- The Securities Market of Singapore" for additional information regarding the Singapore securities market.

                           FORWARD LOOKING STATEMENTS

     This document contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe," "expect," "future" and "intend," and similar expressions, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this document. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described under "Risk Factors" and elsewhere in this document.

                                USE OF PROCEEDS

     The net proceeds from the global offering, after deducting underwriting discounts and the estimated offering expenses payable by us, are estimated to be
approximately $[       ] million, or $[       ] million if the underwriters
exercise their overallotment option in full, assuming an initial offering price
of $[       ] per ADS and [S$       ] per ordinary share.

     We intend to use approximately $11.9 million of the net proceeds of the global offering to repay debt, $5.2 million (or S$9.0 million) of which was incurred in 1999 and used to purchase our facility and $6.7 million of which was incurred in 1999 and was used to purchase machinery and equipment. As of June 30, 2000, this indebtedness consisted of:

     - $5.2 million (or S$9.0 million) from The Development Bank of Singapore Ltd., or DBS Bank, in a long-term loan maturing on December 15, 2004 and bearing interest at a rate of 1.5% per annum above the Swap Offer Rate determined by DBS Bank. This rate was 4.2% per annum as of June 30, 2000.

     - $6.7 million from DBS Bank in a long-term loan maturing on November 1, 2002 and bearing interest at a rate of 1.5% per annum above the Singapore Inter Bank Offered Rate for U.S. dollars determined by DBS Bank. This rate was 7.9% per annum as of June 30, 2000.

     DBS Bank is the lead manager and underwriter of the Singapore offering. See "Underwriters."

     We plan to use the remainder of the net proceeds to fund capital expenditures, including the purchase of test and assembly equipment, working capital and general corporate purposes, which may include acquisitions or investments. Although we expect our expenditures for test and assembly equipment out of the proceeds of the global offering to be approximately $110.0 million, the amounts that we actually use for such equipment and for other capital expenditures will vary significantly depending on a number of factors, including general economic conditions in the semiconductor industry and in the markets addressed by end-users of semiconductors. As a result, we will retain broad discretion in allocating the remainder of the net proceeds of the global offering.

     We expect that a portion of the proceeds will be used to purchase test equipment from Advantest (Singapore) Pte. Ltd., a subsidiary of one of our shareholders. Advantest (Singapore) Pte. Ltd. is a leading global supplier of high end memory test equipment and we have purchased equipment from them in the past. However, we have no binding supply agreement with Advantest (Singapore) Pte. Ltd. at this time. Accordingly, the price and number of testers we actually purchase may vary. Typically, the cost of such memory test equipment ranges from $2.0 million to $3.0 million per tester. Although Advantest Asia Pte. Ltd. is a minority shareholder in our company, we have an independent relationship with their subsidiary, Advantest (Singapore) Pte. Ltd. as our equipment supplier. Any transaction with Advantest (Singapore) Pte. Ltd. would be on terms no less favorable to us than if we had conducted such transaction on an arm's length basis with a third party.

     From time to time we may acquire or make investments in additional businesses, products and technologies or establish joint ventures or strategic partnerships that we believe will complement our current and future business. Some of these acquisitions or investments could be material. However, we have no specific agreements or undertaking regarding any material acquisition or investment at this time.

     Pending the uses described above, we will invest the net proceeds in short-term investments.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our ordinary shares. We do not currently anticipate paying any cash dividends in 2000. In August 2000, our board of directors approved a stock dividend to our existing shareholders of 4,600,000 shares of par value $1 per share (on a pre-split basis) to be paid out of our December 31, 1999 retained earnings.

     We may declare dividends by ordinary resolution of our shareholders at a general meeting, but we may not pay dividends in excess of the amount recommended by our board of directors. Our board of directors may, without the approval of our shareholders, also declare an interim dividend. We must pay all cash dividends out of profits. In making its determinations, our board of directors will consider, among other things, future earnings, results of operations, capital requirements, our general financial condition, general business conditions and other factors which they may deem relevant. We may pay dividends in Singapore dollars or U.S. dollars. Holders of ADS will receive any distributions in U.S. dollars. See "Description of American Depositary
Receipts -- Dividends and Distributions."

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Singapore dollar and the U.S. dollar will affect the U.S. dollar equivalent of the Singapore dollar price of the ordinary shares on the SGX-ST and, as a result, are expected to affect the market price of the ADSs. These fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in Singapore dollars on the ordinary shares represented by ADSs or any other distribution received by the depositary in connection with the payment of dividends on the ordinary shares. Currently, there are no restrictions in Singapore on the conversion of Singapore dollars into U.S. dollars and vice versa.

     The following table sets forth, for the fiscal years indicated, information concerning the exchange rates between Singapore dollars and U.S. dollars based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. The table illustrates how many Singapore dollars it would take to buy one U.S. dollar. These transactions should not be construed as a representation that those Singapore dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate, the rate stated below, or at all.

                                                                SINGAPORE DOLLARS PER $1.00
                                                                      NOON BUYING RATE
                                                          ----------------------------------------
YEAR ENDED DECEMBER 31,                                   AVERAGE(1)    HIGH    LOW     PERIOD END
-----------------------                                   ----------    ----    ----    ----------
1994....................................................     1.53       1.46    1.61       1.46
1995....................................................     1.42       1.39    1.47       1.42
1996....................................................     1.41       1.40    1.43       1.40
1997....................................................     1.49       1.40    1.71       1.61
1998....................................................     1.67       1.58    1.80       1.65
1999....................................................     1.70       1.65    1.74       1.67
2000 (through September 15, 2000).......................     1.72       1.65    1.75       1.74

---------------
(1) The average of the daily noon buying rate on the last business day of each month during the year.

     Unless we indicate otherwise, all translations from Singapore dollars to U.S. dollars contained in this document have been based on the noon buying rate in the City of New York on June 30, 2000 for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York which was S$1.73 per $1.00. These translations should not be construed as a representation that those Singapore dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate, the rate stated above, or at all.

     When we refer to "S$" in this document, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to "dollars," "$" and "US$" in this document, we are referring to United States dollars, the legal currency of the United States.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents and capitalization as of June 30, 2000 (adjusted to give effect to the four-to-one stock split):

     - on an actual basis; and

     - as adjusted to give effect to the sale of [       ] ordinary shares
       (directly or in the form of ADSs) in the global offering and the application of net proceeds, assuming an initial public offering price of
       $[       ] per ADS and S$[       ] per ordinary share, after deducting
       underwriting discounts and estimated offering expenses.

     You should read this table in conjunction with:

     - our consolidated financial statements and the related notes included in this document; and

     - the section in this document entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              AS OF JUNE 30, 2000
                                                              -------------------
                                                                            AS
                                                               ACTUAL    ADJUSTED
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash and cash equivalents...................................  $ 30,601   $      []
                                                              ========   ========
          Total debt(1).....................................  $ 12,427   $      []
                                                              --------   --------
Shareholders' equity:
  Ordinary shares, par value $0.25 per share; 2,000,000,000
     authorized; 549,684,568 shares issued and outstanding,
     actual; [       ] shares issued and outstanding, as
     adjusted...............................................   137,421          []
  Retained earnings.........................................    12,557          []
                                                              --------   --------
     Shareholders' equity...................................   149,978          []
                                                              --------   --------
          Total capitalization..............................  $162,405   $      []
                                                              ========   ========

     Our shareholders approved the following restructuring of our capital on July 14, 2000:

     - Increase in our authorized share capital from 200,500,000 shares to 500,000,000 shares by the creation of 299,500,000 new ordinary shares (each with a par value of $1, on a pre-split basis);

     - The issuance of 4,600,000 shares with a par value of $1 each (on a pre-split basis) as a stock dividend to our existing shareholders to be paid out of our December 31, 1999 retained earnings; and

     - A four-to-one stock split and corresponding reduction in the par value of our ordinary shares.

     Our board of directors approved the stock dividend on August 25, 2000 and the stock split on September 20, 2000.

     Our financial statements have been restated accordingly for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000 to give effect to the increase in authorized share capital and the stock split. Consistent with U.S. GAAP, the stock dividend has not been given effect in our financial statements, except in the per share and per ADS numbers which have been restated accordingly.

---------------

(1) If we had repaid the $12.8 million of debt disclosed in "Use of Proceeds" with the offering proceeds at the beginning of the relevant period, our net income would have been increased to the pro-forma amounts indicated below:

                                                              FOR THE YEAR ENDED   FOR THE SIX MONTHS
                                                              DECEMBER 31, 1999    ENDED JUNE 30, 2000
                                                              ------------------   -------------------
Net income:
  As reported...............................................        6,443                 7,873
  Pro forma.................................................        6,966                 8,268
Basic and diluted net income per share:
  As reported...............................................         0.03                  0.02
  Pro forma.................................................         0.03                  0.02

                                    DILUTION

     The net tangible book value of our company as of June 30, 2000 was $150.0 million or S$0.46 per ordinary share, the equivalent of $2.64 per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value (total tangible assets less total liabilities) as of June 30, 2000 by 568,084,568, the number of outstanding ordinary shares at that date (as adjusted to give effect to the four-to-one stock split and the August 25, 2000 stock dividend).

     Based on the issuance by us of [          ] ordinary shares in the global
offering (including ordinary shares represented by ADSs), at an assumed public
offering price of S$[          ] per ordinary share (or $[          ] per ADS),
after deducting underwriting discounts and estimated offering expenses paid by us, the net tangible book value of our company as of June 30, 2000 would have
been S$[          ] per ordinary share (the equivalent of $[          ] per
ADS), as adjusted to give effect to the four-to-one stock split and the August 25, 2000 stock dividend. This represents an immediate increase in net tangible
book value of S$[          ] per ordinary share (the equivalent of $[          ]
per ADS) to our existing shareholders and an immediate dilution in net tangible
book value of S$[          ] per ordinary share (the equivalent of $[          ]
per ADS) to new investors. The following table illustrates this per ordinary share and per ADS dilution, as adjusted to give effect to the four-to-one stock split and the August 25, 2000 stock dividend:

                                                                      PER SHARE            PER ADS
                                                                      ---------            -------
Assumed initial public offering price per ordinary share
  and per ADS..............................................             S$[ ]               $[ ]
Net tangible book value per ordinary share and per ADS as
  of June 30, 2000.........................................  S$0.46               $ 2.64
Increase in net tangible book value per ordinary share and
  per ADS attributable to new public investors.............     [ ]                  [ ]
Net tangible book value per ordinary share and per ADS
  after the global offering................................               [ ]                [ ]
Dilution in net tangible book value per ordinary share and
  per ADS to new public investors..........................             S$[ ]               $[ ]
                                                                        =====               ====

     The following table summarizes as of June 30, 2000, the total number of ordinary shares purchased from us, the total consideration paid to us and the average price paid per ordinary share by our existing shareholders and by our new public investors in the global offering. For purposes of this table, we have assumed that all new public investors purchase ordinary shares rather than ADSs.

                                                     ORDINARY SHARES         TOTAL           AVERAGE
                                                        PURCHASED        CONSIDERATION        PRICE
                                                     ----------------   ----------------   PER ORDINARY
                                                     NUMBER   PERCENT   AMOUNT   PERCENT      SHARE
                                                     ------   -------   ------   -------   ------------
                                                          (IN MILLIONS, EXCEPT PERCENTAGE AMOUNTS)
Existing shareholders..............................  137.4      100%    $137.4     100%       $1.00
New public investors...............................    [ ]      [ ]%       [ ]     [ ]%         [ ]
                                                     -----      ---     ------     ---        -----
          Total....................................    [ ]      [ ]%    $  [ ]     [ ]%       $ [ ]
                                                     =====      ===     ======     ===        =====

     The tables above assume that the underwriters have not exercised their overallotment option.

     To the extent that the overallotment or share options that may be issued in the future are exercised there will be further dilution to new investors. Please see "Management" for a description of our share option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The selected consolidated financial data are derived from our consolidated financial statements for the fiscal years ended December 31, 1998 and 1999 and for the six months ended June 30, 2000, which have been audited by PricewaterhouseCoopers, independent accountants and the unaudited consolidated financial statements for the six months ended June 30, 1999. Our audited consolidated financial statements for the fiscal years ended December 31, 1998 and 1999 and for the six months ended June 30, 2000, and our unaudited consolidated financial statements for the six months ended June 30, 1999 and the notes to those financial statements are included elsewhere in this document. The following table does not present financial data for any period prior to 1998 as we did not commence operations until January 1999. The results for the six months ended June 30, 2000 do not necessarily indicate the results that may be expected for the full year.

     Our financial statements are reported in U.S. dollars and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

                                            YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                          ---------------------------   ---------------------------
                                            1998(1)          1999           1999           2000
                                          ------------   ------------   ------------   ------------
                                                                        (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER ORDINARY SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.................................  $         --   $     31,891   $     11,821   $     33,295
Cost of revenue.........................            --         20,902          6,721         21,751
                                          ------------   ------------   ------------   ------------
Gross profit............................            --         10,989          5,100         11,544
                                          ------------   ------------   ------------   ------------
Operating expenses:
  Selling, general and administrative...         2,718          2,416            995          2,198
  Research and development..............           228          2,141            843          1,781
                                          ------------   ------------   ------------   ------------
          Total operating expenses......         2,946          4,557           1838          3,979
                                          ------------   ------------   ------------   ------------
Operating income (loss).................        (2,946)         6,432          3,262          7,565
                                          ------------   ------------   ------------   ------------
Other non-operating income (expense):
Interest income (expense), net..........         1,267            127              9            440
  Foreign currency (losses) gains,
     net................................           273           (268)           761            (23)
  Other income (expense), net...........            --            315            123            149
                                          ------------   ------------   ------------   ------------
          Total other non-operating
            income (expense)............         1,540            174            893            566
                                          ------------   ------------   ------------   ------------
Income (loss) before income taxes.......        (1,406)         6,606          4,155          8,131
Income tax expense......................          (353)          (163)           (88)          (258)
                                          ------------   ------------   ------------   ------------
Net income (loss).......................  $     (1,759)  $      6,443   $      4,067   $      7,873
                                          ============   ============   ============   ============
Net income (loss) per ordinary share(2):
  Basic and diluted.....................  $      (0.01)  $       0.03   $       0.02   $       0.02
                                          ============   ============   ============   ============
Net income (loss) per ADS(2):
  Basic and diluted.....................  $      (0.13)  $       0.28   $       0.18   $       0.16
                                          ============   ============   ============   ============
Ordinary shares used in per ordinary
  share calculation(2):
  Basic and diluted.....................   138,456,788    229,976,668    229,076,568    501,836,986
                                          ============   ============   ============   ============
ADSs used in per ADSs calculation(2):
  Basic and diluted.....................    13,845,679     22,997,667     22,907,657     50,183,699
                                          ============   ============   ============   ============

                                            YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                          ---------------------------   ---------------------------
                                            1998(1)          1999           1999           2000
                                          ------------   ------------   ------------   ------------
                                                                        (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER ORDINARY SHARE DATA)
OTHER DATA:
EBITDA, as adjusted(3)..................  $     (2,719)  $     14,998   $      5,431   $     16,347
Depreciation and amortization(4)........           227          8,566          2,169          8,782
Capital expenditures(5).................        41,916        104,010         37,166        101,678
Cash flows from operating activities....        (1,866)         7,650          2,685         15,314
Cash flows from investing activities....       (37,738)       (64,475)       (52,952)       (37,202)
Cash flows from financing activities....        64,759         69,407         28,146         14,752

                                                            AS OF DECEMBER 31,
                                                            -------------------    AS OF JUNE 30,
                                                             1998        1999           2000
                                                            -------    --------    --------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $25,155    $ 37,737       $ 30,601
Restricted cash...........................................   12,000      15,000              0
Working capital...........................................    9,221      13,476          5,310
Total assets..............................................   80,115     162,312        198,398
Total debt................................................   12,059      42,045         12,427
Shareholders' equity......................................   50,910      97,735        149,978

---------------
(1) Results for the year ended 1998 include $25 thousand in incorporation expenses incurred during the period from November 26, 1997 to December 31, 1997.

(2) The data set forth does not give effect to ADSs or ordinary shares issued in the global offering. The calculations for per share and per ADS information above has been rounded to two decimal places.

(3) EBITDA is defined in this document as operating income, plus depreciation and amortization relating to operating activities, and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of UTAC's profitability or liquidity. EBITDA, as defined in this document, may not be comparable to similarly titled measures used by other companies.

(4) Depreciation and amortization as stated do not include amounts relating to depreciation of assets leased to others which are considered non-operating expenses. The depreciation amounts excluded are $0.0 and $112.0 thousand for the years ended December 31, 1998 and 1999, respectively, and $19.0 thousand and $158.0 thousand for the six months ended June 30, 1999 and 2000, respectively. These amounts are offset against lease income, and the net amount is included in other income.

(5) Capital expenditures as stated refer only to expenditures committed during the period for which the amount is given.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our business, financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this document. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors such as those set forth under "Risk Factors" and elsewhere in this document. Our consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

OVERVIEW

     We are an independent provider of comprehensive range of semiconductor testing and assembly services. We commenced operations in January 1999 and operate out of our facility in Singapore. We offer test services for a broad array of semiconductors, including memory, logic and mixed-signal. We also offer assembly services focused on advanced packages. In 1998, we incurred start up costs but had no revenue.

     We derive revenue primarily from test and assembly services. Revenue represents the invoiced value of services rendered, excluding goods and services tax, net of trade discounts and allowances. Revenue is recognized after test and assembly services have been performed upon shipment of the tested and assembled semiconductors to the customer. In some cases, at the request of the customer, UTAC provides drop shipment services to the end-user. In such cases revenue is recognized upon completion of the test and assembly services because according to the terms of the contract the customer accepts the risks of loss when services have been completed, and payment is due when the services have been completed, rather than upon shipment of the goods. There is no extra charge for drop shipment because the customer arranges for its own freight forwarder to pick up the goods from UTAC's warehouse.

     Our revenue has grown rapidly since we commenced operations in 1999. Revenue for the six months ended June 30, 2000 was $33.3 million compared to $11.8 million for the six months ended June 30, 1999. While our revenue was exclusively from test services when we commenced operations, we have successfully attracted customers with our testing capabilities and then expanded our relationship to include assembly services in several cases. Part of our strategy is to offer clients "turnkey services" which include test, assembly and drop shipment services. When we provide turnkey services to these customers, we provide both test and assembly services on the same device. For each of these devices, the unit price charged for assembly is generally higher than that for test services, especially for mixed-signal and logic devices. On the other hand, test services generate higher gross margins than assembly services. For the year ended December 31, 1999, 82.7% and 17.3% of our revenue were from testing and assembly services, respectively. For the six months ended June 30, 2000, 74.5% and 25.5% of our revenue were from testing and assembly services, respectively.

PRICING AND REVENUE MIX

     The semiconductor industry is characterized by rapid price erosion that can impact our revenue and gross margins, unless we are able to improve capacity utilization or reduce costs. Prices for our test services depend on competition among test services providers and general semiconductor market conditions. Our strategy is to maintain a broad-based technical capability across multiple semiconductor segments and to target the fast growing market segments. We also intend to increase our focus on the testing of complex, high-performance semiconductors, which typically command higher pricing levels than that of less complex or lower-performance semiconductors. Prices for our assembly services of a given level of technology decline over the life of the assembly package, commanding a premium in the earlier stages and declining over time. Our strategy is to continually offer technologically advanced assembly services due to their typically higher margins at the early stages of their life cycles. We also intend to try to offset price erosion by increasing our scale of production so as to take advantage of economies of scale and higher productivity resulting from higher volumes. See "Risk Factors -- Our operating results fluctuate from quarter to quarter which makes it difficult to predict our future performance," and "-- Our profitability is affected by capacity utilization rates and any decrease in our capacity utilization rates could decrease our profitability."

     We are dependent on a small number of customers for almost all of our revenue. Our two largest customers in 1999 accounted for over 80% of our revenue, while our two largest customers in the six months ended June 30, 2000 accounted for over 75% of our revenue. Our five largest customers in the six months ended June 30, 2000 accounted for over 90% of our revenue. We anticipate that for the foreseeable future a small number of customers will account for a large portion of our revenue. Additionally, in 1999 and the six months ended June 30, 2000, 92.1% and 82.3%, respectively, of our revenue were from test and assembly services of memory semiconductors. While our strategy is to continue to substantially increase the percentage revenue contribution from mixed-signal and logic semiconductors, we anticipate that for the foreseeable future we will continue to derive meaningful revenue from the testing and assembly of memory semiconductors. The variations in geographic distribution of revenue can be primarily explained by customer concentration: one customer located in Japan accounted for over 50% of our revenue in 1999 and a different customer located in Europe accounted for over 50% of our revenue for the six months ended June 30, 2000. See "Risk Factors -- We have a limited operating history upon which you may evaluate us," and "-- We depend on a small number of customers for a significant portion of our revenue."

     As is typical in the industry, we do not have any long term contracts with our customers and therefore do not have any significant backlog. The lack of significant backlog makes it difficult for us to forecast our revenue for any future period. Moreover, our customers operate in the cyclical semiconductor industry and may vary order levels significantly from period to period. As a result of these and other factors, we expect that our results may fluctuate from period to period. See "Risk Factors -- Our customers are not contractually obligated to buy our services or products. We do not have any significant backlog which makes it difficult to forecast our future revenue."

COSTS STRUCTURE

     Our operations are generally affected by the capital-intensive nature of our business. Most of our costs are fixed as our variable costs are limited to the costs of materials, payroll and supplies. Our primary fixed costs are for test and assembly equipment. Testers typically cost between $2.0 million and $3.0 million each, while wire bonders typically cost $125,000 each. Increases or decreases in capacity utilization rates can have a significant effect on gross profit margins since the unit cost of test and assembly services generally decreases as fixed charges, such as depreciation expense for the equipment, are allocated over a larger number of units. Since the quarter ended September 30, 1999, depreciation expense as a percentage of revenue has continued to improve as we have increased our operations. Depreciation as a percentage of revenue was 33.6%, 30.4%, 27.5% and 25.5% in the quarters ended September 30, 1999, December 31, 1999, March 31, 2000, and June 30, 2000, respectively.

     Our operating expenses consist of selling, general and administrative expenses and research and development expenditures. Selling, general and administrative expenses includes payroll related expenses for administrative staff, facilities related expenses and sales and marketing expenses. Our research and development expenditures focus on two areas:

     - The development of high speed testing capability, software and processes to enhance testing accuracy and efficiency and to shorten test time of semiconductors; and

     - The development of advanced packages and assembly techniques to meet the customized needs of our customers.

     During 1999 and the six months ended June 30, 2000 our research and development expenses totaled $2.1 million and $1.8 million, respectively. We expect to continue to invest heavily in research and development to maintain advanced test and assembly technology capability.

TAXES

     We have been granted pioneer enterprise status under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86, or Relief from Income Tax Act, for approved subcontract assembly and testing of integrated circuits, in Singapore for a five-year period from March 1, 1999. During the pioneer enterprise status period income from subcontract assembly and testing of integrated circuits, is exempt from Singapore income tax, subject to compliance with the conditions stated in the pioneer certificate and the Relief from Income Tax Act. These conditions include requiring us to make continued investments in research and development. These investments are within the levels we have previously expended and plan to continue to expend.

     Income from any other source is taxed at prevailing Singapore corporate tax rates. The pioneer status relief had the effect of increasing net income per share by $0.01 and net income per ADS by $0.08 for the year ended December 31, 1999. Our pioneer status is renewable for an additional three years subject to compliance with investment and production conditions.

FOREIGN EXCHANGE

     Our functional currency has been the U.S. dollar since the inception of our company. Income and expenses in other currencies are converted into the functional currency at the rates of exchange prevailing on the transaction date. Monetary assets and liabilities denominated in other currencies are converted into the functional currency on the rates prevailing at the balance sheet date.

     Substantially all of our revenue is denominated in U.S. dollars and our operating expenses are generally incurred in U.S. dollars or Singapore dollars. We experience foreign currency exchange gains and losses arising from transactions in currencies other than our functional currency, primarily in Singapore dollars and Japanese yen.

SELECTED QUARTERLY RESULTS

     The following table sets forth our unaudited results of operations for the quarterly periods indicated. Since we commenced operations in January 1999, we are only presenting six quarters of data in the following table. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any quarter are not necessarily indicative of the results of any future period. We expect that our quarterly revenue may fluctuate significantly. See "Risk Factors -- Our operating results fluctuate from quarter to quarter which makes it difficult to predict our future performance."

                                                                      QUARTER ENDED
                                             ---------------------------------------------------------------
                                             MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                               1999       1999       1999       1999       2000       2000
                                             --------   --------   --------   --------   --------   --------
                                                                (UNAUDITED, IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue....................................   $4,079     $7,742     $9,288    $10,782    $14,612    $18,683
Cost of revenue............................    1,854      4,867      6,841      7,340     10,020     11,731
                                              ------     ------     ------    -------    -------    -------
Gross profit...............................    2,225      2,875      2,447      3,442      4,592      6,952
                                              ------     ------     ------    -------    -------    -------
Operating expenses:
  Selling, general and administrative......      376        619        561        860      1,036      1,162
  Research and development.................      304        539        590        708        862        919
                                              ------     ------     ------    -------    -------    -------
          Total operating expenses.........      680      1,158      1,151      1,568      1,898      2,081
                                              ------     ------     ------    -------    -------    -------
Operating income...........................    1,545      1,717      1,296      1,874      2,694      4,871

                                                                      QUARTER ENDED
                                             ---------------------------------------------------------------
                                             MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                               1999       1999       1999       1999       2000       2000
                                             --------   --------   --------   --------   --------   --------
                                                                (UNAUDITED, IN THOUSANDS)
Other non-operating income (expense):
  Interest income (expense), net...........      256       (247)       (61)       179        (49)       489
  Foreign currency (losses) gains, net.....    1,119       (358)       (90)      (939)       (50)        27
  Other income (expense), net..............      104         19        140         52         85         64
                                              ------     ------     ------    -------    -------    -------
          Total other non-operating income
            (expense)......................    1,479       (586)       (11)      (708)       (14)       580
                                              ------     ------     ------    -------    -------    -------
Income before income taxes.................    3,024      1,131      1,285      1,166      2,680      5,451
Income tax expense.........................      (67)       (21)        (2)       (73)       (54)      (204)
                                              ------     ------     ------    -------    -------    -------
Net income.................................   $2,957     $1,110     $1,283    $ 1,093    $ 2,626    $ 5,247
                                              ======     ======     ======    =======    =======    =======
OTHER DATA:
EBITDA, as adjusted(1).....................   $1,895     $3,536     $4,415    $ 5,152    $ 6,713    $ 9,634
Depreciation and amortization(2)...........      350      1,819      3,119      3,278      4,019      4,763

                                                                  AS A PERCENTAGE OF REVENUE
                                                ---------------------------------------------------------------
                                                MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                                  1999       1999       1999       1999       2000       2000
                                                --------   --------   --------   --------   --------   --------
                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenue...............................    45.4       62.9       73.7       68.1       68.6       62.8
                                                 -----      -----      -----      -----      -----      -----
Gross profit..................................    54.6       37.1       26.3       31.9       31.4       37.2
                                                 -----      -----      -----      -----      -----      -----
Operating expenses:
  Selling, general and administrative.........     9.2        7.9        6.0        7.9        7.1        6.2
  Research and development....................     7.4        7.0        6.3        6.6        5.9        4.9
                                                 -----      -----      -----      -----      -----      -----
          Total operating expenses............    16.6       14.9       12.3       14.5       13.0       11.1
                                                 -----      -----      -----      -----      -----      -----
Operating income..............................    38.0       22.2       14.0       17.4       18.4       26.1
                                                 -----      -----      -----      -----      -----      -----
Other non-operating income (expense):
  Interest income (expense), net..............     6.3       (3.2)      (0.7)       1.7       (0.3)       2.6
  Foreign currency (losses) gains, net........    27.4       (4.6)      (1.0)      (8.7)      (0.3)       0.2
  Other income (expense), net.................     2.5        0.2        1.5        0.4        0.6        0.3
                                                 -----      -----      -----      -----      -----      -----
          Total other non-operating income
            (expense).........................    36.2       (7.6)      (0.2)      (6.6)       0.0        3.1
                                                 -----      -----      -----      -----      -----      -----
Income before income taxes....................    74.2       14.6       13.8       10.8       18.4       29.2
Income tax expense............................    (1.7)      (0.3)      (0.0)      (0.7)      (0.4)      (1.1)
                                                 -----      -----      -----      -----      -----      -----
Net income....................................    72.5%      14.3%      13.8%      10.1%      18.0%      28.1%
                                                 =====      =====      =====      =====      =====      =====
OTHER DATA:
EBITDA, as adjusted(1)........................    46.5%      45.7%      47.6%      47.8%      45.9%      51.6%
Depreciation and amortization(2)..............     8.6       23.5       33.6       30.4       27.5       25.5

---------------
(1) EBITDA is defined in this document as operating income, plus depreciation and amortization relating to operating activities, and is presented because it is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of UTAC's profitability or liquidity. EBITDA, as defined in this document, may not be comparable to similarly titled measures used by other companies.

(2) Depreciation and amortization as stated do not include amounts relating to depreciation of assets leased to others which are considered non-operating expenses. The depreciation amounts excluded are $0.0 and $112.0 thousand for the years ended December 31, 1998 and 1999, respectively, and $19.0 thousand and $158.0 thousand for the six months ended June 30, 1999 and 2000, respectively. These amounts are offset against lease income, and the net amount is included in other income.

     We have experienced significant increases in revenue since we commenced operations in January 1999. While we commenced operations with two customers, we have since increased our customer base to include:

     - a variety of vertically integrated semiconductor device manufacturers, which are semiconductor manufacturers that have on-site test and assembly capabilities but which outsource some or all of their products to independent test and assembly companies;

     - fabless companies, which are semiconductor companies that do not have their own manufacturing facilities; and

     - a foundry, which is an independent producer of semiconductor wafers.

     We also successfully expanded our services offering to provide advanced assembly services as part of our "turnkey" services offering. Revenue contribution from assembly services began in the second quarter of 1999 and has since grown to 23.2% of our total revenue in the quarter ended June 30, 2000. Our revenue growth was also attributable to strong customer demand for the periods indicated above, driven by the recovery of the semiconductor market and continued strong growth in the personal computer and communications markets. We also began expanding our services from solely memory semiconductors to include logic, mixed-signal and radio frequency semiconductors.

     A significant component of our cost of revenue is depreciation expense, which is largely related to our test and assembly equipment. We begin depreciating our equipment when it is placed into service. Often there is a gap between when our equipment is placed into service and when it achieves high levels of utilization. As a result, placing new equipment into service can cause our gross profit margins to vary significantly from quarter to quarter.

     During the first three quarters of 1999, we experienced a rapid increase in quarterly depreciation expense in absolute terms as we ramped up production. Depreciation as a percent of revenue, or depreciation margin, increased from 8.6% in the quarter ended March 31, 1999 to 33.6% in the quarter ended September 30, 1999 due to the delay between installation and achieving capacity utilization of our equipment. This was the primary reason for the drop in gross margins from 54.6% in the quarter ended March 31, 1999 to 26.3% in the quarter ended September 30, 1999. During the fourth quarter of 1999 and the six months ended June 30, 2000, as we increased volume production and capacity utilization, we experienced a drop in depreciation margin and a corresponding improvement in gross margins. Similarly, EBITDA as a percentage of revenue, or EBITDA margin, also improved from the typical 46-48% range through most of 1999, to 49.1% for the six months ended June 30, 2000. See "Summary Consolidated Financial Data," note (3) for an explanation of EBITDA.

RESULTS OF OPERATIONS

     The following table sets forth our results of operations as a percentage of revenue for the periods indicated:

                                                          YEAR ENDED
                                                         DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                         ------------    --------------------------
                                                             1999           1999           2000
                                                         ------------    -----------    -----------
                                                                         (UNAUDITED)
Revenue................................................     100.0%            100.0%         100.0%
Cost of revenue........................................      65.5              56.9           65.3
                                                            -----         ---------      ---------
Gross profit...........................................      34.5              43.1           34.7
                                                            -----         ---------      ---------
Operating expenses:
  Selling, general and administrative..................       7.6               8.4            6.6
  Research and development.............................       6.7               7.1            5.3
                                                            -----         ---------      ---------
          Total operating expenses.....................      14.3              15.5           12.0
                                                            -----         ---------      ---------
Operating income.......................................      20.2              27.6           22.7
                                                            -----         ---------      ---------
Other non-operating income (expense):
  Interest income (expense), net.......................       0.4               0.1            1.3
  Foreign currency exchange gain (loss)................      (0.8)              6.4           (0.1)
  Other income, net....................................       1.0               1.0            0.4
                                                            -----         ---------      ---------
          Total other non-operating income (expense)...       0.5               7.6            1.7
                                                            -----         ---------      ---------
Income before income taxes.............................      20.7              35.1           24.4
Income tax expense.....................................      (0.5)             (0.7)          (0.8)
                                                            -----         ---------      ---------
Net income.............................................      20.2%             34.4%          23.6%
                                                            =====         =========      =========
OTHER DATA:
EBITDA, as adjusted....................................      47.0%             45.9%          49.1%

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Revenue. Revenue increased 182% from $11.8 million in the six months ended June 30, 1999 to $33.3 million in the six months ended June 30, 2000. This increase was attributable to growth in the number of customers from three in the six months ended June 30, 1999 to 16 in the six months ended June 30, 2000, our provision of advanced assembly services in addition to test services and revenue contributions from services to the logic, mixed-signal and radio frequency semiconductor segments. Revenue derived from test services increased 132% from $10.7 million in the six months ended June 30, 1999 to $24.8 million in the six months ended June 30, 2000. Revenue derived from assembly services increased from $1.0 million in the six months ended June 30, 1999 to $8.5 million in the six months ended June 30, 2000. Revenue contributions derived from the logic, mixed-signal and radio frequency semiconductor segments increased from $0.4 million in the six months ended June 30, 1999 to $6.0 million in the six months ended June 30, 2000. In the six months ended June 30, 1999 and the six months ended June 30, 2000, 8.9% and 25.5% of our revenue was from assembly services, respectively.

     Gross Profit. Gross profit increased 126% from $5.1 million in the six months ended June 30, 1999 to $11.5 million in the six months ended June 30, 2000. Gross profit margin decreased from 43.1% in the six months ended June 30, 1999 to 34.7% in the six months ended June 30, 2000. This decrease was primarily due to the delay between installation and achieving capacity utilization of new test and assembly equipment. EBITDA margin remained stable, at 45.9% and 49.1% for the respective periods.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $1.0 million in the six months ended June 30, 1999 to $2.2 million in the six months ended June 30, 2000. Selling, general and administrative expenses decreased from 8.4% of revenue in the six months ended

June 30, 1999 to 6.6% of revenue in the six months ended June 30, 2000. The improvement in margin reflects increased volume production during the year while we improved our utilization of fixed resources.

     Research and Development. Research and development expenses increased from $0.8 million in the six months ended June 30, 1999 to $1.8 million in the six months ended June 30, 2000. This increase reflects, in large part, our ongoing effort to develop advanced assembly capability, including wafer level packaging. Wafer level packaging enables the complete assembly operation to be performed when the semiconductor is still in the original wafer form, which enables hundreds, and potentially thousands, of semiconductors to be simultaneously packaged. The increase in research and development expenses was also due to installation of a prototyping line for advanced packages. Our research and development expenditures on testing services included setting up a test application laboratory and development efforts directed at Rambus DRAM semiconductors (a particular type of high performance semiconductor) and double data rate, or DDR, DRAM semiconductors (another type of high performance semiconductor).

     Other Non-operating Income (Expense). Other non-operating income (expense) includes interest income (expense), net, foreign currency exchange gain (loss) and other income (expense), net. Interest income and interest expense are related to our cash balances and borrowings. From April to June 1999, the U.S. dollar weakened against the Singapore dollar resulting in a $0.3 million dollar translation loss on our Singapore dollar denominated borrowings. We reduced our Singapore dollar denominated borrowings from $32.2 million at June 30, 1999 to $5.2 million at June 30, 2000, and also held cash and receivables in Singapore dollars to minimize the impact of foreign exchange fluctuations with respect to that debt.

     Other non-operating income primarily consists of leasing income or expense as well as gain or loss on fixed assets disposal.

     Income Tax Expense. Income tax expense increased from $88 thousand in the six months ended June 30, 1999 to $0.3 million in the six months ended June 30, 2000. The income tax expense for both periods was primarily due to Singapore tax on rental and interest income.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenue. Revenue was $31.9 million in 1999. As we commenced operations in January 1999, we did not generate revenue in 1998. Our initial revenue was solely from test services. We began generating assembly service revenue in the second quarter of 1999. For 1999, our revenue from test and assembly services was 82.7% and 17.3%, respectively, of our total revenue.

     Gross Profit. We commenced operations in January 1999 and incurred start up losses in 1998. Gross profit for the year ended 1999 was $11.0 million, which translates to a gross profit margin of 34.5%.

     Selling, General and Administrative. Selling, general and administrative expenses decreased slightly from $2.7 million in 1998 to $2.4 million in 1999. The major components of this expenditure were facility related costs, and sales and marketing expenses.

     Research and Development. Research and development expenses increased from $0.2 million in 1998 to $2.1 million in 1999. This increase reflects our effort to develop advanced assembly capability, including wafer level packaging. During 1999, a significant portion of these expenses was incurred to install a prototyping line for the rapid assembly of semiconductors. Our research and development expenditures on testing services included setting up a test application laboratory and test development efforts directed at Rambus DRAM and DDR DRAM semiconductors.

     Other Non-operating Income (Expense). Other non-operating income (expense) decreased from $1.5 million in 1998 to $0.2 million in 1999. This decrease was due principally to an increase in interest expense as a result of an increase in net borrowing to fund our capacity expansion program, and to a foreign exchange translation loss on our Singapore dollar denominated borrowings. We have reduced this exposure by holding short term assets, primarily cash and other receivables in Singapore dollars, which offsets the impact of foreign exchange movements on our Singapore dollar denominated debt.

     Income Tax Expense. Income tax expense decreased slightly from $0.4 million in 1998 to $0.2 million in 1999. The income tax expense for both periods was primarily due to Singapore tax on rental and interest income.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily through the issuance of shares and with loan facilities with third party financial institutions. As of June 30, 2000, we had $30.6 million in cash and cash equivalents, $11.9 million of long term debt, and a $6.0 million letter of credit.

LIQUIDITY

     Net cash generated by operating activities was $7.7 million in 1999. The $7.7 million cash generated in 1999 was primarily attributable to net operating cash generated before changes in operating working capital of $15.0 million and a decrease in working capital of $7.3 million. Net cash generated by operating activities in the six months ended June 30, 2000 was $15.3 million, of which $16.8 million was net operating cash generated and $1.5 million was decrease in working capital.

     Net cash used in investing activities primarily represents amounts paid for property, plant and equipment and other capital expenditures. Cash used in investing activities in 1999 (excluding restricted cash in the amount of $3.0 million) and the six months ended June 30, 2000 (excluding restricted cash in the amount of $15.0 million) was $61.5 million and $52.2 million, respectively.

     Cash provided by financing activities in 1999 was $69.4 million, consisting of $40.4 million from the issuance of shares and borrowings of $29.0 million. Cash provided by financing activities for the six months ended June 30, 2000 was $14.8 million, consisting of $44.4 million from the issuance of shares, of which $29.6 million was used to repay loans.

CAPITAL RESOURCES

     In September 1998, we obtained a S$20.0 million (or $12.1 million) short term credit facility from Citibank, secured by deposits of an equivalent amount. This facility accrued interest at the bank's prevailing rate, and was repaid in full during the quarter ended June 30, 1999. The average interest rate was 6.26% per annum during 1998, and 4.05% per annum during 1999.

     In November 1998, we obtained a short term credit facility from The Development Bank of Singapore Ltd, or DBS Bank. The notional amount was to be the lower of S$20.0 million and the Singapore dollar equivalent of $12.5 million. The facility bore interest at the bank's prevailing rate. This line of credit was secured by a $12.5 million fixed deposit. The facility was subsequently increased to S$30.0 million (or $17.7 million) and was secured by a $15.0 million fixed deposit. The facility was repaid in full in June 1999. The average interest rate was 3.11% per annum during 1999.

     In April, 1999, we obtained a term loan facility of S$10.0 million (or $6.0 million) to finance the purchase of capital equipment, of which S$6.4 million (or $3.8 million) was drawn. This loan was made by the Singapore Economic Development Board under the Resource Planning Scheme at an interest rate of 6.25% per annum. This loan was fully repaid on March 1, 2000.

     In June 1999, we obtained a temporary S$45.0 million (or $27.0 million) Fixed Advance Facility from DBS Bank, to repay the S$30.0 million facility and to finance our capital expenditures. The Fixed Advance Facility bore interest at the bank's prevailing rate and was secured by our assets and a fixed deposit of up to $18.75 million, depending on the level of borrowing. At December 31, 1999, the level of borrowing under this facility required a restricted cash balance of $15.0 million. The average interest rate was 3.53% per annum during 1999. The facility was repaid in full in January 2000.

     As of June 30, 2000, we maintain the following loan facilities with DBS
Bank:

     - Letter of Credit/Overdraft Facility of $6.0 million for purchase of machinery and equipment, of which $2.8 million was available to be drawn under the letter of credit and $1 million was available to be drawn under the overdraft facility as of June 30, 2000. The commission rate for the issuance of the letter of credit is 1/16% per month, subject to a minimum charge of 2 months. The interest rate for the $1 million overdraft facility is determined at 1% per annum above the applicable DBS Los Angeles agency prime rate determined by DBS Bank. The original terms of this facility expired on December 31, 1999 and we are in the process of negotiating for an extension or a replacement facility with DBS Bank. Pending successful negotiations with DBS Bank, this facility will expire on September 29, 2000.

     - Term loan of S$10.0 million (or $6.0 million) to finance the purchase of our factory with an interest rate determined at 1.5% per annum above the applicable Swap Offer Rate determined by DBS Bank. The loan is to be repaid in 20 quarterly installments with the first installment commencing on March 15, 2000. As of June 30, 2000, the amount outstanding was S$9.0 million (or $5.2 million), and the interest rate was 4.2% per annum.

     - Term loan of $8.0 million for purchase of equipment with an interest rate at 1.5% above the applicable Singapore Inter Bank Offered Rate setting determined by DBS Bank, which was 7.7% per annum as of December 1999. This loan is to be repaid in 12 equal installments with the first installment commencing on February 1, 2000. As of June 30, 2000, the amount outstanding was $6.7 million and the interest rate was 7.9% per annum.

     The term loans above are secured by a mortgage on the factory building, and fixed and floating charges on our assets.

     The net proceeds from the global offering, after deducting underwriting discounts and the estimated offering expenses payable by us, are estimated to be
approximately $[       ] million, or $[       ] million if the underwriters
exercise their overallotment option in full, assuming the initial offering price
of $[       ] per ADS and [S$       ] per ordinary share. We intend to use
approximately $12.8 million of these net proceeds to repay debt. We plan to use the remainder to fund 2000 and 2001 capital expenditures and working capital and for general corporate purposes. We expect our aggregate capital expenditures to be approximately $139 million for the year 2000 and approximately $175 million for the year 2001. We believe that the net proceeds of the global offering, cash from operations, our cash on hand, existing credit facilities and credit terms with our equipment vendors will be sufficient to meet our capital expenditures and working capital needs for 2000 and 2001. Our capital expenditures in 2000 and 2001 are expected to be primarily for the acquisition of test and assembly equipment. From time to time we may acquire or make investments in additional businesses, products and technologies or establish joint ventures or strategic partnerships that we believe will complement our current and future business. Some of these acquisitions or investments could be material. However, we have no specific agreements or understandings with respect to any material acquisition or investment at this time. We plan to fund our future capital expenditure and working capital requirements (or any shortfalls in our 2000 and 2001 capital expenditure and working capital requirements) through further public or private debt or equity financing or from other sources. There can be no assurance that additional financing will be available at all, or if available, that this type of financing will be obtained on terms favorable to us or that any additional financing will not be dilutive to our shareholders.

FOREIGN CURRENCY EXCHANGE EXPOSURE

     As of June 30, 2000, we have S$9.0 million (or $5.2 million) of debt denominated in Singapore dollars. We manage our current exposure by holding short term assets, primarily cash and other receivables in Singapore dollars, which substantially offsets the impact due to foreign exchange movements in our Singapore dollar denominated debt. We occasionally utilize foreign currency forward contracts, typically with terms of less than two weeks. In the future, we may utilize foreign currency hedging instruments such as currency forward contracts to protect against reductions in value, volatility of future cash flows, and fluctuations in results of operations caused by changes in foreign exchange rates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. We believe the adoption of SFAS 133 will not have a material effect on our financial position or results of operations because our use of financial derivative instruments is infrequent and we do not anticipate a significant increase in the use of such instruments in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the future we may employ off-balance sheet derivative instruments such as interest rate swaps and currency swaps, foreign currency forward contracts and foreign currency option contracts to manage our interest rate and foreign exchange exposure. These instruments would be used solely to reduce or eliminate the financial risks associated with our assets and liabilities and not for trading or speculation purposes. The goal of the hedging program would be to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable.

     Our currency, maturity and interest rate information relative to our short-term and long-term debt are disclosed in Note 7 to the consolidated financial statements for the years ended December 31, 1998 and 1999. We intend to use a portion of the net proceeds of the global offering to repay some of our short-term and long-term debt upon the completion of the global offering.

     The tables below provide information about our financial instruments that are sensitive to changes in interest rates and foreign currencies, as of the dates shown. Weighted average variable rates were based on average interest rates applicable to the loans. The information is presented in U.S. dollar equivalents, which is our reporting currency. Actual cash flows are denominated in various currencies including U.S. dollars and Singapore dollars.

                                                     DECEMBER 31, 1999           JUNE 30, 2000
                                                   ----------------------    ----------------------
                                                    TOTAL                     TOTAL
                                                   RECORDED                  RECORDED
                                                    AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                   --------    ----------    --------    ----------
                                                            (US$ EQUIVALENT IN THOUSANDS)
DEBT:
Variable rate short term loan (S$)...............  $23,400      $23,400            --           --
Average interest rate............................      4.6%
Variable rate long term loan (S$)................  $ 6,000      $ 6,000      $  5,200     $  5,200
Average interest rate............................      4.5%                       4.2%
Fixed rate long term loan (S$)...................  $ 3,900      $ 3,900            --           --
Average interest rate............................      6.3%
Variable rate long term loan ($).................  $ 8,000      $ 8,000      $  6,700     $  6,700
Average interest rate............................      7.7%                       7.9%
Foreign Exchange Contract ($)....................  $ 7,200(1)   $ 7,200(1)   $  1,900(2)  $  1,900(2)

---------------
(1) This contract was terminated in January 2000.

(2) This contract expired on July 7, 2000.

LIMITATIONS

     Fair value estimates are made at a specific point in time and are based on relevant market information about the relevant financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                    BUSINESS

     We are an independent provider of a comprehensive range of semiconductor testing and assembly services. Our services, which are described in more detail below, can be summarized as follows:

     - semiconductor testing, including wafer probing and final testing, on a diverse selection of test platforms, as well as additional test related services such as burn-in process support, reliability testing; thermal and electrical characterization, laser repair; and dry pack and tape and reel;

     - semiconductor assembly of high-end leaded and laminate packages, which are assembly methods for semiconductors, as well as additional assembly related services such as package design, modeling and materials selection;

     - value-added services at both the design stage and the manufacturing stage, including advanced package development, process design and development, test program development, test-time reduction, yield enhancement, product engineering, and failure and reliability analysis; and

     - drop shipment services, including the delivery of semiconductors to our customers' end-customers in any part of the world.

     Our customers include vertically integrated semiconductor device manufacturers, semiconductor companies which do not have their own manufacturing facilities (fabless companies), and independent semiconductor wafer foundries (foundries). While we provide our customers with a broad range of test and assembly services for most types of semiconductors, we have developed a particular expertise in testing memory and mixed-signal semiconductors and in assembling advanced packages. Many of our customers are leaders in the semiconductor industry, including:


Advanced Micro Devices                 Infineon Technologies        National Semiconductor
Broadcom                               ISSI                         NEC
Chartered Semiconductor Manufacturing  Marvell                      Philips
Enhanced Memory Systems Inc.           Medtronic                    Quadrant Components
Fujitsu                                Nanya Technology             Texas Instruments
                                                                    Toshiba

     We provide test and assembly services at our facility in Singapore. As of June 30, 2000, we operated 40 testers and 34 wire bonders. Singapore is a politically and economically stable nation with laws that protect proprietary technology. To ensure that we work closely with our customers located in various parts of the world, we have established sales offices in Japan and San Jose, California, and representative offices in Korea and Italy.

INDUSTRY BACKGROUND

GENERAL

     Semiconductors are the basic building blocks used in a variety of electronic products and services. Continual improvements in semiconductor process and design technologies have enabled the production of complex, highly integrated circuits which provide better performance and increased functionality at lower cost and smaller size. These advances have driven the use of semiconductors in many electronic products, including personal computers, networking equipment, mobile phones and entertainment devices. Electronic Trends Publications, Inc. estimates that the worldwide semiconductor device market revenue was $130.2 billion in 1999 and will grow to $212.8 billion in 2003. This represents a compound annual growth rate of 13.1% over the four year period ending in 2003. We believe that growth in the worldwide semiconductor device market will provide a basis for growth in the market for test and assembly services because testing and assembly are an integral part of the worldwide semiconductor device market.

     We believe the proliferation of digital technology, particularly in communications applications, has increased demand for analog functionality, which facilitates the interaction of the digital electronics with the real world of sound, light, heat and motion. Increasing cost pressures and size constraints are prompting semiconductor providers to integrate high performance analog and digital functionality into mixed-signal semiconductors. This functional integration of analog and digital components onto a single semiconductor makes these mixed-signal semiconductors more difficult to test than most other types of semiconductors.

DESIGN PROCESS

     The design of a semiconductor is a crucial step in the development of a successful final product, and can be broadly divided into three main steps:

     - circuit specification;

     - silicon design; and

     - physical prototyping and testing.

     Circuit Specification. This involves creating a basic electronic circuit diagram, defining the functionality and performance of the semiconductor, including the specification of its electrical and physical characteristics.

     Silicon Design. The electronic circuit diagram is then generated into an actual semiconductor design, which involves the creation of a complex microscopic topology of materials layered onto a silicon wafer. This design process requires highly sophisticated electronic design automation techniques deployed on powerful computers, and frequently involves the use of outsourced "cores" or "cell libraries" which represent intellectual property licensed from specialist design providers.

     Physical Prototype and Testing. Once testing simulation analysis has been performed on a computer, a production prototype is made from the design, see
"-- Manufacturing Process" below, and a small number of wafers are then produced for testing. These wafers undergo extensive electrical, thermal and physical testing, sometimes called "front-end testing" before the design is qualified for mass production. Test program development involves the creation of appropriate tests, both for the computer simulations and for the prototype wafers.

MANUFACTURING PROCESS

     The production of a semiconductor is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The production process can be broadly divided into three main stages:

     - wafer fabrication, including wafer probing;

     - assembly of bare semiconductors, or die, into finished semiconductors (referred to as "assembly" or "packaging"); and

     - final testing of assembled semiconductors.

     Wafer Fabrication. The wafer fabrication process begins with the generation of a mask that defines the circuit patterns for the transistors and interconnect layers that will be formed on the raw silicon wafer. The transistors and other circuit elements are formed by repeating a series of process steps where photosensitive material is deposited onto the wafer; the material is exposed to light through the mask in a photolithography process; and finally the unwanted material is removed through an etching process, leaving only the desired circuit pattern on the wafer.

     Wafer Probing. Wafer probing is a process whereby each individual die on the wafer is electrically tested in order to identify the operable semiconductors for assembly. Wafer probing involves inspection of the processed wafer for defects to ensure it meets customer acceptance criteria. Semiconductors on an accepted wafer are then individually inspected visually and with scanners before assembly and final testing.

     Assembly. Assembly protects the semiconductor, facilitates its integration into electronic systems and enables the dissipation of heat. In the assembly process, the wafer is diced into individual die that are then attached to a substrate with an epoxy adhesive. Leads on the substrate typically are then connected by extremely fine gold wires to the input/output terminals on the die through the use of automated equipment known as "wire bonders." Each die is then encapsulated in a molding compound, thus forming the package.

     Final Testing. Final testing is the last step in semiconductor production. It is a highly complex process that uses sophisticated testing equipment and customized software programs to electrically test a number of attributes of assembled semiconductors, including functionality; speed; predicted endurance; power consumption; and electrical characteristics. After final testing, the semiconductors are shipped as directed by the customer for integration into the end-products.

TRENDS TOWARD OUTSOURCING

     Once a semiconductor design is created, virtually every significant step of the semiconductor manufacturing process can be outsourced to other companies. Historically, vertically integrated semiconductor device manufacturers conducted the majority of the manufacturing process in their own facilities, outsourcing only the lower-technology aspects of the process and keeping in-house what the manufacturers regarded, at the time, to be advanced or proprietary technology. Fabless companies, which concentrate their efforts and resources on the design, marketing and sale of semiconductors, emerged in the mid-1980s. Fabless companies outsource virtually every step of the semiconductor production process, allowing them to utilize the latest test and assembly technology without committing significant amounts of capital and other resources to manufacturing their products. In a February 2000 report, International Data Corporation estimates that fabless companies' revenue will increase as a percentage of the worldwide semiconductor market from 10.7% in 1999 to 13.4% in 2003. In the same report, International Data Corporation estimates that fabless companies' revenue will increase from $16.0 billion in 1999 to $32.4 billion in 2003, or at a compound annual growth rate of 19.3%.

     In response to competition from fabless companies, the vertically integrated semiconductor device manufacturers began utilizing outsourcing as a means of cost-effective access to state-of-the-art technology, faster time to market and lower unit costs. Increasingly, these manufacturers have overcome their reluctance to the outsourcing of advanced or proprietary technology and have come to increasingly depend on independent test and assembly providers for manufacturing support and advances in that technology. In a February 2000 report, International Data Corporation estimates that in 1999 fabless companies and vertically integrated semiconductor device manufacturers comprised 87.7% of the worldwide semiconductor market. Given these manufacturers' significant market share in the semiconductor market, they present a significant opportunity for independent test and assembly providers.

     In response to the growing demand for outsourced semiconductor manufacturing services, independent semiconductor wafer manufacturers, or foundries, are substantially expanding their manufacturing capacity. The majority of foundries are located in Asia, with Singapore and neighboring countries making up a meaningful portion of this foundry wafer capacity. As of April 1999, there were eight wafer fabrication facilities operating in Singapore. Chartered Semiconductor Manufacturing Ltd currently operates five wafer fabrication facilities in Singapore and is in the process of constructing a sixth. Additional wafer fabrication facilities in the construction phase include a joint venture between Philips Semiconductors, Taiwan Semiconductor Manufacturing Company and EDB Investments of Singapore, and two wafer fabrication facilities being built in Malaysia by 1st Silicon Sdn. Bhd. and Silterra Malaysia Sdn. Bhd. We believe that the growth of foundries in Singapore and Malaysia provides a strong need for test and assembly facilities in the same location. The geographical proximity of foundries with test and assembly facilities results in improved engineering interaction, thereby allowing greater efficiency in process development, volume production ramp-up, yield enhancement, and further manufacturing enhancements once volume production is achieved. In addition, there are significant time-to-market reductions and transportation cost savings when semiconductors are fabricated, assembled and tested in close proximity.

     The market for outsourced test services is expected to grow faster than the market for outsourced assembly services. Electronic Trend Publications, Inc. estimates the market for outsourced assembly services was $7.2 billion in 1999 and will grow to $14.4 billion by 2003. This represents a compound annual growth rate of 18.9% over the four-year period ending in 2003. We believe that the market for outsourced testing services will exhibit higher growth than the outsourced assembly services market.

     There are several benefits that can be derived from the use of outsourced test and assembly services which are driving the continued growth of the industry:

     Greater technological sophistication and complexity. The increasing technological complexity of semiconductors, including systems-level semiconductors which integrate multiple functions onto a single semiconductor, has driven the need for increasingly complex test and assembly services able to support these devices. More sophisticated semiconductors require an increasing number of input/output terminals, higher operating speed and higher thermal dissipation. As a result of these requirements, semiconductor testing and assembly is increasingly being seen as an enabling technology critical to the advancement of semiconductor designs.

     Independent providers of test and assembly services have developed sophisticated expertise in semiconductor testing and assembly and have dedicated substantial resources toward further technological innovation. Because independent providers are able to spread the cost of these development efforts over a broader range of customers and products, they are able to offer access to leading technologies at price points below the internal costs of vertically integrated semiconductor device manufacturers. Because it is difficult to keep pace with technological developments in test and assembly technology while maintaining a leading position in the development of increasingly sophisticated semiconductors, these manufacturers are increasingly relying on independent test and assembly service providers for technological development and innovation in, and as a strategic source of, test and assembly services.

     Faster time to market. As the semiconductor market becomes increasingly competitive and product life cycles continue to decrease, semiconductor companies are seeking to shorten their time to market for new products. In particular, these companies seek to shorten the test and assembly stages of the production process to gain a competitive advantage in bringing products to market quickly. As testing and assembly needs are identified for a specific product, semiconductor companies frequently do not have the time to develop the necessary capabilities to meet these needs nor the expertise to implement these solutions in the necessary volumes for rapid product rollouts. As a result, semiconductor companies are increasingly leveraging the resources and capabilities of independent test and assembly service providers to quickly deliver new products to the market. In addition, in order to further accelerate their time to market, semiconductor companies are increasingly requiring the test and assembly functions to be performed at the same location.

     Increased asset utilization. The testing and assembly of semiconductors is a complex process that requires substantial capital investment in specialized equipment and facilities. Semiconductor companies, trying to maximize allocation of limited resources, reduce capital expenditures and control research and development costs, are increasingly turning to the outsourcing of test and assembly services.

     In addition, semiconductor companies are facing shorter product life cycles and more frequent new product introductions that cause greater fluctuations in product volumes, lower production runs and increased volatility in capacity requirements. As a result, it is becoming more difficult for these companies to sustain high levels of capacity utilization of their test and assembly equipment. Independent test and assembly services companies can allocate their fixed cost investments across a wider portfolio of customers and products to maximize capacity utilization and extend the useful life of equipment. Additionally, independent providers are able to reach improved price points through the realization of economies of scale in their purchasing activities.

OUR STRENGTHS

     We believe that we possess several strengths that benefit our current as well as potential customers and that differentiates us from our competitors.

STRENGTH OF MANAGEMENT TEAM

     Our executive management team has on average over ten years of experience in semiconductor test and assembly services. The majority of this team worked together at Texas Instruments where Inderjit Singh, our President, ran one of the industry's largest test and assembly operations. In addition, our engineering operations are run by a group of highly experienced managers, engineers, and technicians. Our personnel include National Science and Technology award winners in the areas of semiconductor testing and individuals responsible for the development of advanced test and assembly patented technology. We believe our employees' qualifications and experience have been key to our fast growth and ability to begin to diversify our customer base in just over one year of operations.

TECHNICAL EXPERTISE

     Test Services. Our product engineers are highly experienced at developing production test programs for new semiconductor devices. This expertise includes product characterization, test program development (including conversion and optimization), volume production ramp-up, yield enhancement and further testing improvements during volume production, such as test time reduction. Our testing expertise enables us to customize our equipment to achieve incremental performance improvements. Additionally, several members of our team have experience in semiconductor design, which enhances our ability to work with customers on test program development and debugging, two services that benefit our customers.

     We have established an on-site failure analysis laboratory to provide rapid feedback to our customers on technical issues, thus facilitating early diagnosis of quality or yield problems. Failure analysis is a specialized function, and many of our engineers have over twenty years of experience in this area. We periodically provide failure analysis consultancy services to companies who have not previously used our test or assembly services.

     Assembly Services. Our assembly process and package development expertise enables our customers to decrease their costs and time-to-market. This expertise includes offering new package designs, introducing alternative packaging materials, optimizing assembly process flow, and prototyping and simplifying the manufacturing line. Our expertise in package design includes designing advanced leadframe and laminate based packages, described below, and an ongoing effort to develop new and innovative materials. We have applied for five patents related to our assembly technology.

COMPREHENSIVE TEST AND ASSEMBLY SERVICES

     We provide comprehensive test and assembly services and have developed a flexible business model that allows our customers several options in choosing the mix of services that best suit their needs. We believe that our customers place great value on our willingness to offer them the selected services they request without the obligation of purchasing other services we offer. We also provide our customers with the opportunity to consolidate all of their testing and assembly needs with us by offering a "turnkey" service which includes wafer probe, assembly, final test and drop shipment services. Our "turnkey" solution can significantly reduce our customer's time to market and cost by eliminating the need to ship unfinished semiconductors to other test and assembly facilities in different locations.

STATE-OF-THE-ART EQUIPMENT AND FACILITIES

     Assembly of semiconductor devices needs to be performed in a specially designed clean room environment where the air purity, temperature and humidity is controlled to a prescribed standard. Our clean room, which is 50,000 square feet in area, meets U.S. federal 209E class 1000 standards issued by the U.S. General Services Administration, an agency that prescribes methods for verifying and monitoring air cleanliness in clean room environments. Our clean room was originally designed to meet U.S. federal 209E class 10 standards. We are currently upgrading portions of our clean room to meet standards equivalent to U.S. federal 209E class 100 standards so that we may use it to assist customers in developing packaging materials for semiconductors used in fiber optic networks, or optical semiconductors. Since commencing operations in 1999, we have installed high performance, state-of-the-art test and assembly equipment.

     Test Equipment. We are purchasing the latest generation mixed-signal testers from major international manufacturers, including Agilent, Teradyne, Credence Systems and LTX. In addition, our memory testers incorporate leading technology and are configured with the objective of enabling easy migration to future memory products. Having modern test equipment eliminates the need for time-consuming correlation procedures, which normally affect companies having a mix of old and new test equipment. For the six months ending June 30, 2000, we have spent or committed to spend $66.9 million on mixed-signal, high end logic and radio-frequency testing equipment compared to $24.4 million on memory testing equipment. We expect to spend the majority of our remaining capital expenditures for the year 2000 on mixed-signal, high-end logic and radio-frequency testing equipment.

     Assembly Equipment. We have purchased state-of-the-art assembly equipment, which gives us the flexibility to assemble:

     - either leadframe or laminate packages, which are different methods of assembling semiconductors;

     - mixed-signal, logic and memory semiconductors; and

     - high pin count and low pin count packages, the pin count referring to the number of leads found on a semiconductor.

     Our test and assembly equipment has an extensive software interface with our management information system. This interface includes two-way data transfer and performance monitoring. We believe that this system improves operating efficiency and reduces the occurrence of errors.

MODERN MANAGEMENT INFORMATION SYSTEM AND "VIRTUAL FACTORY"

     We have an modern, advanced management information system that enhances our productivity and provides significant direct benefits to our customers. We completed our system with the goal of being comprehensive, flexible, highly integrated, web-enabled and scalable, thus avoiding the compatibility, performance and scalability problems associated with legacy management information system technologies. Our test and assembly equipment has an extensive interface with our system, which improves manufacturing productivity, enables automation of processing and reduces the occurrence of errors. Because our customers increasingly demand greater process flow information and engineering data visibility, we have used our system to develop our "virtual factory." Our "virtual factory" enables our customers to remotely track the status of their inventory and associated engineering data, such as yields and statistical process control, on a real-time basis.

OUR STRATEGY

     Our objective is to be a leading global supplier of test and assembly services targeted at the high performance, high growth segments of the semiconductor market. The principal components of our strategy are to:

LEVERAGE OUR TECHNICAL EXPERTISE TO ENHANCE THE TESTING AND ASSEMBLY PROCESS

     We believe that our technical expertise allows us to enhance the testing and assembly process by offering value-added engineering services to our customers. We believe this capability can be an important factor differentiating us from our competitors, particularly in the test services market, since testing of semiconductors can require considerable technical expertise both during the initial design prototyping phase and device qualification and during the volume production phase. For example, our product characterization capability has enabled some customers to engage our services early in the design prototyping phase when the device is still relatively immature, and subsequently continuing to work with us to quickly ramp their product into volume production. Our reliability and failure analysis laboratory allow these customers to perform their prototype device qualification with us, and to address underlying design, process or test coverage issues before their product enters volume production. In addition, our test-time reduction capability has enabled some of our memory testing customers to reduce their production cycle times and associated costs. Memory testing typically involves substantially longer test times compared to mixed-signal testing, especially when the design is new or when the technology underlying the wafer-fabrication process has been enhanced to help reduce production costs. We believe these services are particularly helpful to our customers in periods of semiconductor market downturns where pressures to reduce cost are intensified.

SELECTIVELY OFFER "TURNKEY SERVICES," WHICH INCLUDE TEST, ASSEMBLY AND DROP SHIPMENT SERVICES.

     We plan to selectively offer our customers "turnkey services" which include test, assembly and drop shipment services. When we provide turnkey services to these customers, we provide both test and assembly services on the same device. Our "turnkey" solution can significantly reduce our customer's time to market and cost by eliminating the need to ship unfinished semiconductors to other test and assembly facilities in different locations. Our goal is to work closely with our customers so that they consider us an integral, strategic partner in their business and to leverage our flexible business model to encourage our customers to use our turnkey services.

FOCUS ON TEST SERVICES, PARTICULARLY IN HIGH GROWTH MARKETS

     For the six months ended June 30, 2000, 74.5% and 25.5% of our revenue were from testing and assembly services, respectively. We believe that the degree of outsourcing for testing services currently lags behind that of outsourcing for assembly services, and therefore presents particularly attractive opportunities for future growth. Our goal is to continue to focus on offering test services oriented towards the requirements of fast growing semiconductor market segments. We possess test expertise on a broad cross-section of semiconductor products ranging from logic to mixed-signal semiconductors and from conventional to high-performance Rambus DRAM and DDR DRAM semiconductors. Our expertise allows us to be flexible and to target the fastest growing semiconductor sectors as they emerge. For the quarter ended June 30, 2000, we derived 70% of our test revenue from testing memory semiconductors, all of which are DRAM semiconductors. We expect to benefit from the current strong recovery in the memory market while rapidly diversifying into the communications market segment, including mobile communications and networking. For example, the percentage of our test services revenues from the mixed-signal and logic semiconductor market segments, including those used in communications applications, was 30.0% for the quarter ending June 30, 2000 compared to 4.0% for the quarter ending June 30, 1999. We intend to continue this diversification. For the six months ending June 30, 2000, we have spent or committed to spend $91.3 million on new testing equipment, of which $66.9 million was for mixed-signal and logic test equipment compared to $24.4 million for memory test equipment.

OFFER ADVANCED ASSEMBLY TECHNOLOGIES

     Our objective is to be at the forefront of assembly technology and offer advanced assembly services and packaging materials to our customers. Leading edge packages can provide key advantages that allow our customers to differentiate themselves from their competitors -- for example, a multi-chip stacked package in which one semiconductor is stacked on top of another allows more semiconductors to be packed closer together in a hand-held application. Our strategy is to offer technologically advanced assembly services due to their typically higher margins at the early stages of their life cycles. We have purchased state of the art assembly equipment with the flexibility to handle either leaded or laminate packages. We are currently working on flip-chip chip scale packages, multi-chip packages including advanced BGA stacked packages, and on technologies aimed at wafer level packaging, which increases the number of semiconductors that can be packaged together. We are developing several proprietary techniques that enable standard wafers not originally designed for wafer level packaging to be "bumped and rerouted" in a more cost competitive manner, thereby allowing wafer level packaging to be applied. In addition, we have an ongoing effort to develop new and innovative packaging materials. For example, we have started developing packaging materials for optical semiconductors for some potential customers.

ENGAGE NEW CUSTOMERS AND EXPAND RELATIONSHIPS WITH EXISTING CUSTOMERS

     We intend to add new customers as well as offer additional test and assembly services to our existing customers. For example, for the quarter ending December 31, 1999, March 31, 2000 and June 30, 2000, our customers increased from 8 to 12 to 16, respectively, and currently include vertically integrated semiconductor device manufacturers, fabless companies and foundries. For the quarter ended June 30, 2000, we derived over 90% of our revenue from vertically integrated semiconductor device manufacturer customers. These are typically multi-national corporations involved in a range of semiconductor segments, such as memory, mixed-signal, logic and optical semiconductors. Their broad range of industry involvement provides us with the opportunity to expand the scope of our relationship with them. For example, we were successfully engaged by some customers to service one type of semiconductor and subsequently expanded our relationship with them to include other types of semiconductors. In some cases, we have successfully attracted customers with our testing capabilities and then expanded our relationship to include assembly services. We intend to continue to focus our marketing efforts on highly diversified integrated device manufacturers while also forming strong relationships fast-growing fabless companies.

INCREASE CAPITAL EXPENDITURES TO SATISFY GROWING CUSTOMER DEMAND

     Demand from some of our existing customers for test and assembly services currently exceeds our equipment capacity. We intend to significantly increase our installed base of test and assembly equipment to satisfy this demand for our services. In the year 2000, we expect to invest approximately $139 million on capital expenditures, largely on test and assembly equipment. We expect that the majority of our planned test expenditures will be for leading technology, high performance mixed-signal testers and that the majority of our planned assembly expenditures will be for leading technology equipment targeting high-end assembly solutions such as BGA, flip-chip chip scale packages and multi-chip packages. In addition to organic growth, we may also acquire or make investments in additional businesses, products and technologies or establish joint ventures or strategic partnerships that we believe will complement our current and future business. These possibilities include acquiring front-end engineering test laboratories.

OUR SERVICES

     We offer a comprehensive array of technologically advanced test, assembly and pre-production services to address the needs of our customers and their end customers. We also provide drop shipment services. We are capable of providing test and assembly services to the memory, logic, mixed-signal and radio frequency segments of the semiconductor market. In 1999, 82.7% of our revenue was from test services and 17.3% was from assembly services. In the six months ended June 30, 2000, 74.5% of our revenue was from test services and 25.5% was from assembly services.

     The following table sets forth, for the periods indicated, our testing and assembly revenue as a percentage of our total net revenue.

                                                                         QUARTER ENDED
                                                ---------------------------------------------------------------
                                                MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                                  1999       1999       1999       1999       2000       2000
                                                --------   --------   --------   --------   --------   --------
                                                                          (UNAUDITED)
Testing revenue...............................   100.0%      86.5%      76.3%      78.9%      71.6%      76.8%
Assembly revenue..............................     0.0%      13.5%      23.7%      21.1%      28.4%      23.2%
                                                 -----      -----      -----      -----      -----      -----
          Total net revenue...................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                                                 =====      =====      =====      =====      =====      =====

TEST SERVICES

     Our test services include final testing and wafer probe. As part of our customer support on test services, we also offer burn-in process support to analyze semiconductor stress failure, reliability testing, thermal and electrical stress testing, laser repair, semiconductor packing and shipping services such as dry pack tape and reel, and other value-added services.

     The following table sets forth, for the period indicated, our testing revenue derived from testing mixed-signal, logic and memory semiconductors, as a percentage of our net testing revenue.

                                                                         QUARTER ENDED
                                                ---------------------------------------------------------------
                                                MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                                  1999       1999       1999       1999       2000       2000
                                                --------   --------   --------   --------   --------   --------
                                                                          (UNAUDITED)
Mixed-signal/logic............................     2.0%       4.0%      12.8%      14.6%      15.2%      30.0%
Memory........................................    98.0%      96.0%      87.2%      85.2%      84.8%      70.0%
                                                 -----      -----      -----      -----      -----      -----
          Total net testing revenue...........   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                                                 =====      =====      =====      =====      =====      =====

  Testing

     Testing includes both final testing and wafer probe. Final testing is the last stage in semiconductor production which involves using sophisticated test equipment and customized software programs to electronically test a number of attributes of packaged semiconductors. Wafer probe is the step immediately prior to the assembly of semiconductors and involves testing of the processed wafer for defects. Wafer probe services require similar expertise and testing equipment to that used in final testing, and several of our testers (with the substitution of different handlers, or probers) are used for wafer probe services.

     A substantial portion all of our testing revenue to date has come from memory testing. However, in line with our goal of focusing on the advanced, high-end segment of the semiconductor market, testing of high-performance mixed-signal and logic semiconductors has accounted for an increasing portion of our overall revenue from test services. We have invested in state-of-the-art testing equipment that allows us to test a broad variety of semiconductors, including mixed-signal, logic and memory.

     Mixed-Signal (including Radio Frequency) Testing. We test a variety of mixed-signal semiconductors, including those used in communications applications such as mobile phones, routers, switches, interface cards and broadband products such as cable set-top boxes. In addition, we test mixed-signal semiconductors for personal computer components such as hard disk drive controllers. We began testing mixed-signal semiconductors in October 1999. Mixed-signal testing requires specialized equipment and sophisticated test expertise to develop and implement test programs with greater functional capabilities and higher degrees of complexity. Our goal is to continue to develop our expertise and to grow our business in this area. We also offer radio frequency testing which is a specialized testing category requiring test capabilities at frequencies of 1.6 gigahertz, or GHz, or greater, which is significantly higher than the frequency range for other forms of testing. Today, radio frequency semiconductors typically do not integrate other functions such as logic and mixed-signal. Radio frequency semiconductors are currently tested using specialized testing equipment. Going forward, we expect semiconductor designers to integrate radio frequency functionality with logic and mixed-signal functionality, a product commonly called "system-on-a-chip." These products will require radio frequency testing that is accompanied by mixed-signal testing. We believe our expertise in both mixed-signal and radio frequency technologies will enable us to take advantage of this high growth area. In 1999, 1.2% of our test revenue was from mixed-signal testing. In the six months ended June 30, 2000, 17.3% of our test revenue was from mixed-signal testing.

     Logic Testing. We test a variety of logic semiconductors, including high performance semiconductors used in personal computers, disk drives, printers, data processing equipment and digital enhanced cordless telephones. In addition, specific logic semiconductors tested include microcontrollers and application specific integrated circuits. We began testing logic semiconductors in January 1999. In 1999 and in the six months ended June 30, 2000, 8.4% and 6.5%, respectively, of our test revenue was from logic testing.

     Memory Testing. We test static random access memory and DRAM semiconductors, which are used primarily in personal computers and servers. Our goal is to focus on higher end memory semiconductors including Rambus DRAM and DDR DRAM semiconductors, two types of high performance memory semiconductors, which are used in applications such as high-end personal computers and emerging internet appliances. We also intend to focus on multi-chip stacked packages, in which one semiconductor is stacked on top of another. These types of packages are often used in hand-held applications such as mobile phones. In 1999 and in the six months ended June 30, 2000, 90.5% and 76.3%, respectively, of our test revenue was from memory testing.

     Ancillary Test-Related Services. We offer a variety of ancillary test-related services that draw on our engineering and technical capabilities, including:

     - Test Program Development Services. We work closely with our customers to provide sophisticated software engineering services, including test program development, product engineering and failure and reliability analysis. We offer these services to attract customers for our test services. We provide these services both in the design stage, when the initial prototype is being tested, and in the production phase. In the design phase, for example, we may write test software programs for our customers based on test specifications they provide to us. We also assist our customers in collecting and analyzing the test results and, through our yield enhancement service, we may develop engineering solutions to improve their design and production process. We have established an on-site failure analysis laboratory to provide rapid feedback to our customers on technical issues, thus facilitating early diagnosis of quality or yield problems. We periodically provide failure analysis consulting services to companies who have not previously used our test or assembly services. Some of our failure analysis experts have over 20 years experience in this field.

       After the design stage, our customers typically proceed to qualify us to produce, or assemble, large volumes of their products. The qualification effort may also require use of our reliability and failure analysis services. The production phase may involve taking an "immature" version of the testing software provided by the customer and assisting the customer with test time reduction services to reduce costs. In other cases, a completed version of the testing software may be provided by the customer and may require modifications by us for use on one or more of our test equipment platforms. Once we have developed a conversion test program incorporating the modifications, we perform trial tests to correlate the test software. Customer feedback on the test results enables us to adjust the conversion test programs prior to actual production testing. In other cases, production testing may simply utilize existing testing software provided by the customer and our value-added service involves optimizing the test flow and operations to maximize equipment utilization and production output.

     - Burn-in process support. Burn-in is the process of electrically stressing memory semiconductors, usually at high temperature and voltage, for a period of time long enough to cause the failure of marginal semiconductors. During burn-in process support, we perform an analysis of burn-in rejects in order to determine the cause of failure. We also provide "smart burn-in" process support, which enables us to perform simultaneous burn-in and testing.

     - Reliability testing. Reliability testing is the process of testing a semiconductor to evaluate its life span. It is performed on a sample of devices that have passed final testing.

     - Thermal and electrical characterization. Thermal and electrical characterization is the process of testing a semiconductor for performance consistency under thermal and electrical stress.

     - Laser repair. Laser repair involves redirecting access from portions of semiconductors found to be defective during initial testing. In this way, defective semiconductors are repaired to become fully-functional semiconductors.

     - Dry pack. Dry pack is the process of heating the semiconductors in order to remove moisture before packing and shipment to customers.

     - Tape and reel. Tape and reel is the process of transferring semiconductors from tray or tube into a tape reel-like carrier for shipment to customers.

ASSEMBLY SERVICES

     Our assembly services include assembly of advanced leaded and a broad range of laminate packages. Substantially all of our assembly services revenue to date has come from leaded packages; however, we are currently undergoing customer qualification with respect to a number of laminate packages as discussed below. Packaging serves to protect the die and facilitates electrical connections and heat dissipation. As part of customer support on assembly services, we also offer package design, package modeling and materials selection, and other value-added services.

  Packaging

     We have focused our package development primarily on high-pin count surface mount technology packages. These packages typically incorporate a higher number of leads, or interconnects, which are soldered to the surface of the printed circuit board, as compared to the older pin-through-hole technology. This package enables a reduction in the dimensions and number of semiconductors used in a printed circuit board. Because surface mount technology packages can enable higher pin counts on a semiconductor device, these packages are typically the preferred technology for most advanced semiconductors, such as application specific integrated circuits and logic semiconductors used in digital communications.

     Our package portfolio includes leadframe packages, such as thin small outline packages and quad flat packages, and laminate packages. The differentiating characteristics between these packages include the size of the package, the number of electrical connections the package can support, the means of connection to the printed circuit board and the thermal and electrical characteristics of the package.

     Leadframe Packages. Leadframe packages are characterized by a semiconductor die encapsulated in a plastic mold compound with metal leads surrounding the perimeter of the package. The semiconductor die is connected to the metal leads by extremely fine gold wires in a process known as wire bonding. We focus on advanced leadframe packages which are generally thinner and smaller and have more leads and advanced electrical characteristics. We offer several types of advanced leadframe packages including lead-on-chip based thin small outline packages, which are used for memory semiconductors used in personal computer applications, and higher pin count packages including quad flat packages, which are used in mobile phones and networking equipment. All of the quad flat packages that we are assembling as of June 30, 2000 have at least 100 leads.

     Thin Small Outline Package:

                            [GRAPHIC TO BE INSERTED]

     Lead Plastic Quad Flatpack Package:

                            [GRAPHIC TO BE INSERTED]

     As of June 30, 2000, we produce the following leadframe packages for our customers:

                              NUMBER
      PACKAGE FORMAT         OF LEADS           DESCRIPTION                 APPLICATIONS
      --------------         --------   ---------------------------  ---------------------------
Thin small outline package     44-66    Advanced leadframe packaged  Computers, servers,
                                          designed for memory          consumer electronics.
                                          devices, such as static
                                          random access memory and
                                          DRAM semiconductors.
Low quad flat package         64-100    Advanced quad flat package   Networking equipment.
                                          with thickness of 1.4mm
                                          for use in low profile,
                                          space constrained
                                          applications.
Metric quad flat package     160-208    Advanced quad flat package   Multimedia applications and
                                          designed for application     printers.
                                          specific integrated
                                          circuits and field
                                          programmable gate arrays.

     Laminate Packages. Our laminate packages include BGA packages which employ leads on the bottom of the package in the form of small bumps, or balls, in a matrix, or array, pattern and utilize a plastic or tape laminate substrate rather than a leadframe substrate. The BGA format enables a higher density of interconnects within a smaller surface area.

     BGA packages were designed to address the need for higher lead counts and smaller package size required by advanced semiconductors used in applications such as portable computers and wireless telecommunications. As the required number of leads surrounding the package increased, packagers decreased the pitch, or distance between leads, in order to minimize the size of the package. The nearness of one lead to another resulted in electrical shorting problems and required the development of increasingly sophisticated and expensive techniques for producing circuit boards to accommodate the high number of leads.

     The BGA format solved this problem by employing leads on the bottom of the package in the form of small bumps or balls. These balls can be evenly distributed across the entire bottom surface of the package, allowing greater distance between the individual leads. For the highest lead count devices, the BGA format can be manufactured less expensively and requires less delicate handling.

     Currently we can produce BGA packages with extremely fine pitch, including the industry leading edge 0.5mm pitch version. The following diagram is an example of one of our BGA packages.

     352-ball plastic BGA:

                            [GRAPHIC TO BE INSERTED]

               (Bottom view)                           (Top view)

     Our BGA packages are typically used in semiconductors that require enhanced performance, including mixed-signal devices, microcontrollers and application specific integrated circuits. The following table illustrates, as of June 30, 2000, the portfolio of BGA packages that we are undergoing customer qualification or are at the advanced customer sampling stage. Except with respect to the leadless chip carrier package, we are not currently producing any of following packages.

                           NUMBER OF
     PACKAGE FORMAT          BALLS             DESCRIPTION             INTENDED APPLICATIONS
     --------------        ---------    -------------------------    -------------------------
Plastic BGA                 256-420     Ball grid array supported    Cable modems, application
                                          by a rigid laminate          specific integrated
                                          substrate as its base.       circuits for multimedia
                                          Used for high pin count      applications.
                                          devices requiring BGA
                                          based interconnection
                                          to enhance electrical
                                          performance.
Enhanced BGA                256-352     High pin count, thermally    Digital signal processors
                                          enhanced BGA package         for telecommunications
                                          suitable for high power      systems, cable modems
                                          applications which
                                          require the attachment
                                          of a heat sink for
                                          thermal dissipation.
Fine pitch BGA                48-96     Very small BGA packages      Portable and light-weight
                                          characterized by very        applications such as
                                          fine pitch balls             mobile phones.
                                          (typically 0.5-0.8mm)
                                          for portable
                                          applications.
Leadless chip carrier*        12-28     This is a package that       Portable and light-weight
                                          does not utilize balls       applications such as
                                          as the interconnect          mobile phones.
                                          mechanism. Wires are
                                          bonded from the
                                          semiconductor to solder
                                          bumps, which in turn
                                          makes the connection to
                                          the end application.

---------------
* In production as of June 30, 2000.

  Packages Under Development

     We believe our research and development efforts are at the forefront of the industry. We are in advanced development, and in some cases at a pre-production ramp stage, of the following packages:

     Flip-Chip Chip Scale Packages: The rapid convergence of wireless communications and the Internet has resulted in a growing demand for light-weight, small footprint semiconductors. The flip-chip chip scale package is a packaging technology that results in a package only slightly larger than the die itself; typically no more than a 10-20% premium in terms of area. The technology connects the die to the balls using an array of solder bumps at the bottom of the die itself, rather than the traditional BGA method of wirebonding the die to the balls. Flip-chip chip scale packages typically have between 6-200 balls, and are used in portable and hand-held devices, such as mobile phones.

     Illustration of a flip-chip chip scale package:

                            [GRAPHIC TO BE INSERTED]

     Multi-chip package and multi-chip modules: The market for this advanced technology is also driven by the need for light-weight, small foot-print semiconductors. The multi-chip package is also referred to as a system-in-a-package. These solutions involve physically stacking two different semiconductors, one on top of the other within the same package, thus allowing a component to be eliminated on the end application, without sacrificing functionality. The resulting space saving in the end user application can be as high as 70%.

There are also advantages gained in electrical performance due to the significantly reduced interconnection paths. These types of solutions are increasingly popular in light weight, hand-held applications such as mobile phones. We are currently in customer sampling and qualification of a multi-chip package that involves a Flash memory semiconductor stacked onto an application specific integrated chip, or ASIC, semiconductor.

     Illustration of a stacked die package:

                            [GRAPHIC TO BE INSERTED]

     Wafer level packaging: This technology enables the complete packaging operation to be performed when the semiconductor is still in the original wafer form. In other words, hundreds and potentially thousands of semiconductors are simultaneously packaged. Wafer level packaging provides a packaging solution that utilizes a very small area. In addition, wafer level packaging technology can, for the first time, maintain the cost of semiconductor assembly as a constant percentage of the total wafer cost -- essentially, resulting in potentially one of the lowest cost packaging solutions in the industry. We are developing several proprietary techniques that enable standard wafers not originally designed for wafer level packaging to be "bumped and rerouted" in a cost competitive manner, thereby allowing wafer level packaging to be applied. Other key enabling technologies required to take full advantage of this type of packaging include the development of wafer level test and burn-in solutions.

     Illustration of wafer level packaging:

                            [GRAPHIC TO BE INSERTED]

     Flexible Enhanced Ball Grid Array: This is a variation of the enhanced BGA package and utilizes a flexible tape as the base, instead of a rigid substrate. This package allows for finer pitch routing, thus supporting more complex, higher ball count semiconductors. The typical number of balls ranges from 256 to 800.

     Optical packaging: We are developing packaging materials for optical semiconductors. For example, we are working with one potential customer to develop methods to package a semiconductor-based device used for optical imaging. These fragile semiconductors, with over a million light-reflecting parts, require the development of advanced packaging technologies.

  Ancillary Assembly-Related Services

     Engineering services. Our package development group interacts with customers early in the design process to optimize package design and manufacturability. For each project, our engineers create a design strategy in consultation with our customer to address the customer's requirements, package attributes, design guidelines and previous experience with similar products. After a design is finished, we provide quick-turn prototype services. By offering package design and prototype development, we can reduce our customer's development costs, accelerate time-to-volume production and ensure that new designs can be properly packaged at a competitive cost. Our value-added services include designing the package and leadframe, modeling its robustness and selecting packaging materials to ensure quality, reliability and low cost volume production. We also provide wafer backgrinding services, by which newly fabricated wafers are ground down to specifications for thin packages.

DROP SHIPMENT SERVICES

     We provide drop shipment services including the delivery of final tested semiconductors to our customers' end-customers in any part of the world. We believe that our ability to offer drop shipment services is an important factor in maintaining existing customers as well as attracting new customers.

RESEARCH AND DEVELOPMENT

     Our research and development efforts are focused on developing test and assembly services required by our existing customers or necessary to attract new customers. As of June 30, 2000, we employed 22 engineers dedicated to our research and development activities. In addition, our management and other operational personnel are also involved in research and development activities. We have applied for six patents in Singapore, and we intend to apply for similar patents in other countries such as the United States and Japan. We expect to continue to invest significant resources in research and development. We have also begun to develop packaging for optical semiconductors.

TEST SERVICES

     We focus on developing new equipment, software and processes to enhance efficiency and reliability and to shorten test times. Our current projects include creating multi-site testing, test program optimization and hardware improvements designed to permit improved utilization of existing test equipment. We intend to continue research and development for testing of Rambus DRAM and DDR DRAM semiconductors and high frequency testing of mixed-signal and radio frequency semiconductors. In addition to the research and development work being done at our facilities in Singapore, we intend to establish new test laboratories in the U.S. Our new test laboratories, together with our laboratory in Singapore, are expected to offer our existing and potential U.S. customers immediate access to our test services.

ASSEMBLY SERVICES

     We have established a dedicated group of engineers whose primary focus is the development of new, advanced packages. Because we typically offer our assembly services to our existing test customers, we are in a position to better understand their packaging needs. As a result, we are focusing our assembly research and development efforts on packages tailored to customer needs.

     In addition, we have established joint development programs with several local academic research institutes, including the Gintic Institute of Manufacturing Technology, and the Institute of High Performance Computing, both located in Singapore. These institutes are dedicated to spearheading research and development programs in their respective areas; they are funded by the National Science and Technology Board. These research institutes invite participants from various Singapore companies to research new areas of packaging and materials development. Our involvement in these joint development programs includes providing overall strategic advice to the ventures, as well as partial financial sponsorship for their research activities. Working with these research institutes enable us to access all research findings and to leverage external resources to increase our knowledge base and enhance our capabilities, without extensive capital outlays.

     We have an ongoing effort to develop new and innovative packaging materials. For example, we have started developing packaging materials for optical semiconductors for some potential customers.

MARKETING AND SALES

     Our marketing strategy is to target potential customers who are leaders in the fastest growing segments of the semiconductor industry.

     We believe our customers place great value on our willingness to offer them the test and assembly services they request without the obligation of purchasing other services we offer. Our customers can also take advantage of our services on a "turnkey" basis which includes test, assembly and drop shipment services.

     We market our services through a direct sales force located in offices in Singapore, Japan, and San Jose, California. Our basic sales unit is the account team which consists of a sales manager, a program manager and customer service executives. We routinely form cross-departmental teams within our company to ensure that a customer's needs are fully addressed, particularly when it comes to starting and ramping up a new product. We may form alliances with pre-production test laboratories to help increase our customer base.

     We price our test services principally on the basis of the amount of time, measured in CPU seconds, taken by the testing equipment, including testers and handlers, to execute the test programs that are specific to the customer's semiconductors. The price per CPU second for each particular semiconductor is determined based on a number of factors including the complexity of the semiconductor, number of functions tested, the time required to test the semiconductor according to the customer's specifications, labor cost, ability of the equipment to test multiple semiconductors simultaneously, and cost of the equipment to perform the test services. For example, testing complex, high-performance semiconductors is priced significantly higher per CPU second than testing less complex or lower performance semiconductors. Wafer probing pricing is determined based on similar factors, including the cost of the equipment used to perform the test services, labor cost, time required to test the semiconductor pursuant to the customer's specifications and the number of die tested per wafer. Assembly services are priced competitively against the market and vary depending on factors such as material cost and depreciation expense. Design costs are not material but when incurred are charged to a customer separately or built into the unit price.

CUSTOMERS

     We provide test and assembly services to a growing number of customers worldwide consisting primarily of fabless companies, vertically integrated semiconductor device manufacturers and foundries. For the quarter ended June 30, 2000, we derived over 90% of our revenue from vertically integrated semiconductor device manufacturers. In some cases, we have initially provided services to these manufacturers for a particular semiconductor segment and subsequently expended our relationship with them to include other semiconductor segments.

     In 1999, one customer accounted for over 50% of our revenue. In the six months ended June 30, 2000, a different customer accounted for over 50% of our revenue. Our two largest customers in 1999 accounted for over 80% of our revenue, while our two largest customers in the six months ended June 30, 2000 accounted for over 75% of our revenue. We have begun to expand our customer base. In the quarter ended June 30, 2000, our five largest customers, Broadcom, Fujitsu Microelectronics, Infineon Technologies, Nanya Technology and National Semiconductor, accounted for over 90% of our revenue. We are continuing to diversify our customer base.

     Our ten largest customers measured by revenue for the quarter ended June 30, 2000 were:


Advanced Micro Devices          Fujitsu                         Nanya Technology
Broadcom                        Infineon Technologies           National Semiconductor
Chartered Semiconductor         Medtronic                       Quadrant Components
Enhanced Memory Systems Inc.

     A number of our customers utilizing our test services are in the process of qualifying us to perform assembly services for them. For example, as of June 30, 2000, we have commenced qualification of high-end BGA packages for one potential customer and a package in which one semiconductor is stacked on top of another for another potential customer. See also "Summary -- Recent Developments."

     We characterize a sale geographically based on the country in which the customer is headquartered. The following table sets forth the geographical distribution, by percentage of our revenue for the periods indicated.

                                                                   QUARTER ENDED
                                     --------------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
     GEOGRAPHICAL DISTRIBUTION         1999        1999         1999            1999         2000        2000
     -------------------------       ---------   --------   -------------   ------------   ---------   --------
                                                                    (UNAUDITED)
United States......................      0.0%       0.1%          0.2%          11.4%          5.9%      18.6%
Europe.............................      2.0%       3.5%          9.6%          14.6%         58.4%      49.0%
Japan..............................     95.5%      64.9%         50.7%          51.6%         24.1%      21.8%
Rest of Asia.......................      2.5%      31.5%         39.5%          22.4%         11.6%      10.6%
                                       -----      -----         -----          -----         -----      -----
          Total....................    100.0%     100.0%        100.0%         100.0%        100.0%     100.0%
                                       =====      =====         =====          =====         =====      =====

     Semiconductors tested and packaged by us are used in a diverse range of end use applications. In particular, we focus on testing and packaging semiconductors used in communications and personal computer applications. We estimate that the principal end use applications of the semiconductors we tested and assembled, as a percentage of our total net revenue, during the periods indicated were as follows:

                                                                         QUARTER ENDED
                                                ---------------------------------------------------------------
                                                MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                                  1999       1999       1999       1999       2000       2000
                                                --------   --------   --------   --------   --------   --------
                                                                          (UNAUDITED)
Communications................................     2.0%       3.5%       9.8%      11.7%      10.9%      20.8%
Personal computers............................    98.0%      96.5%      90.2%      88.3%      89.1%      77.0%
Medical/others................................     0.0%       0.0%       0.0%       0.0%       0.0%       2.2%
                                                 -----      -----      -----      -----      -----      -----
          Total net revenue...................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                                                 =====      =====      =====      =====      =====      =====

CUSTOMER SERVICE

     We place very strong emphasis on providing high quality service to our customers. We have dedicated customer service teams who interface with customers on a regular and pro-active basis on a range of issues, from technical issues to order fulfillment. We have also established sales offices in Japan and San Jose, California to enable us to work more closely with our customers at these locations.

QUALITY CONTROL

     We are committed to maintaining high levels of quality control with respect to services that we provide to customers. Our goal is to meet, and to the extent possible, exceed customer expectations through business excellence, creativity and continuous improvement. In addition, we believe that our advanced management information system infrastructure provides us with a competitive advantage in quality control, by improving manufacturing efficiency and by enabling automation of processing and reducing errors.

     In addition, before engaging us, our customers perform a stringently controlled process of qualifying our facility to meet their quality standards. Each product brought in for testing undergoes a qualification process, known as test correlation. In this process, we provide evidence to the customer that sample semiconductors given to us achieve test results that meet the customer's quality standards. Each semiconductor type subcontracted to us for assembly must be qualified to meet strict quality and reliability standards, including accelerated testing.

     Our quality assurance efforts are supported by a team of highly experienced personnel comprising engineers, technicians and other employees whose sole responsibility is to monitor our test and assembly processes to ensure they meet quality standards. Our in-house laboratory is equipped with advanced analytical tools and provides the necessary equipment and resources for our research and development and engineering staff to continuously enhance product quality and process improvement.

     We conduct our test and assembly operations in clean rooms where we control the air purity, temperature and humidity. To ensure stability and integrity of our operations, we maintain clean rooms at our facilities that meet U.S. federal 209E class 100 and 1000 standards issued by the U.S. General Services Administration, an agency that prescribes methods for verifying and monitoring air cleanliness in clean room environments. Our facility has also been certified to meet ISO 9002 quality standards by the International Standards Organization, or ISO. Because packaging and testing customers often look to an ISO certification as a threshold indication of a company's quality control standards, we believe that ISO certification provides independent verification to our customers as to the quality control system in the facility's manufacturing processes.

FACILITIES AND EQUIPMENT

FACILITIES

     We presently operate one facility in Singapore which we opened in December 1998. Our facility is a five story building with a site area of 192,999 square feet, and a floor area of 390,300 square feet (of which we are utilizing only 253,700 square feet as of June 30, 2000).

     In addition to our test and assembly operations, our facility houses our corporate executive, administrative, sales and marketing and finance offices. Our facility is located on land leased from Jurong Town Corporation, a statutory board of the Government of Singapore, for a term expiring 2024 with a renewal option for another 30 years. The facility is designed to accommodate:

     - 170,000 square feet of test space;

     - 70,000 square feet of assembly space;

     - 290 testers;

     - 420 wire bonders;

     - 45 mold systems; and

     - our 50,000 square foot clean room, Class 100/1000 standard.

     Our current facilities are sufficient to accommodate our planned purchases of test and assembly equipment at least through 2001. In addition to our headquarters in Singapore, we also have a sales office in Japan and San Jose, California, and representative offices in Korea and Italy.

EQUIPMENT

     We work closely with our major equipment suppliers to ensure that equipment is delivered on time and meets our stringent performance specifications. The success of our operations and expansion plans depend on us being able to obtain an adequate supply of test and assembly equipment on a timely basis. See "Risk Factors -- We may be unable to obtain testing or assembly equipment when we require it."

     Testing Equipment. Testing equipment is a key component of the testing process. Testing equipment technology evolves rapidly, and therefore we continue to invest in state-of-the-art testing equipment. We believe this state-of-the-art equipment provides us with a significant advantage over our competitors, especially those encumbered by legacy systems. Our systems include test platforms able to test both analog and digital functions in a system-on-chip package, and high speed testers capable of testing radio frequency semiconductors and memory semiconductors such as Rambus DRAM and DDR DRAM. With this equipment, we can provide our customers with competitive levels of testing performance and are able to quickly increase production levels for our new customers. We use our equipment to maximize testing speed and to shorten our customers' time to market. Our major test equipment suppliers include Advantest, Agilent Technologies (a subsidiary of Hewlett-Packard), LTX, Credence and Teradyne. As of June 30, 2000, we owned and operated 10 mixed-signal testers, four logic testers and 20 memory testers. In addition, an additional six logic testers were on lease. While it is possible that we may arrange with customers to take testing equipment that is not widely applicable to other tested products on consignment, none of our testers are currently subject to consignment arrangements.

     In addition to testing equipment, we maintain a variety of other types of equipment, such as automated handlers and probers (with special handlers for wafer probing), scanners, reformers and personal computer workstations for use in software development.

     Assembly Equipment. The primary equipment used in assembly includes wire bonders and mold systems. As of June 30, 2000, we own and operate 34 wire bonders and seven mold systems. All of our wire bonders and mold systems allow for interchangeability between leadframe and laminate packages. Our major equipment suppliers include Kulicke & Soffa for wire bonders and Apic Yamada Corporation for mold and trim-form equipment.

RAW MATERIALS

     Our assembly operations depend on obtaining an adequate supply of raw materials on a timely basis. The principal raw materials used in assembly are leadframes, substrates, gold wire and mold compound. We generally purchase raw materials based on non-binding forecasts provided to us by our customers. We work closely with our primary suppliers, providing them with a several months rolling forecast and weekly requirement schedules. Accordingly, our suppliers are better able to supply us with raw materials. There are a limited number of raw materials suppliers in our industry. Consequently, if there is a loss of business with these suppliers as a whole, our business will be significantly affected. We qualify at least two different suppliers for each type of raw material. We may choose to use one supplier more than another supplier primarily to take advantage of cost savings and to ensure stability of supply. Currently, five suppliers provide approximately 76% of our raw material requirements. The substrate materials used in our BGA packages are currently provided by a total of five suppliers located in several different countries in Asia. We also form active strategic partnerships with our key suppliers to ensure continued access to technology, parts availability and competitive pricing. Any inability to obtain sufficient quantities of raw materials from our suppliers at reasonable prices or to pass on higher materials costs to our customers could result in lost customers, increased production costs and curtailed operations, and could reduce our profitability. See "Risk Factors -- We are dependent on raw material suppliers and do not have any long-term supply contracts with them."

COMPETITION

     In the independent test services industry, we compete primarily on the basis of our

     - engineering capability;

     - strategic focus on fast growing segments of the semiconductor market;

     - quality of service;

     - flexibility to respond quickly to changing customers requirements while maintaining utilization rates;

     - capacity, particularly from leading-edge equipment;

     - production yield and cycle time; and

     - pricing.

     In the independent packaging services industry, our principal competitive strategy is to focus on the high-end segment, where we compete on the basis of our

     - technical capabilities;

     - production yield;

     - quality of service;

     - cycle time; and

     - pricing.

     Integrated device manufacturers that use our services continuously evaluate our performance against their own in-house testing and capabilities. Our ability to compete depends on our ability to offer value to these customers. We do so in a number of ways. First, as an independent test and assembly services provider, we are able to allocate our fixed cost investments across a wider portfolio of customers and products to maximize capacity utilization, and hence achieve competitive per unit cost. Second, we believe that our technical expertise in the area of memory testing is equal to or greater than integrated device manufacturers' in-house expertise technology. Third, the increasing rate of technological change has meant a continuous need to invest in increasingly sophisticated semiconductor test and assembly equipment. For example, the transition to synchronous DRAM has rendered lower speed testers purchased up to the mid-1990's obsolete. A high speed synchronous DRAM tester typically costs twice as much as a lower speed DRAM tester.

Similarly, the expected industry transition to Rambus DRAM or DDR DRAM has resulted in yet another technology break requiring large infusion of capital for equivalent test capacity. A Rambus DRAM or DDR DRAM tester typically costs twice as much as a synchronous DRAM tester. In the area of mixed-signal testing, the integration of diverse electrical functions on a system-on-a-chip semiconductor has resulted in the need to invest in high end mixed-signal testing systems. In the area of assembly, we expect that the technology shift will involve a transition from leaded to laminate packages, and possibly to chip scale or wafer level packaging in the future. Independent device manufacturers are increasingly relying on independent test and assembly services providers to keep pace with the capital investments and technological expertise needed to provide test and assembly services.

     The independent semiconductor test and assembly service industry is very competitive and diverse. In order to compete, we must bring the most technologically advanced test services and packages to market as quickly as our competitors and at comparable prices. Test and assembly services are provided by both large multi-national companies and small niche market competitors. We face substantial competition from a number of competitors that are much larger in size, as well as from smaller niche companies offering limited services, which compete principally on the basis of engineering capability, location and available capacity. Our larger competitors' facilities are primarily located in Asia and include Advanced Semiconductor Engineering, Inc. (Taiwan), Amkor Technology, Inc. (Korea and Philippines), ASE Test Limited (Taiwan, Malaysia and Korea), ASAT Holdings Limited (Hong Kong), ChipPAC Incorporated (Korea and China), Orient Semiconductor Engineering (Taiwan), Siliconware Precision Industries Co., Ltd. (Taiwan), ST Assembly Test Services Ltd (Singapore) and United Test Center Inc. (Taiwan).

     We believe each of these companies have significant manufacturing capacity, financial resources, research and development, operations, marketing and other capabilities and has been in operation for some time, and will establish relationships with our future customers. We believe these companies have also established relationships with many of our current customers. As of June 30, 2000, some of our competitors are in mass production of some advanced packages, such as the plastic, enhanced and fine-pitch BGA packages, while we are still undergoing customer qualification or are at the advanced customer sampling stage for these packages.

     While we believe that we compete favorably with our principal competitors, we cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our operating results will not be adversely affected by increased price competition. See "Risk
Factors -- We may not be able to compete successfully in our industry."

INTELLECTUAL PROPERTY

     Our operational success will depend in part on the ability to develop and protect our intellectual property, which principally relates to proprietary manufacturing processes and techniques. We have applied for six patents in Singapore, and we intend to apply for similar patents in other countries such as the United States and Japan. If the patents are granted, we may seek to cross-license or share our intellectual property portfolio at a future time if it is advantageous for us to do so. We expect to file patent applications primarily in the United States, Singapore, Taiwan and the European Union, but may also file in other countries to protect our proprietary technologies, where appropriate.

     When we are aware of intellectual property of others that may pertain to or affect our business, we will attempt to either avoid processes protected by existing patents, cross-license or otherwise obtain those process or package technologies. In addition, we execute confidentiality and non-disclosure agreements with our customers and consultants and limit access to and distribution of our proprietary information. Our continued success will rely in part on the technological skills and innovation of our personnel and our ability to develop and maintain proprietary technologies. The departure of any of our management or technical personnel and the breach of their confidentiality and non-disclosure obligations or our failure to achieve our intellectual property objectives could render us unable to obtain or use intellectual property rights we need to operate our business or may increase our costs which could reduce our profitability.

     Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology and the proprietary technology of our customers entrusted to us by our customers during the testing process and to avoid infringement of existing and future intellectual property of others. We cannot assure you that patents will be issued for pending or future applications or that, if patents are issued, they will not be challenged, invalidated or avoided, or that rights granted thereunder will provide adequate protection or other commercial value to us. The laws of countries in which our services are or may be sold may not protect our packages and our intellectual property rights to the same extent as the laws of the United States or other countries where our intellectual property may be filed or registered. In addition, countries in which our services are or may be sold could have rights or laws governing intellectual property about which we are unaware.

     In the event that any valid claim is made against us, we would be required to:

     - stop using infringing processes;

     - cease manufacturing, using, importing or selling infringing packages;

     - pay substantial damages;

     - develop non-infringing technologies; or

     - attempt to acquire licenses to use the infringed technology.

     As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the packages in the market further overlap, we believe that companies in our industry may face more frequent patent infringement claims. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or patent infringement claims in the future. We may also have to commence lawsuits against companies who infringe our intellectual property rights. Any of those claims could result in substantial costs and diversion of our resources.

     A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block the distribution or sale of allegedly infringing packages. Although we may seek licenses from third parties covering the intellectual property that we are allegedly infringing, we cannot guarantee that any of these licenses could be obtained on acceptable terms, if at all.

ENVIRONMENTAL MATTERS AND COMPLIANCE

     Our test and assembly operations do not generate significant pollutants. Our operations are subject to regulatory requirements and potential liabilities arising under Singapore laws and regulations governing among other things, air, emissions, waste water discharge, waste storage, treatment and disposal, and remediation of releases of hazardous materials. We believe that we are in compliance with all applicable environmental laws and regulations. Expenditures on environmental compliance currently represent an insignificant portion of our operating expenses.

EMPLOYEES

     As of June 30, 2000, we had 525 employees worldwide of whom 318 were operations personnel, 135 were engineering personnel, 18 were sales and marketing personnel and 54 were general, administrative and executive management personnel. We actively recruit to attract the highest quality personnel in the region.

     Our employees are not covered by any collective-bargaining arrangement. We believe that our relationship with our employees is good and we have had very low employee turnover. We maintain confidentiality and non-competition agreements with all of our key employees through our letters of appointment with them.

LEGAL PROCEEDINGS

     We believe that we are not a party to any legal proceedings which could seriously harm our company.

INSURANCE

     We maintain insurance policies covering losses, including losses due to business interruption and losses due to fire, which we consider to be adequate. Our insurance policies cover our buildings, machinery and equipment. Significant damage to our production facilities, whether as a result of fire or other causes, could require us to curtail operations. We are not insured against the loss of any of our key personnel.

ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore. Most of our directors and executive officers named in this prospectus live outside the United States. Also, most of our assets are located outside the United States. As a result, you may not be able to:

     - effect service of process upon us or these persons within the United States; or

     - enforce against us or these persons in United States courts, judgments obtained in United States courts. These include judgments relating to the federal securities laws of the United States.

     Our Singapore legal adviser, Allen & Gledhill, has advised us that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. Our Singapore legal adviser has also advised us that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States. This doubt arises because the application of the federal securities laws of the United States in the Singapore courts is not automatic. A person seeking to bring a claim in the Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States will first have to prove such laws as a question of fact before the Singapore courts will give effect to these provisions. In addition, notwithstanding the proof of such laws, there may also be other grounds on which the Singapore courts may not recognize such claims, depending on the content and nature of the relevant provision on which such a claim is brought. Thus, for instance, Singapore courts may, on public policy grounds, refuse to recognize claims for punitive damages or claims which are penal in nature or are based on United States revenue laws.

     Mr. Pakkirisamy Rajamanickam, our Vice President of U.S. Operations, will act as our agent to receive service of process with respect to any action brought against us in the United States.

                                   MANAGEMENT

     The following table sets forth, as of September 28, 2000, the name, age and position of each director and executive officer of our company.

                   NAME                     AGE                   POSITION
                   ----                     ---                   --------
BOARD OF DIRECTORS
Charles Chen Chih Yuan....................  38   Chairman of the Board of Directors
Inderjit Singh(1),(3).....................  40   Director
Chew Lo-Hou(1),(3)........................  51   Director
Chua Joo Hock.............................  44   Director
Shinpei Kamata............................  64   Director
Khor Peng Soon............................  50   Director
Shaw Shung-Ho(1),(3)......................  46   Director
Sitaram Chandra Das(2)....................  46   Director
Klaus Christian Wiemer(2).................  63   Director
Chun-Yen Chang(2).........................  62   Director
Yasutaka Shida(4).........................  48   Alternate Director to Shinpei Kamata
EXECUTIVE OFFICERS
Inderjit Singh............................  39   President, Chief Executive Officer
Yeo Mui Sung..............................  42   Vice President, Chief Financial Officer
Chok Yean Hung............................  36   Vice President, Test Engineering
Felix J. Gnanapragasam....................  45   Vice President, Assembly Engineering and
                                                 EOL
Albert Ng Aik Khoon.......................  38   Vice President, Sales & Marketing
Pakkirisamy Rajamanickam..................  45   Vice President, U.S. Operations
Seet Joo Meng.............................  37   Vice President, Site Services
Swee Yong Khim............................  45   Vice President, R&D and QRA
Michael Tang Suk Sung.....................  51   Vice President, Manufacturing

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Executive Committee.

(4) Under Singapore companies law, a director appointed by a company may, if permitted by the articles of association of that company, appoint an alternate director to act in place of that director should the director be unable to perform his or her duties as director of that company for a period of time. See "-- Board of Directors."

     None of our directors, executive officers or substantial shareholders is related to another.

BIOGRAPHICAL INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     CHARLES CHEN CHIH YUAN. Mr. Charles Chen Chih Yuan has been a director of UTAC since May 1998. He has 10 years of experience in financial investment, insurance and advanced technology management. Mr. Chen served as a board member of Wan Hai Lines Ltd. from May 1990 to May 1993 and served as Supervisor of the Board of SK Corporation from May 1991 to May 1994. He also served as a board member of Shih Lin Paper Co., Ltd. from May 1995 to May 1998 and served as Supervisor of the Board of both Far Eastern Air Transport Corp. and Cosmos Bank Taiwan, from April 1998 to October 1999 and May 1998 to July 1999, respectively. Currently Mr. Chen is also a member of the board of directors of Yeong Yi (Asia) Co. Ltd, Titan Technology Venture Capital Investment Corporation, Baker Williams Development, Advanced Vision System Inc., Day Shine Technology Inc., Express Container Terminal Corporation, Evervaliant Corporation, Tai-An Insurance Co. Ltd., R&D Investment Inc. and Fortune Technology Fund I Ltd. Mr. Chen received his Masters in Business Administration degree from New York University in 1990.

     INDERJIT SINGH. Mr. Inderjit Singh is our founder and has been our President and board member since May 1998. He has 14 years of experience in the semiconductor and information technology industries. Prior to founding UTAC, Mr. Singh worked for Texas Instruments Singapore Pte Ltd for 13 years. He served in a variety of positions, including the Director of Assembly and Test Operations for the Memory Operations Division from 1996 to 1998. Mr. Singh is currently a Member of Parliament of the Singapore Government. He is also the Vice-Chairman of the Ang Mo Kio Yishun Town Council. He sits on the Government Parliamentary Committee for Finance and Trade & Industry and a number of other parliamentary and government committees. Currently, Mr. Singh is also a director in a number of other privately held companies, including two of our shareholders, Singapore-Texas Investment Inc. and United Microelectronics Management Pte Ltd. Mr. Singh received his Masters in Business Administration degree (UK) from the University of Strathclyde.

     CHEW LO-HOU. Mr. Chew Lo-Hou has been a director of UTAC and has served as a member of the executive committee since May 1998. He has also been chairman of the compensation committee since January 2000. He has 10 years of experience in advanced technology management and 10 years of experience of venture capital management. Mr. Chew served with Hambrecht & Quist Corporation from October 1991 to October 1995 and since December 1995 has served at Fortune Consulting Group, Inc. Currently Mr. Chew is the Chairman and Chief Executive Officer of the Fortune Consulting Group and is also a director of Central Technology and several privately held companies. Mr. Chew received his MBA degree from Massachusetts Institute of Technology in 1988.

     CHUA JOO HOCK. Mr. Chua Joo Hock has been a director of UTAC and has served as a member of the executive committee since May 1998. Mr. Chua is the Senior Vice President at Vertex Management. He has been with Vertex Management for over 10 years. Mr. Chua is a director of Ultro Technologies Ltd and ASA Ceramic Ltd, both publicly-listed in Singapore. He is also a director in a number of other privately held companies in the USA, Singapore and the People's Republic of China. Mr. Chua has a Bachelor of Engineering degree from the University of Singapore and a Masters in Business Administration degree from the National University of Singapore.

     SHINPEI KAMATA. Mr. Shinpei Kamata has been a director of UTAC since May 1998. He has 25 years of experience in the semiconductor and electric measuring apparatus industry. Mr. Kamata worked at Advantest Corporation as the senior managing director until July 1997. Currently, Mr. Kamata is Chairman of Advantest Asia Pte Ltd, Advantest Taiwan Inc. and Advantest (Suzhou) Co., Ltd. Mr. Kamata received his engineering degree from Tokai College in 1959.

     KHOR PENG SOON. Mr. Khor Peng Soon has been a director of UTAC since May 1998. He has 14 years of experience in financial management and venture capital investment. Prior to November 1997, Mr. Khor worked at Sembawang Holdings Pte Ltd and Sembawang Aviation Pte Ltd. From November 1997 to November 1999, he served as Director of Special Projects at Century Private Equity Management Pte Ltd. Currently Mr. Khor is also the Senior Vice President of Century Private Equity Management Pte Ltd and the Vice President of Temasek Holdings (Private) Ltd. Currently, Mr. Khor is also a director of Osim International (S) Pte Ltd, Castalla Investments Pte Ltd, Continental Polymers, Inc., P.T. Lotus Indah Textile Industries Indonesia, Hendrix Feed (Xiangtan) Co. Ltd., N.A.I. Ltd and Prosper Development Ltd. Mr. Khor received his Master of Industrial Engineering degree from University of New South Wales in 1981.

     SHAW SHUNG-HO. Mr. Shaw Shung-Ho has been a director of UTAC since May 1998. He has also served as a member of compensation committee since January 2000. He has 15 years of experience in semiconductor industries and advanced technology venture capital investment. From October 1995 to February 1998, Mr. Shaw served with TCW/YFY Investment Partners (Taiwan) Ltd. Currently, Mr. Shaw is also a board member of Enrichment I Venture Capital Corp., Taiwan Memory Technology Inc. and several other privately held companies. Mr. Shaw received his Masters in Business Administration degree from National Cheng Chi University in 1978.

     SITARAM CHANDRA DAS. Mr. Sitaram Chandra Das has been a director of UTAC and has served as a member of the audit committee since July 2000. Mr. Das is Managing Director of NUR Investment & Trading Pte Ltd. He has 35 years of experience primarily in companies involved in the trading and manufacturing industries. Mr. Das served with Singapore Trade Representative from 1970 to 1971, with Trade Development Board from 1983 to 1986 and since 1993 has served at NTUC Fairprice Co-operative Ltd.

Mr. Das is also the Chairman of the board of directors of Nera
Telecommunications Ltd and a member of the board of directors of L&M Group Investments Ltd, Provisions Suppliers Corporation Ltd, and The Ascott Ltd, all of which are publicly listed companies in Singapore. Mr. Das received his Bachelors of Arts degree (with honors) from the University of Singapore in 1965.

     KLAUS CHRISTIAN WIEMER. Mr. Klaus Christian Wiemer has been a director of UTAC and has served as a member of the audit committee since July 2000. Mr. Wiemer has over 32 years of experience in the semiconductor industry. From 1969 to 1987, Mr. Wiemer served in various management positions with Texas Instruments. Mr. Wiemer has served as President and Chief Executive Officer at several semiconductor companies, including Taiwan Semiconductor Manufacturing Ltd, from 1987 to 1991, Chartered Semiconductor Manufacturing Ltd, from 1991 to 1993, and Simtek Corp. from 1993 to 1994. Currently Mr. Wiemer is the President and Chief Executive Officer of EL Specialists, Inc. and is also a director of NeoMagic Corp. and Simtek Corp. and several privately held companies. Mr. Wiemer received his Ph.D. degree from Virginia Polytechnic Institute in 1969.

     CHUN-YEN CHANG. Mr. Chun-Yen Chang has been a director of UTAC and has served as a member of the audit committee since July 2000. He has 32 years of experience in academics as a university professor. Mr. Chang served with National Nano-Device Laboratories from 1990 to 1997 and since 1969 has served at National Chiao Tung University. Currently Mr. Chang is the President of National Chiao Tung University and is also a chairman of China Airline Development Foundation. Mr. Chang received his Ph.D. degree from National Chiao Tung University in 1970.

     YASUTAKA SHIDA. Mr. Yasutaka Shida has been an alternate director of UTAC since January 2000. He has 14 years of experience in management and administration. Mr. Shida served at Advantest Corporation from 1975 until 1983, when he was transferred to Advantest America Inc., where he served as Financial Controller until 1993. He worked at Electric Retrofit Corporation as a director from 1994 to 1995. Since 1995 Mr. Shida has served as Managing Director of Advantest Asia Pte Ltd. Mr. Yasutaka Shida received his Business Administration degree from the University of Toyo in 1975.

OTHER EXECUTIVE OFFICERS

     YEO MUI SUNG. Ms. Yeo Mui Sung has been our Chief Financial Officer since October 1999. She has more than 17 years of experience in financial and management accounting . She has held key positions in several multinational corporations including Coca Cola, Texas Instruments Singapore Pte Ltd, Archive and Baxter Healthcare. She served on the Baxter Quality Board of Examiners in addition to her responsibilities as their Financial Controller. Prior to joining UTAC, she was Corporate Controller for F&N Coca-Cola Pte Ltd. from 1997 until 1999. Ms. Yeo received her Bachelor of Science in Business Administration (major in Accounting) with Magna Cum Laude from University of San Francisco, USA.

     CHOK YEAN HUNG. Mr. Chok Yean Hung has been our Vice President of Product and Test Engineering since April 1998. Mr. Chok has more than 10 years experience in semiconductor testing. Before joining UTAC, he was with Texas Instruments Singapore Pte Ltd as a World Wide MOS Memory Operation Product Engineering Manager from 1995 until 1998. Mr. Chok received his Bachelor of Electrical & Electronics Engineering (2nd Upper) from National University of Singapore. He was awarded the Ministerial Citation for Excellence in Test Development from the Singapore National Science and Technology Board in 1997.

     FELIX JOSEPH GNANAPRAGASAM. Mr. Felix J. Gnanapragasam has served as our Vice President of Engineering for Assembly Engineering and EOL since May 1998. Mr. Gnanapragasam has over 15 years of experience in the semiconductor industry. Prior to joining UTAC, Mr. Gnanapragasam spent 14 years in management positions with Texas Instruments Singapore Pte Ltd. Mr. Gnanapragasam received his Bachelor of Science Honors Degree in Engineering from The University of Aston in Birmingham, United Kingdom.

     ALBERT NG AIK KHOON. Mr. Albert Ng has been our Vice President of Sales and Marketing since our formation in March 1998. He has more than 10 years experience in semiconductor testing and assembly. Prior to joining UTAC, Mr. Ng held management positions with Texas Instruments Singapore Pte Ltd in engineering, memory module operations, joint venture customer service and planning from September 1989 to March 1998. Mr. Ng holds a Bachelor of Engineering (first class honors) in Mechanical Engineering from Heriot-Watt University, Edinburgh and a Masters in Science (gold medal) in Computer-Integrated-Manufacturing from Nanyang Technological University.

     PAKKIRISAMY RAJAMANICKAM. Mr. Pakkirisamy Rajamanickam has been our Vice President of U.S. Operations during 2000. He worked at National Semiconductor as Product Line Manager, Telecom, from 1986 until 1995. From 1995 until 1998, Mr. Rajamanickam served as Director of Sales and Marketing for ST Assembly Test Services Ltd and from 1998 to 1999 he served as Vice President of Sales and Marketing for ISE Labs, Inc. Mr. Rajamanickam graduated from the Indian Institute of Technology with a Bachelors degree in Electronics and Communications (with Honours) in 1982.

     SEET JOO MENG. Mr. Seet Joo Meng has served as our Vice President of Site Services since April 1998. Mr. Seet was responsible for the site selection and building works management during our start-up phase. He has 12 years of working experience in the semiconductor industry. From 1987 to 1998, Mr. Seet was with Texas Instruments Singapore Pte Ltd where he held senior managerial positions in manufacturing, memory modules operations and process engineering. Mr. Seet received his Bachelor of Engineering degree (with Honors) in Mechanical and Production Engineering from National University of Singapore and his Master of Science degree in Management of Technology from National University in Singapore.

     SWEE YONG KHIM. Mr. Swee Yong Khim has been our Vice President of R&D and QRA since August 1998. He worked for Texas Instruments Singapore Pte Ltd from 1979 to 1998 and held engineering and management positions. Mr. Swee was also the Technical Council Chairman for the asia pacific region in 1995 and was elected Member Group Technical Staff in 1985 and Senior Member of Technical Staff in 1988. He has over 8 patent applications currently under filing covering areas of semiconductor packaging, semiconductor testing and EOS/ESD with Texas Instruments Singapore Pte Ltd. He currently has applied for four patents under UTAC's name in the areas of semiconductor packaging and quiescent current. Mr. Swee graduated from the University of Singapore with a Bachelor of Science in 1979 and a Master of Science in 1985.

     MICHAEL TANG SUK SUNG. Mr. Michael Tang Suk Sung has served as our Vice President of Manufacturing Operations since October 1998. Mr. Tang has more than 27 years of experience in the semiconductor industry. He began his career in 1973 with Texas Instruments Singapore Pte Ltd and later joined Fairchild Semiconductor in 1985 as Manufacturing Manager. Prior to joining UTAC, in 1995 Mr. Tang worked for United Test Center Inc. (Taiwan) as Vice President of Operations Division to start up their semiconductor operations. In 1996, Mr. Tang started a joint venture company with the Acer Semiconductor Group and lead the new company (Acer Testing Inc. Taiwan) as Vice President Operations Division until his departure in October 1998. Mr. Tang received his Mechanical Engineering Diploma and Bachelor of Engineering, Electronic and Communications in 1973.

BOARD OF DIRECTORS

     Our Articles of Association set the minimum number of directors at two. We currently have 10 directors and 1 alternate director. Our management and board may nominate candidates for appointment to the board by UTAC's shareholders. UTAC's shareholders may then either appoint these nominees or other nominees duly placed before the shareholders. Subsequent to the closing of the global offering, no UTAC shareholder will have a contractual right to appoint any director to the board. A portion of our directors are elected at each annual general meeting of shareholders. One third of our board retires each year and is eligible to stand for reelection. The directors who have been in office longest since their reelection or appointment are the ones who retire each year. Our President will not be required to stand for reelection as a director while he or she is in office.

     Our Articles of Association permit a director to appoint an alternate director to act in place of that director should the director be unable to perform his or her duties as director for a period of time. Under Singapore law, the alternate director is not merely an agent of the director but is accountable to the company for his or her actions as director during the period for which he or she acts as alternate director. An alternate director serves only during the term of the director that appointed him or her.

     Our board of directors appoints our President and our President appoints the remainder of our executive officers. The terms of employment are set forth in the respective executive officers' employment agreements. See "-- Employment Agreements."

COMMITTEES OF THE BOARD OF DIRECTORS

     The compensation committee of our board of directors oversees executive compensation and development in our company with the goal of building capable and committed management teams through competitive compensation, focused management and progressive policies which can attract, motivate and retain a pool of talented executives to meet our current and future growth plans. Specifically, the compensation committee:

     - establishes compensation policies for key executives;

     - approves salary reviews, bonuses and incentives for our key executives except our Chief Executive Officer;

     - approves share incentives, including share options and share ownership for our executives except our Chief Executive Officer;

     - approves key appointments and reviews succession plans for key positions; and

     - oversees the development of key executives and younger executives.

     Our compensation committee currently consists of three members, Chew Lo Hou, Shaw Shung-Ho and Inderjit Singh.

     The audit committee of our board of directors currently consists of three members, all of which are independent directors. The audit committee reviews, acts on and reports to the board of directors regarding various auditing and accounting matters, including the scope and results of annual audits and the recommendation of our independent auditors. The members of the audit committee currently are Sitaram Chandra Das, Klaus Christian Wiemer and Chun-Yen Chang.

     The executive committee of our board of directors reviews, acts on and reports to the board of directors regarding various business activities, including the exercise of any of UTAC's powers to guarantee obligations, to mortgage its properties, to borrow money and to incur capital expenditures, in each case only if the activity exceeds a minimum monetary threshold and the activity was not provided for in the annual budget. The members of the executive committee currently are Inderjit Singh, Chew Lo-Hou, Chua Joo Hock and Shaw Shung-Ho.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The aggregate compensation we paid to or accrued for all of our directors and executive officers for services rendered to us and our subsidiary during the fiscal year ended December 31, 1999 was $1,085,665. We did not set aside any provision for pension, retirement or similar benefits for any director or officer during the fiscal year ended December 31, 1999. We also provide our directors and some of our officers with customary director or officer insurance, as appropriate.

DIRECTOR COMPENSATION

     All members of our board of directors are eligible to participate in our Equity Plan. Upon the effectiveness of the registration statement, of which the U.S. Prospectus is a part, and including any options to be granted in accordance
with this policy, Messrs. [       ] will receive options to purchase [       ]
shares at the initial public offering price with [       ] shares vesting
[       ]. Executive directors (who are employees of UTAC) are eligible to participate in our Employee Share Purchase Plan as long as they meet eligibility requirements. Independent directors (who are not employees of UTAC) are not eligible to participate in our Employee Share Purchase Plan.

     Directors are reimbursed for reasonable expenses they incur in attending meetings of the board and its committees or in connection with our business. They may also receive compensation for performing additional or special duties at the request of the board of directors. Independent (non-employee) directors and alternate directors do not receive any compensation for serving or attending meetings of the board of directors.

ISSUANCE OF SHARE OPTIONS

     Prior to the consummation of the global offering, we intend to issue
options to purchase [          ] ordinary shares under our Equity Plan, of which
we expect [          ] will be held by our officers and directors. We expect
that the exercise price of these options will be equal to the price to the public in the global offering. We expect that the expiration dates of the options will range from five to ten years.

EMPLOYEE BENEFIT PLANS

     We view share options as a key incentive to aid in attracting and retaining the best available personnel, to motivate them, and to help them provide for their future security. Further, we believe the implementation of the Equity Plan and the Employee Share Purchase Plan is important to our competitive position globally, as such plans are increasingly common among companies in the high-technology sectors in which we operate.

2000 EQUITY INCENTIVE PLAN

     In May 2000, our shareholders approved our Equity Plan. This plan will allow our directors, employees and consultants the ability to acquire an ownership interest in our company. Ordinary shares in the capital of our company constituting 18% of our outstanding capital at any one time may be sold under the Equity Plan. Shares sold pursuant to the Equity Plan may be newly issued shares or, to the extent permitted by applicable law, reacquired shares.

     The Equity Plan will allow us to grant incentive share options (which qualify as "incentive stock options" as defined in Section 422 of the U.S. Internal Revenue Code), nonstatutory share options, and, if permitted by applicable law, share purchase rights to employees, consultants and members of our board of directors. Nonstatutory share options and share purchase rights may be granted to employees, consultants and directors, while incentive share options may be granted only to employees. An employee, consultant or director who directly or indirectly controls 15% or more of our issued share capital or who otherwise exercises control over UTAC, or a controlling shareholder, will be eligible to participate in the Equity Plan under its terms. UTAC does not, however, intend to grant awards under the Equity Plan to controlling shareholders.

     The exercise price of a share underlying an option may be greater than, less than, or equal to fair market value, but in no event will the per share exercise price for any share underlying an option be less than the par value of a share.

     The Equity Plan will provide for the grant of share purchase rights, if permitted by applicable law. Share purchase rights permit the grantee to purchase restricted shares, subject to forfeiture, transfer or other restrictions, and vesting conditions relating to continued service, within the limitations of the Equity Plan and applicable law. To the extent permitted by applicable law and unless the Equity Plan administrator determines otherwise, the participant's restricted share purchase agreement may subject these restricted shares to a repurchase option exercisable by UTAC upon termination of the purchaser's employment or other service relationship with us. Shares purchased upon exercise of unvested options, if permitted by the optionee's option agreement, are also restricted shares under the Equity Plan subject to forfeiture, transfer or other restrictions, and vesting, within the limitations of the Equity Plan and applicable law.

     Our board of directors or a committee of the board may administer the Equity Plan. Starting with the date our shares begin public trading, a committee composed of two or more directors will administer the Equity Plan with respect to employees, consultants, and executive (employee) directors. Any director who serves on this committee must be both an "outside director" within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and a "non-employee director" within the meaning of Rule 16b-3 under the U.S. Securities Exchange Act. The board of directors will administer the Equity Plan with respect to independent (non-employee) directors. The administrator will determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award (but no participant may receive options or awards to acquire more than 1,000,000 shares per year after the date of this document once the conditions described in the Equity Plan have been satisfied), the exercisability of the options, and the form of consideration payable upon exercise, subject to the limitations of the Equity Plan and applicable law. The board of directors will have the authority to amend, suspend or terminate the Equity Plan, provided that no action may affect any share previously issued and sold or any option previously granted under the Equity Plan without the consent of the holder. In addition, shareholder approval will be required for the board of directors to increase the number of shares that may be issued under the Equity Plan, except upon specified events, such as a merger, recapitalization, spin-off, stock split, dissolution, disposition of substantially all of our assets, or other similar corporate transaction or event. In an event such as those listed in the preceding sentence and involving a change in our capital structure, the board will have discretion to adjust the exercise price of any option or share purchase right. They may also adjust the number and kind of shares for which options or share purchase rights may be granted or the number and kind of restricted shares or the number and kind of shares that are subject to outstanding options and share purchase rights.

     The minimum exercise price and maximum term of options granted under the Equity Plan will differ for different participants. The maximum term of an option granted under the Equity Plan will be 10 years from the date of the grant. However, for an incentive share option granted to a person who, at the time of the grant, owns shares representing more than 10% of the voting power of all classes of shares of our company or any parent or subsidiary, the maximum term will be five years.

     The per share exercise price of an incentive share option must equal at least 110% of the fair market value of a share on the grant date if granted to a 10% shareholder, and at least 100% of the fair market value if granted to anyone else. The per share exercise price of a nonstatutory share option must equal at least 110% of the fair market value of a share on the grant date if granted to a 10% shareholder, and otherwise the minimum per share exercise price will be 85% of the fair market value or a lower price if permitted by applicable law. The minimum exercise prices set forth in this paragraph will not apply to options granted pursuant to a merger or other corporate transaction.

     Options and other awards granted under the Equity Plan generally will be subject to vesting conditions relating to continued service, which customarily provide that the award becomes exercisable over time in stages corresponding to length of service as an employee, director or consultant. Options and other awards generally will not be transferable by the optionee, and each option and other award will be exercisable during the lifetime of the optionee only by the optionee. Options granted under the Equity Plan generally must be exercised within three months after the end of the optionee's status as an employee, director or consultant, or within one year if the status is terminated by disability or death. In the case of death the option will be exercisable by the optionee's estate or by the person who is bequeathed or who inherits the right of exercise. In no event, however, may an option be exercised later than the expiration of the option's term. If an optionee's status as an employee, director or consultant is terminated for cause, the option will terminate immediately.

     The Equity Plan will provide that, in the event of an acquisition of our company, the administrator will have the authority, but not the obligation, to accelerate the vesting of each outstanding option and other award. If there is an acquisition, any surviving or acquiring corporation may assume any outstanding options or other awards or may substitute similar share awards, without accelerating the vesting of outstanding awards, except as provided below. In the event any surviving or acquiring corporation does not assume or substitute for outstanding options and other awards, then with respect to participants whose status as an employee, director or consultant has not terminated prior to the acquisition, the vesting of awards will be accelerated and made fully exercisable and all restrictions on those awards shall lapse at least 10 days before the acquisition closes, and with respect to other participants, outstanding awards will terminate if not exercised before the merger closes. In the event any surviving or acquiring corporation in an acquisition does assume or substitute for outstanding options and other awards, an employee's or a director's awards shall become immediately fully vested and exercisable if, within 12 months after the acquisition, any of the following also occurs: we terminate that participant's employee or director status without cause, that employee terminates employment because the employee's principal work location moves a distance from the employee's existing work location which unreasonably increases the employee's commute, or that employee terminates employment because there is a material reduction in the employee's responsibilities.

     United States Securities Laws. The Equity Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act of 1933, as amended, or the Securities Act, and the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, including Rule 16b-3. The Equity Plan will be administered, and options will be granted and may be exercised, only in a manner that conforms to those laws, rules and regulations. To the extent that applicable law permits, the Equity Plan and options granted thereunder will be deemed amended to the extent necessary to conform to those laws, rules and regulations.

     General United States Federal Tax Consequences. Under current U.S. federal laws, in general, recipients of awards and grants of nonstatutory share options and restricted shares under the Equity Plan are taxable under Section 83 of the U.S. Internal Revenue Code, or the Code, upon their receipt of shares or cash with respect to those awards or grants and, subject to Section 162(m) of the Code, our company will be entitled to an income tax deduction with respect to the amounts taxable to those recipients. Under Sections 421 and 422 of the Code, if recipients of incentive share options that qualify as incentive stock options, exercise the incentive stock options and then hold the options and option shares for minimum holding periods, the recipients are generally not taxable on their receipt of shares and our company is not entitled to income tax deductions with respect to those exercises.

     Section 162(m) Limitation. In general, under Section 162(m) of the Code, or Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation for an executive officers exceeds US$1,000,000, less the amount of any "excess parachute payments" as defined in
Section 280G of the Code, in any one year. For purposes of this general rule, total compensation includes base salary, annual bonus, share option exercises and non-qualified benefits paid. However, under Section 162(m), the deduction limit does not apply to "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, shareholders. In particular, share options will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the Equity Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the share price after the grant date. In other words, the option exercise price is equal to or greater than the fair market value of the shares subject to the award on the grant date.

     Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the Equity Plan will not be subject to Section 162(m) until the earlier of:

     - the material modification of the Equity Plan;

     - the issuance of all employer shares and other compensation that has been allocated under the Equity Plan; or

     - the first meeting of shareholders at which directors are to be elected that occurs after December 31, 2003 (the transition date).

     After the transition date, rights or awards granted under the Equity Plan, other than options, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless those rights or awards are granted or vest upon preestablished objective performance goals whose material terms are disclosed to and approved by the shareholders of UTAC. Thus, we expect that the other rights or awards under the Equity Plan will not constitute "performance-based compensation" for purposes of Section 162(m).

     We have attempted to structure the Equity Plan in a manner that, after the transition date, subject to obtaining shareholder approval for the Equity Plan, the remuneration attributable to share options which meet the other requirements of Section 162(m) will not be subject to the US$1,000,000 limitation. We have not, however, requested a ruling from the U.S. Internal Revenue Service or an opinion of counsel regarding this issue.

2000 EMPLOYEE SHARE PURCHASE PLAN

     In May 2000, our shareholders approved the Employee Share Purchase Plan. Ordinary shares in the capital of our company constituting 7% of our outstanding capital at any one time may be sold under the Employee Share Purchase Plan. Shares sold pursuant to the Employee Share Purchase Plan may be newly issued shares or, to the extent permitted by applicable law, reacquired shares. As of the date of this prospectus, no shares have been issued under the Employee Share Purchase Plan.

     The Employee Share Purchase Plan will be administered by a committee, which will be appointed by our board of directors and will be composed of at least two members of our board of directors. The Employee Share Purchase Plan will contain consecutive offer periods that are at least six months in duration, as determined by the committee. The first offer period will commence on the date immediately preceding the first date on which a share is traded on an exchange or quoted on Nasdaq or a successor quotation system. Employees, including executive (employee) directors and controlling shareholders, will be eligible to participate if they are customarily employed by us or any participating subsidiary for more than 20 hours per week and more than five months per year.

     Subject to the approval of the Singapore Commissioner for Labor, the Employee Share Purchase Plan will permit participants to purchase shares through payroll deductions of up to 15% of the participant's base compensation. Base compensation is defined as the participant's total base compensation which he or she receives on each payday as compensation for services to UTAC, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. Amounts deducted and accumulated by the participant will be used to purchase shares at the end of each offer period. The price of shares purchased under the Employee Share Purchase Plan will be 85% of the lesser of the fair market value of the shares on:

     - the first day of the offer period; or

     - the last day of the offer period.

     Purchase of shares by participants in the Employee Share Purchase Plan will occur automatically on the last day of each offer period. Participants may end their participation at any time other than the final 15 days of an offer period, and they will be paid their payroll deductions to date. Participation will end automatically upon termination of employment with us and the employee's payroll deductions to date will be refunded to the employee. However, if employment is terminated by the employee's death, a refund of the employee's payroll deductions to date will require a written request from the executor of the employee's will or the administrator of the employee's estate before the next date on which an offer period ends. Otherwise the purchase of shares using the employee's payroll deductions will occur on the last day of the offer period.

     Rights to purchase shares granted under the Employee Share Purchase Plan will not be transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the Employee Share Purchase Plan. The Employee Share Purchase Plan will provide that, upon specified events, such as a merger, recapitalization, spin-off, stock split, dissolution, disposition of substantially all of our assets or other similar corporate transaction or event, our board of directors will have discretion to adjust the exercise price of any of those rights to purchase shares as well as to adjust the number and kind of shares that may be purchased under the Employee Share Purchase Plan. Our board of directors will have the authority to amend or terminate the Employee Share Purchase Plan; however, shareholder approval will be required to amend the Employee Share Purchase Plan to change the number of shares that may be sold pursuant to the Employee Share Purchase Plan except upon specified events involving a change in capital structure, such as those listed in the preceding sentence. The Employee Share Purchase Plan will terminate on June 30, 2011, unless terminated earlier in accordance with its provisions.

EMPLOYMENT AGREEMENTS

     Each of our executive officers is a party to an employment agreement with us which sets forth compensation and related terms of that person's employment. All of those persons are employed until an appropriate termination notice is given, or payment in lieu of notice is given, by either party. We maintain confidentiality and non-competition agreements with all of our key employees through our letters of appointment with them.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for that type of indemnification.

                              CERTAIN TRANSACTIONS

     All new material related party transactions among our company and its officers, directors, principal shareholders and their affiliates require approval of a majority of the board of directors and must be on terms those directors believe are no less favorable to our company than could be obtained from unaffiliated parties. In addition, after the global offering, all material related party transactions must be separately approved by the audit committee.

     From year ended December 31, 1998 to June 30, 2000, the following related party transactions have taken place:

     - United Test Center, Inc. is a Taiwan company and one of our competitors whose president, Mr. Tsai Chung-Che was also the chairman of our board of directors until May 2000. In 1999, we sold testing equipment to United Test Center, Inc. for $43,000 and we purchased testing equipment from United Test Center, Inc. for $8,068,000. These sale and purchase prices were determined, after negotiation, based upon our estimate of the fair market value of the equipment at the time of the relevant transaction. We believe these sale and purchase prices and the other terms of these transactions were no less favorable to us than if we had effected such transactions on an arm's length basis with a third party. We did not purchase or sell any equipment to United Test Center, Inc. in 1998. We have also leased equipment to United Test Center, Inc. for a period of two years beginning December 8, 1998. Rental payments under this lease are $38,000 per quarter for the six months ended June 30, 1999 and the year ended December 31, 1999. Rental payments are $102,000 for the six months ended June 30, 2000.

     - Advantest (Singapore) Pte Ltd was our main supplier of memory test equipment. Mr. Shinpei Kamata, one of our directors, is also one of the directors of Advantest Asia Pte Ltd, which held 4.5% of our shares as of June 30, 2000, and is the parent company of Advantest (Singapore) Pte Ltd. In 1999 and for the half year ended June 30, 2000, we purchased testing equipment from Advantest (Singapore) Pte Ltd for $14,178,000 and $3,991,000, respectively. This purchase price was determined after negotiation with Advantest (Singapore) Pte Ltd based upon our estimate of the fair market value of the equipment at the time of purchase. We believe the purchase price and other terms of the transaction were no less favorable to us than if we had effected such transaction on an arm's length basis with a third party. We did not purchase or sell any testing equipment to Advantest (Singapore) Pte Ltd in 1998.

     - United Microelectronics Management Pte Ltd is one of our shareholders. In December 1999, we issued 985,000 shares to United Microelectronics Management Pte Ltd, at a purchase price equal to $1.00 per share. The balance of $685,000 of the payment for these shares was received in January, 2000.

     - In 1998, Mr. Tsai Chung-Che, the former chairman of our board of directors, provided interest-free financing for our start-up activities in the amount of $31,000. We repaid this loan in full during 1999.

     - In 1999, we paid $18,000 to Tai-An Insurance Co. Ltd for directors' and officers' liability insurance for a period of one year. Mr. Charles Chen Chih Yuan, one of our directors, is also one of Tai-An Insurance Co. Ltd's directors. We believe the price and other terms of the transaction were no less favorable to us than if we had effected such transactions on an arm's length basis with a third party.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 20, 2000 (giving effect to the four-to-one stock split and the stock dividend), based on an aggregate of 568,084,568 ordinary shares outstanding as of that date, and as adjusted to reflect the sale of the ordinary shares offered by us, by:

     - each person or group of affiliated persons who is known by us to beneficially own 10% or more of our ordinary shares;

     - each of our directors and our chief executive officer; and

     - all of our directors and executive officers as a group.

     The table assumes that none of these persons acquires shares in the global offering.

     Beneficial ownership is determined in accordance with rules of the U.S. Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

                                                   BEFORE THE GLOBAL OFFERING   AFTER THE GLOBAL OFFERING
                                                   --------------------------   --------------------------
NAME OF BENEFICIAL OWNER                           NO. OF SHARES   PERCENTAGE   NO. OF SHARES   PERCENTAGE
------------------------                           -------------   ----------   -------------   ----------
Charles Chen Chih Yuan(1)........................    24,225,172        4.3%       24,225,172     [     ]%
Inderjit Singh(2)................................    38,242,660        6.7%       38,242,660     [     ]%
Manjit Kaur d/o Mall Singh(2)....................    38,242,660        6.7%       38,242,660     [     ]%
Chew Lo-Hou(3)...................................    20,029,264        3.5%       20,029,264     [     ]%
Chua Joo Hock(4).................................    21,990,344        3.9%       21,990,344     [     ]%
Shinpei Kamata(5)................................    25,406,920        4.5%       25,406,920     [     ]%
Khor Peng Soon(6)................................    36,971,580        6.5%       36,971,580     [     ]%
Shaw Shung-Ho(7).................................    65,373,688       11.5%       65,373,688     [     ]%
All directors and executive officers as a
  group(8).......................................   244,692,312       43.1%      244,692,312     [     ]%

---------------
(1) Represents shares held by Baker Williams Development Ltd, R&D Investment Inc., Titan Technology Venture Capital Investment Corp. and Fortune Technology Fund I Ltd, which own 7,808,928, 7,808,928, 3,807,316 and
    4,800,000 of our shares, respectively. Mr. Charles Chen Chih Yuan owns 50% of Baker Williams Development Ltd, 30% of R&D Investment Inc., 25% of Titan Technology Venture Capital Investment Corp. and 9% of Fortune Technology Fund I Ltd. He is Chairman of Baker Williams Development Ltd. and Titan Technology Venture Capital Investment Corp., and he sits on the board of directors of R&D Investment Inc. and Fortune Technology Fund I Ltd. Mr. Chen may be deemed to beneficially own any shares held by Baker Williams Development Ltd, R&D Investment Inc., Titan Technology Venture Capital Investment Corp. and Fortune Technology Fund I Ltd.

(2) Includes shares held by United Microelectronics Management Pte. Ltd. and Singapore-Texas Investments Inc., which own 12,828,504 and 23,414,156 of our shares, respectively. Mr. Inderjit Singh and his wife, Manjit Kaur d/o Mall Singh, together own 100% of United Microelectronics Management Pte. Ltd. and 100% of Singapore-Texas Investments Inc. Mr. Singh and his wife may be deemed to beneficially own any shares held by United Microelectronics Management Pte. Ltd. and Singapore-Texas Investments Inc. Also includes 2,000,000 shares held directly by his wife, Manjit Kaur d/o Mall Singh. Mr. Singh disclaims beneficial ownership of these shares.

(3) Represents shares held by Golden Technology Venture Capital Investment Corp., Cosmos Technology Venture Capital Investment Corp., Legend Technology Capital Investment Corp. and Titan Technology Venture Capital Investment Corp., each of which owns 3,807,316 of our shares. Mr. Chew Lo-Hou was originally elected to our board as a nominee of these shareholders and is the president of Cosmos Technology Venture Capital Investment Corp. Mr. Chew is a director, the chief executive officer and owns 30% of Fortune Technology Fund I Ltd, which owns 4,800,000 of our shares. Mr. Chew is also a director, the chief executive officer and owns 9.5% of Fortune Consulting Group, Inc., which is the investment advisor of Golden Technology Venture Capital Investment Corp., Cosmos Technology Venture Capital Investment Corp., Legend Technology Capital Investment Corp. and Titan Technology Venture Capital Corp. Mr. Chew may be deemed to beneficially own any shares held by Golden Technology Venture Capital Investment Corp., Cosmos Technology Venture Capital Investment Corp., Legend Technology Capital Investment Corp., Titan Technology Venture Capital Investment Corp. and Fortune Technology Fund I Ltd.

(4) Represents shares owned by Vertex Investment (II) Ltd. and Vertex Asia Limited, each of which owns 10,995,172 of our shares. Mr. Chua Joo Hock was originally elected to our board of directors as a nominee of these shareholders and is also the Vice

    President/Assistant General Manager for Vertex Management (II) Pte Ltd, which serves as investment advisor to Vertex Investment (II) Ltd. and Vertex Asia Limited. Mr. Chua disclaims beneficial ownership of any shares held by Vertex Investment (II) Ltd. and Vertex Asia Limited.

(5) Represents shares owned by Advantest Asia Pte Ltd., which owns 25,406,920 of our shares. Mr. Kamata was originally elected to our board of directors as a nominee of this shareholder and is also the Chairman of Advantest Asia Pte Ltd. Mr. Kamata disclaims beneficial ownership of any shares held by Advantest Asia Pte Ltd.

(6) Represents shares owned by Century Private Equity Holdings (S) Pte Ltd, which owns 36,971,580 of our shares. Mr. Khor Peng Soon was originally elected to our board of directors as a nominee of this shareholder and is also serves as Vice President of Temasek Holding Corp., which serves as investment advisor to Century Private Equity Holdings (S) Pte Ltd. Mr. Khor disclaims beneficial ownership of any shares held by Century Private Equity Holdings (S) Pte Ltd.

(7) Represents shares owned by Taiwan Special Opportunities Fund II and Enrichment I Venture Capital Corp., which own 49,606,740 and 2,066,948 of our shares, respectively. Also includes 13,700,000 shares owned by Taiwan Special Opportunities Fund III. Mr. Shaw Shung-Ho was originally elected to our board of directors as a nominee of these shareholders and also serves as Vice President of TCW/YFY Investment Partners (Taiwan) Ltd., which serves as investment advisor to Taiwan Special Opportunities Fund II and Taiwan Special Opportunities Fund III, and sits on the board of directors of Enrichment I Venture Capital Corp. Mr. Shaw disclaims beneficial ownership of any shares held by Taiwan Special Opportunities Fund II, Taiwan Special Opportunities Fund III and Enrichment I Venture Capital Corp.

(8) In determining the beneficial ownership of all of the directors and officers of UTAC as a group, we have excluded 8,607,316 shares from the calculation to avoid double counting because both Mr. Charles Chen Chih Yuan and Mr. Chew Lo-Hou may be deemed to beneficially own the 3,807,316 UTAC shares held by Titan Technology Venture Capital Investment Corp. and the 4,800,000 UTAC shares held by Fortune Technology Fund I Ltd.

                          DESCRIPTION OF SHARE CAPITAL

     The following statements are brief summaries of our capital structure and of the material rights and privileges of shareholders conferred by the laws of Singapore and our Articles of Association. These statements summarize the material provisions of our Articles of Association that we expect to adopt in July, 2000 but are qualified by reference to the form of the Articles of Association themselves, which have been filed as an exhibit to the registration statement, of which the U.S. Prospectus forms a part. Our Articles of Association are available for examination at our registered office in Singapore.

ORDINARY SHARES

     Our authorized capital is $500,000,000 consisting of 2,000,000,000 ordinary shares of par value $0.25 each. We currently have only one class of shares, namely, ordinary shares, which have identical rights in all respects and rank equally with one another.

     As of September 20, 2000, 568,084,568 ordinary shares were issued and outstanding. All of our ordinary shares are in registered, as opposed to bearer, form. All issued ordinary shares are entitled to the voting rights described under "-- Voting Rights." We may purchase our own ordinary shares in accordance with the provisions of the Companies Act and the rules of the SGX-ST. However, we may not, except in circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares.

     None of our outstanding securities are held of record by persons or entities in the United States.

NEW ORDINARY SHARES

     New ordinary shares may only be issued with the prior approval in a general meeting of our shareholders. The approval, if granted, will lapse at the conclusion of the annual general meeting following the date on which the approval was granted. Our shareholders have given us general authority to issue any remaining authorized but unissued ordinary shares prior to our next annual general meeting. Subject to the foregoing, the provisions of the Companies Act and any special rights attached to any class of shares currently issued, all new ordinary shares are under the control of our board of directors who may allot and issue the same with the rights and restrictions as it may think fit. Our shareholders are not entitled to pre-emptive rights under our Articles of Association or Singapore law.

PREFERENCE SHARES

     Our Articles of Association provide that, subject to the prior approval in a general meeting of our shareholders, we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our board of directors may determine. At any time, the total nominal value of our issued preference shares must not exceed the total nominal value of our issued ordinary shares. In addition, our preference shareholders must have the same rights as our ordinary shareholders with respect to the receipt of notices, reports, balance sheets and attendance of our general meetings. Our preference shareholders must also have the right to vote at any meeting convened for the following purposes:

     - reducing our capital;

     - our winding-up or sanctioning a sale of our undertaking;

     - where the proposal to be submitted to the meeting directly affects their rights and privileges;

     - when the dividends to be paid on our preference shares are more than six months in arrears.

     We may, subject to the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option, subject to redemption provided that such preference shares may not be redeemed:

     - except out of profits which would otherwise be available for dividends, or out of the proceeds of a new issue of shares made for the purpose of redemption; and

     - unless they are fully paid-up before they are redeemed.

ISSUE OF SHARES AT A PREMIUM

     Our directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium will be transferred to a share premium account except in a situation whereby we have issued shares at a premium in consideration for the acquisition of at least 90% of the equity share capital of another company.

SHAREHOLDERS

     Only persons who are registered in our register of shareholders and, in cases in which the person so registered is The Central Depository (Pte) Limited, or The Central Depository, the persons named as the depositors in the depository register maintained by The Central Depository for our ordinary shares, are recognized as shareholders. We will not, except as required by law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right of the registered holder of that ordinary share (or of the person whose name is entered in the depository register for that ordinary share) to that ordinary share. We may close the register of shareholders for any time or times if we provide the Registrar of Companies and Businesses of Singapore at least 14 days' notice. However, the register may not be closed for more than 30 days in aggregate in any calendar year. We typically close the register to determine shareholders' entitlement to receive dividends and other distributions for no more than ten days a year.

TRANSFER OF ORDINARY SHARES

     There is no restriction on the transfer of fully paid ordinary shares, except where required by the listing rules of any stock exchange on which we are listed or the rules or by-laws of that stock exchange or by law, for example, where the transfer would be restricted by securities laws or laws regarding bankruptcy or incapacity.

     Our board of directors may decline to register any transfer of ordinary shares which are not fully paid shares or ordinary shares on which we have a lien. Ordinary shares may be transferred by a duly signed instrument of transfer in a form approved by any stock exchange on which we are listed. Our board of directors may also decline to register any instrument of transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and any other evidence of title as they may require. We will replace lost or destroyed certificates for ordinary shares if we are properly notified and if the applicant pays a fee which will not exceed S$2 and furnishes any evidence and indemnity that our board of directors may require.

GENERAL MEETINGS OF SHAREHOLDERS

     We are required to hold an annual general meeting every year. Our board of directors may convene an extraordinary general meeting whenever it thinks fit and must do so if shareholders representing not less than 10% of the total voting rights of all shareholders request in writing that such a meeting be held. In addition, two or more shareholders holding not less than 10% of our issued share capital may call a meeting. Unless otherwise required by law or by our Articles of Association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of at least 75% of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of the company, amendments to our Memorandum and Articles of Association, a change of our corporate name and a reduction in our share capital, share premium account or capital redemption reserve fund. We must give at least 21 days' notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days' notice in writing. The notice must be given to every shareholder who has supplied us with an address in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business.

VOTING RIGHTS

     A shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a shareholder. A person who holds ordinary shares through The Central Depository's book-entry clearance system will only be entitled to vote at a general meeting as a shareholder if his name appears on the depository register maintained by The Central Depository 48 hours before the general meeting. Except as otherwise provided in our Articles of Association, two or more shareholders holding at least 33 1/3% of our issued and fully paid up ordinary shares must be present in person or by proxy to constitute a quorum at any general meeting. Under our Articles of Association, on a show of hands, every shareholder present in person, by proxy or by attorney shall have one vote, and on a poll, every shareholder present in person, by proxy or by attorney shall have one vote for each ordinary share held. A poll may be demanded by the following persons:

     - the chairman of the meeting; or

     - not less than two members present in person or by proxy and entitled to vote; or

     - a shareholder present in person or by proxy and representing at least 10% of the total voting rights of all the shareholders having the right to vote at the meeting; or

     - a shareholder present in person or by proxy and holding voting shares on which are paid up in aggregate totaling at least 10% of the total amount paid up on all the shares conferring the right to vote at the meeting.

     No poll may be demanded on a question relating to the choice of who acts as chairman of the meeting or the adjournment of the meeting.

DIVIDENDS

     We may, by ordinary resolution of our shareholders, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our board of directors. We must pay all dividends out of our profits or pursuant to Section 69 of the Companies Act. Our board of directors may also declare an interim dividend without the approval of our shareholders. All dividends are paid pro rata among the shareholders in proportion to the amount paid up on each shareholder's ordinary shares, unless the rights attaching to an issue of any ordinary share provides otherwise. Unless otherwise directed, dividends are paid by check or warrant sent through the mail to each shareholder at his registered address. Notwithstanding the foregoing, our payment to The Central Depository of any dividend payable to a shareholder whose name is entered in the depository register shall, to the extent of payment made to The Central Depository, discharge us from any liability to that shareholder in respect of that payment.

BONUS AND RIGHTS ISSUE

     Our board of directors may, with approval by our shareholders at a general meeting, capitalize any reserves or profits (including profit or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. Our board of directors may also issue rights to take up additional ordinary shares to shareholders in proportion to their shareholdings. These rights are subject to any conditions attached to the issue.

TAKE-OVERS

     The Companies Act and the Take-Over Code regulate the acquisition of ordinary shares of public companies and contain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his own or together with parties acting in concert with him, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the provisions of the Take-Over Code. "Parties acting in concert" include a company and its related and associated companies, a company and its directors (including their relatives), a company and its pension funds, a person and any investment company, unit trust or other fund whose investment that person manages on a discretionary basis, and a financial advisor and its client in respect of shares held by the financial advisor and shares in the client held by funds managed by the financial advisor on a discretionary basis. An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding, either on his own or together with parties acting in concert with him, between 25% and 50% of the voting shares acquires additional voting shares representing more than 3% of the voting shares in any 12 month period.

LIQUIDATION OR OTHER RETURN OF CAPITAL

     If our company liquidates or in the event of any other return of capital, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings, subject to any special rights attaching to any other class of shares.

INDEMNITY

     As permitted by Singapore law, our Articles of Association provide that, subject to the Companies Act, we will indemnify our board of directors and officers against any liability incurred in defending any proceedings, whether civil or criminal, that relate to anything done or omitted to have been done as an officer, director or employee and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in which relief is granted by the court. We may not indemnify directors and officers against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to our company.

     We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities under the U.S. Securities Act of 1933 is against public policy and is therefore unenforceable. If a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being offered in the global offering, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of that issue.

LIMITATIONS ON RIGHTS TO HOLD OR VOTE SHARES

     Except as described in "-- Voting Rights" and "-- Take-Overs" above, there are no limitations imposed by Singapore law or by our Articles of Association on the rights of non-resident shareholders to hold or vote ordinary shares.

SUBSTANTIAL SHAREHOLDINGS

     Under the Companies Act, a person has a substantial shareholding in a company if he has an interest (or interests) in one or more voting shares in the company and the nominal amount of that share (or the aggregate of the nominal amounts of those shares) is not less than 5%. of the aggregate of the nominal amount of all voting shares in the company. A substantial shareholder is required to give notice in writing to the company of his name and address, a description of the interest (including the name of the person who is the registered holder of the shares) and a description of the circumstances by which he acquired the interest. A substantial shareholder is also required under the Companies Act to give notice in writing to the company if there is any change in his interests in voting shares or if he ceases to be a substantial shareholder. The written notice must be given within two days after a person becomes, or ceases to be, a substantial shareholder, or two days after a change occurs in the nature of the person's interests in the company's voting shares.

MINORITY RIGHTS

     The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of our company, as they think fit to remedy any of the following situations:

     - our affairs are being conducted or the powers of our board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of our shareholders; or

     - we take an action, or threaten to take an action, or the shareholders pass a resolution, or threaten to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of our shareholders, including the applicant.

     Singapore courts have wide discretion as to the reliefs they may grant and those reliefs are in no way limited to those listed in the Companies Act itself. Without prejudice to the foregoing, Singapore courts may:

     - direct or prohibit any act or cancel or vary any transaction or resolution;

     - regulate our affairs in the future;

     - authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on the terms as the court may direct;

     - provide for the purchase of a minority shareholder's shares by our other shareholders or by our company and, in the case of a purchase of shares by us, a corresponding reduction of our share capital;

     - provide that our Memorandum or Articles of Association be amended; or

     - provide that our company be wound up.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

     ADSs represent ownership interests in securities that are on deposit with a depositary bank. The Bank of New York, whose Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286, will act as the depositary bank for our ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, our custodian is The Development Bank of Singapore Ltd located at 24 Raffles Place #B1-00, Clifford Centre, Singapore 0104.

     We have appointed The Bank of New York as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the Securities and Exchange Commission under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The following is a summary description of the ADSs and your rights as an owner of ADSs. Please note that your rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

     Investors in our company may purchase either ordinary shares or ADSs evidenced by ADRs. Our ordinary shares will trade in Singapore dollars on the SGX-ST and there will be no public market for our ordinary shares in the United States. Our ADRs will trade in U.S. dollars on the Nasdaq National Market. Holders of ADRs may have their voting rights, and their ability to participate in rights offerings, limited by the terms of the deposit agreement, as described below. To the extent distributions of cash are made, we expect that they will be in Singapore dollars for ordinary shares and U.S. dollars for ADSs, net of fees and expenses of The Bank of New York. Transaction fees paid with respect to ADSs may be higher than those associated with ordinary shares. In addition, as described below, holders of our ADSs may be unable to participate in rights offerings and other distributions made by us and may experience dilution of their holdings as a result.

     Each ADS represents ten ordinary shares on deposit with the custodian bank. An ADS will also represent securities, cash or any other property deposited with The Bank of New York but not distributed to ADR holders.

     If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of Singapore, which may be different from the laws in the United States.

     As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name.

ISSUANCE OF ADSS UPON DEPOSIT OF ORDINARY SHARES

     The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares or evidence of the right to receive shares with the custodian. The depositary bank will deliver these ADRs to the person you indicate only after you pay any applicable issuance fees and expenses and any charges and taxes payable for the transfer of the ordinary shares to the custodian.

     The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADRs in whole numbers.

     When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

     - your ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

     - all preemptive and similar rights, if any, with respect to your ordinary shares have been validly waived or exercised;

     - you are duly authorized to deposit the ordinary shares;

     - your ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon the deposit will not be, except as provided in the deposit agreement, "restricted securities" (as defined in the deposit agreement); and

     - the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

     If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

WITHDRAWAL OF ORDINARY SHARES UPON CANCELLATION OF ADSS

     As a holder of ADSs, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the underlying ordinary shares at the custodian's offices. In order to withdraw the deposited securities represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, to the extent the ADSs initially had rights under the depository agreement, the ADSs will no longer have any of those rights.

     If you hold an ADS registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

     You will have the right to withdraw the ordinary shares represented by your ADSs at any time subject to:

     - temporary delays that may arise because the transfer books for the ordinary shares or the ADSs are closed or when ordinary shares are immobilized in connection with voting at a shareholders' meeting or a payment of dividends, if any;

     - your obligation to pay fees, taxes and similar charges; and

     - restrictions imposed because of any U.S. or foreign laws or regulations applicable to ADRs or the withdrawal of securities on deposit.

     The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

DIVIDENDS AND DISTRIBUTIONS

     As a holder, you have the right to receive the cash dividends or other distributions we make on shares or other securities deposited with the custodian bank; however, your receipt of these distributions may be limited by practical considerations and legal limitations after the custodian deducts its fees and expenses. Holders will receive the distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

DISTRIBUTIONS OF CASH

     Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of that notice, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

     The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. Conversion may not be practicable due to, for example, foreign exchange laws which would prohibit conversion into U.S. dollars or due to any governmental approval which would be needed for the conversion but which cannot be obtained. If a conversion is not practicable, the deposit agreement allows the depositary to distribute the dividend or distribution only to those ADR holders to whom it is possible to do so. The depositary will hold the dividend or distribution it cannot convert for the account of the ADR holders who have not been paid. The depositary will not invest the balance and will not be liable for the interest. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

DISTRIBUTIONS OF ORDINARY SHARES

     Whenever we distribute as a dividend or make a free distribution of ordinary shares for the securities on deposit with the custodian, we will promptly notify the depositary bank and furnish it with satisfactory evidence that it is legal to make such distribution. Upon receipt of that notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of that sale will be distributed as in the case of a cash distribution. If the depositary does not distribute additional ADRs, each ADR will also represent the new shares.

     The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders or the Company under the terms of the deposit agreement. In order to pay those taxes or governmental charges, the depositary bank may sell, by public or private sale, all or a portion of the new ordinary shares so distributed.

     New ADSs will not be distributed if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the shares received and will distribute the proceeds of the sale as in the case of a distribution of cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

ELECTIVE DISTRIBUTIONS

     Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice of the distribution to the depositary bank and will indicate whether we wish the distribution to be made available to you. If we choose to make the distribution available to you, we will assist the depositary bank in determining whether the distribution is lawful and reasonably practical.

     The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In that case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

     If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Singapore would receive if that shareholder failed to make an election, as more fully described in the deposit agreement.

DISTRIBUTIONS OF ADDITIONAL RIGHTS

     Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

     U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade ADRs freely in the United States. In this case, the depositary may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

     The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable the holders to exercise those rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. Upon the exercise of any of those rights, you may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs. Please note that the depositary bank is not obligated to establish procedures to facilitate the distribution and exercise of those rights.

     The depositary bank will not distribute the rights to you if:

     - we do not request that the rights be distributed to you or we ask that the rights not be distributed to you in circumstances where the distribution would violate a law or if it is not operationally practicable (i.e. due to foreign exchange controls, if the underlying securities were not registered or offered pursuant to an available exemption or if our Articles of Association would prohibit the distribution); or

     - we fail to deliver satisfactory documents to the depositary bank, such as opinions addressing the lawfulness of the transaction; or

     - it is not reasonably practicable to distribute the rights.

     The depositary bank will sell any rights that are not exercised or not distributed if that sale is lawful and reasonably practicable. The proceeds of that sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for those rights.

OTHER DISTRIBUTIONS

     Whenever we intend to distribute property other than cash, shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish the distribution to be made to you. If so, we will assist the depositary bank in determining whether that distribution to holders is lawful and reasonably practicable.

     If it is reasonably practicable to distribute that property to you and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, it will distribute the property to you in a manner it deems practicable.

     The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay those taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

     The depositary bank will not distribute the property to you and will sell the property if:

     - we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

     - we do not deliver satisfactory documents to the depositary bank; or

     - the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

     The proceeds of this type of a sale will be distributed to holders as in the case of a cash distribution, in which case the ADRs will also represent the newly distributed property.

CHANGES AFFECTING ORDINARY SHARES

     The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or re-classification of the ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

     If any change of that type were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in those circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute that property to you, the depositary bank may sell that property and distribute the net proceeds to you as in the case of a cash distribution.

VOTING RIGHTS

     As a holder, you may instruct The Bank of New York to vote the shares represented by your ADRs, but only if we ask The Bank of New York to ask for your instructions. The voting rights of holders of ordinary shares are described in "Description of Share Capital." If we do not ask The Bank of New York to ask for your instructions, you will not be able to exercise your right to vote unless you withdraw the shares represented by the ADRs. However, in such circumstances, you may not have sufficient prior notice of the meeting to withdraw your shares. If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try as far as practical, subject to Singapore law and the provisions of the Articles of Association of UTAC and of the deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your shares to a designated representative of UTAC.

     Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. For example, we cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

FEES AND CHARGES

            ADS HOLDERS MUST PAY                                    FOR
            --------------------                                    ---
$5.00 (or less) per 100 ADSs.................  Each issuance of an ADS, including as a result of a distribution of shares or rights
                                                 or other property, and each cancellation of
                                                 an ADS, including if the agreement
                                                 terminates
$.02 (or less) per ADS.......................  Any cash payment
Registration or Transfer Fees................  Transfer and registration of shares on the share register of the Foreign Registrar from
                                                 your name to the name of The Bank of New
                                                 York or its agent when you deposit or
                                                 withdraw shares
Expenses of The Bank of New York.............  Conversion of foreign currency to U.S.
                                               dollars; cable, telex and facsimile
                                                 transmission expenses
Taxes and other governmental charges The Bank
  of New York or the custodian have to pay on
  any ADR or share underlying an ADR, for
  example, stock transfer taxes, stamp duty
  or withholding taxes.......................  As necessary

AMENDMENTS AND TERMINATION

     We may agree with the depositary bank to modify the deposit agreement and the ADRs at any time without your consent for any reason. We undertake to give holders 30 days' prior notice of any modifications that would impose or increase fees of holders of ADRs (other than governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses) that would materially prejudice any of their substantial rights under the deposit agreement.

     You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs at the time the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the shares represented by your ADSs, except in order to comply with mandatory provisions of applicable law.

     We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 90 days before termination.

     Upon termination of the deposit agreement, the following will occur:

     - you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. After termination, the depositary bank will be required only to (a) advise you that the agreement is terminated and (b) continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any of that property to you until you request the cancellation of your ADSs; and

     - at any time after the expiration of one year from the date of termination, the depositary bank may sell by public or private sale the securities held on deposit. The depositary bank will hold uninvested the proceeds from the sale and any other funds then held for the holders of ADSs unsegregated and in a non-interest bearing account. It will not invest the money and will have no liability for interest. At that point, the depositary bank will have no further obligations to holders other than to account for the net proceeds and other cash then held for the holders of ADSs still outstanding (after deducting, in each case, the fee of the depositary bank for the surrender of an ADR, any expenses for the account of the owner of such ADR in accordance with the terms and conditions of the deposit agreement, and any applicable taxes or governmental charges). After termination, our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

BOOKS OF DEPOSITARY

     The depositary bank will maintain ADR holder records at its depositary office. You may inspect these records at its office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

     The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

     The deposit agreement limits our obligations and the depositary bank's obligations to you. We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Please note the following:

     - The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

     - We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

     - We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

     - We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative of that holder, or any other person believed by either of us in good faith to be competent to give that advice or information.

     - We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

     - We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

     No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the deposit agreement.

PRE-RELEASE TRANSACTIONS

     In certain circumstances, subject to the provisions of the agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice. In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

TAXES

     You will be responsible for the taxes and other governmental charges payable on the ADRs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

     The depositary bank may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and any other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

FOREIGN CURRENCY CONVERSION

     The depositary bank will arrange for the conversion, by sale or in any other matter that it may determine, of all foreign currency received into U.S. dollars if that conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

     If the depositary bank determines that the conversion of foreign currency is not practical or lawful, or if any required approvals or licenses of any government or agency thereof which is required for such conversion are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

     - convert the foreign currency, in whole or in part, to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

     - distribute the foreign currency (or any appropriate document evidencing the right to receive such foreign currency) to holders for whom the distribution is lawful and practical; and

     - hold the foreign currency, without liability for interest, for the respective accounts of applicable holders entitled to receive the same.

                                    TAXATION

SINGAPORE TAX CONSIDERATIONS

     In this section we discuss the material Singapore tax consequences of the purchase, ownership and disposal of the ordinary shares or ADSs, collectively, the "securities," to a holder of the securities that is not resident in Singapore. This discussion, insofar as it relates to matters of Singapore tax law, constitutes the opinion of Allen & Gledhill, special counsel to the company. This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the securities and does not purport to deal with the tax consequences applicable to all categories of investors. YOU SHOULD CONSULT YOUR OWN TAX ADVISERS AS TO THE SINGAPORE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITIONS OF THE SECURITIES.

     This discussion is based on tax laws in effect in Singapore and on administrative and judicial interpretations of these tax laws, as of the date of this document, all of which are subject to change, possibly on a retroactive basis.

INCOME TAX

  General

     Non-resident corporate taxpayers are subject to income tax on income that is accrued in or derived from Singapore and on foreign income received in Singapore. A non-resident individual is subject to income tax on the income accrued in or derived from Singapore.

     Subject to the provisions of any applicable double taxation treaty and subject as discussed below, non-resident taxpayers who derive management fees, technical services fees and director's fees from Singapore are subject to a withholding tax at a rate of 25.5%. In the case of interest, royalty and rental of movable property, the rate of withholding tax is 15%.

     A corporation will be regarded as being resident in Singapore if the control and management of its business is exercised there (for example, if the corporation's board of directors meets and conducts the business of the corporation in Singapore). An individual will be regarded as being resident in Singapore in a year of assessment if, in the preceding year, he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore.

  Taxation Of Dividends

     If we pay dividends on the ordinary shares or ADSs out of the tax exempt income received because of our pioneer status or out of our income subject to a concessionary tax rate, if any, those dividends will be free of Singapore tax in the hands of the holders of the ordinary shares and ADSs. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Overview" for a discussion of our pioneer status.

     Where the dividend is declared out of the above tax exempt income or income subject to tax at a concessionary rate, we would have to obtain agreement from the Inland Revenue Authority of Singapore confirming the amount of income available for distribution of tax exempt dividends. Before this agreement has been obtained, the Comptroller of Income Tax in Singapore may issue a provisional assessment of our tax exempt income, and we will be able to distribute tax exempt dividends based on this provisional assessment. Exempt dividends paid by us in excess of our finalized tax exempt income will be deemed distributed out of our ordinary income and will be subject to the treatment outlined below.

     We pay tax on our non-tax exempt income at the prevailing corporate tax rate, which is currently 25.5%. This tax paid by us is in effect imputed to, and deemed paid on behalf of, our shareholders. Thus, if we pay dividends on our ordinary shares out of our non-tax exempt income, our shareholders receive the dividends net of the tax paid by us. Dividends received by either a resident or non-resident of Singapore are not subject to withholding tax. Shareholders are taxed in Singapore on the gross amount of dividends, which is the cash amount of the dividend plus an amount normally equivalent to the corporate income tax rate paid by us on the dividend. The tax paid by us effectively becomes available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income, including the gross amount of dividends.

     A non-resident shareholder is effectively taxed on non-tax exempt dividends at the corporate income tax rate. Thus, because tax deducted from the dividend and paid by us at the corporate income tax rate is in effect imputed to, and deemed paid on behalf of, our shareholders (as discussed in the preceding paragraph), no further Singapore income tax will be imposed on the net dividend received by a non-resident holder of ordinary shares or ADSs. Further, the non-resident shareholder will normally not receive any tax refund from the Inland Revenue Authority of Singapore.

     No comprehensive tax treaty currently exists between Singapore and the U.S.

  Gains On Disposal Of The Ordinary Shares Or ADSs

     Singapore does not impose tax on capital gains. However, gains or profits may be construed to be of an income nature and subject to tax, especially if they arise from activities which the Inland Revenue Authority of Singapore regards as the carrying on of a trade in Singapore, or if they are short-term gains from the sale of real property or shares in unlisted companies with substantial real property or real property-related assets in Singapore.

     Thus, any gains or profits from the disposal of the ordinary shares or ADSs are not taxable in Singapore unless the seller is regarded as carrying on a trade in securities in Singapore, in which case the disposal profits would be taxable as trading profits rather than capital gains.

STAMP DUTY

     There is no stamp duty payable in respect of the issuance and holding of new ordinary shares or ADSs. Where existing ordinary shares or ADSs evidenced in certificated form are acquired in Singapore, stamp duty is payable on the instrument of transfer of the ordinary shares or ADSs at the rate of S$2.00 for every S$1,000 of the consideration for, or market value of, the ordinary shares or ADSs, whichever is higher. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of existing ordinary shares or ADSs. Stamp duty is payable if the instrument of transfer is received in Singapore.

     Purchasers of the ordinary shares or ADSs offered in the global offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price per ordinary share or ADS set forth on the cover page of this document.

ESTATE DUTY

     In the case of an individual who is not domiciled in Singapore, Singapore estate duty is imposed on the value of most movable and immovable properties situated in Singapore. Thus, an individual holder of the ordinary shares who is not domiciled in Singapore at the time of his or her death will be subject to Singapore estate duty on the value of any ordinary shares held by the individual upon the individual's death. These shareholders will be required to pay Singapore estate duty to the extent that the value of the ordinary shares, and any other assets subject to Singapore estate duty, exceeds S$600,000. Unless other exemptions apply to the other assets, for example, the separate exemption limit for residential properties, any excess will be taxed at a rate equal to 5% on the first S$12,000,000 of the individual's Singapore chargeable assets and thereafter at a rate equal to 10%. Whether or not ADSs are considered movable properties in Singapore has not been explicitly resolved under Singapore tax law; however, an individual who holds ADSs and is not domiciled in Singapore at the time of his or her death should not be subject to Singapore estate tax duty on those ADSs because those ADSs are registered outside Singapore and hence should not be considered as movable properties in Singapore.

     Prospective purchasers of ordinary shares or ADSs who are individuals, whether or not domiciled in Singapore, should consult their own tax advisors regarding the Singapore estate duty consequences of their investment.

U.S. FEDERAL INCOME TAXATION

     The following summary describes the material U.S. federal income tax consequences relating to an investment in ordinary shares or ADSs of the company as of the date hereof. This summary, to the extent that it states matters of law or legal conclusions and subject to the qualifications in this summary, represents the opinion of Latham & Watkins, special U.S. counsel to the company. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all of which are subject to prospective and retroactive changes, which could affect the tax consequences as described below. This summary further is based in part on the assumption that each obligation in the deposit agreement and any related agreements will be performed in accordance with its terms.

     This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a particular investor. This summary applies only to holders who hold ordinary shares or ADSs as capital assets within the meaning of Code Section 1221, and does not address the tax consequences that may be relevant to investors in special tax situations including, for example:

     - insurance companies,

     - regulated investment companies,

     - tax-exempt organizations,

     - dealers in securities or currency,

     - banks or other financial institutions,

     - investors that hold ordinary shares or ADSs as part of a hedge, straddle or conversion transaction,

     - persons whose functional currency is not the U.S. dollar, or

     - holders that own, directly or indirectly, ten percent or more of the total combined voting power of the shares of the company.

     Further, this summary does not address the alternative minimum tax consequences of an investment in ordinary shares or ADSs or the indirect consequences to holders of equity interests in entities (for instance, partnerships) that own ordinary shares or ADSs. In addition, this summary does not address the state, local and foreign tax consequences of an investment in the ordinary shares or ADSs.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF ORDINARY SHARES OR ADSs.

TAXATION OF U.S. HOLDERS

     The following discussion applies to you if you are a U.S. holder of ordinary shares or ADSs, which, for purposes of the following discussion, is:

     - a citizen or resident of the United States,

     - a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia,

     - an estate the income of which is subject to U.S. federal income tax regardless of its source, or

     - a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or
       (b) the trust was a domestic trust in existence on, and on the day immediately prior to, August 20, 1996 and has elected to be treated as a U.S. person.

     For U.S. federal income tax purposes, if you are the beneficial owner of ADSs you will be treated as the beneficial owner of the underlying shares represented by the ADSs.

  Distributions On Ordinary Shares Or ADSs

     Distributions (other than ordinary shares, if any, distributed pro rata to all shareholders of our company, including holders of ADSs) with respect to ordinary shares or ADSs will be included in your income as dividend income, and therefore ordinary income, at the time received, which in the case of a U.S. holder of ADSs generally will be the date of receipt by the depositary, to the extent those distributions are made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing your tax basis in the ordinary shares or ADSs. Any distribution in excess of your tax basis in the ordinary shares or ADSs will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether you have held the ordinary shares or ADSs for more than one year.

     Dividends paid by us will not be eligible for the dividends received deduction available to certain U.S. corporate shareholders under Code Sections 243 and 245.

     The amount of any cash dividend paid in Singapore dollars will equal the U.S. dollar value of the distribution, calculated by reference to a spot exchange rate in effect on the date the dividend is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Gain or loss may be recognized upon a subsequent sale or other disposition of the Singapore dollars. A foreign currency gain or loss, if any, will be U.S. source ordinary income or loss for U.S. federal income tax purposes.

     For Singapore tax purposes, under the importation tax system, Singapore taxes are paid by us and deemed to have been distributed to and paid by our shareholders. In addition, there is no dividend withholding tax. You will not be subject to U.S. tax on the underlying tax, and you will not be eligible for foreign tax credits for those amounts against your U.S. federal income tax liability. Dividends received with respect to the ordinary shares or ADSs will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid with respect to the ordinary shares or ADSs generally will constitute "passive income" or, in the case of certain holders, "financial services income." However, holders who are individuals may elect to calculate the amount of their creditable foreign taxes on an aggregate basis without reference to specific classes of income if their total creditable foreign taxes does not exceed a threshold amount and other requirements are met.

  Sale or Exchange of Ordinary Shares or ADSs

     You will realize capital gain or loss upon the sale or exchange of the ordinary shares or ADSs measured by the difference between the amount you realize on the sale or exchange and your tax basis in the ordinary shares or ADSs. Any recognized gain or loss will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year. In general, any capital gain or loss recognized upon the sale or exchange of ADSs will be treated as U.S. source income or loss, as the case may be, for U.S. foreign tax credit purposes. Your ability to deduct capital losses is subject to limitations.

  Estate Taxes

     An individual shareholder who is a citizen or resident of the U.S. for U.S. federal estate tax purposes will have the value of the ordinary shares or ADSs owned by that holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Singapore estate tax with respect to the ordinary shares or ADSs will, however, be entitled to credit the amount of that tax against his or her U.S. federal estate tax liability, subject to certain conditions and limitations.

TAXATION OF NON-U.S. HOLDERS

     The following discussion applies to you if you are not a U.S. holder of ordinary shares or ADSs.

  Distributions on Ordinary Shares or ADSs

     You generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to ordinary shares or ADSs unless that income is considered effectively connected with the conduct of a U.S. trade or business.

  Sale or Exchange of ADSs

     You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or exchange of ordinary shares or ADSs, unless that gain is effectively connected with the conduct of a U.S. trade or business.

     If you are engaged in a U.S. trade or business, the income from the ordinary shares or ADSs (including dividends and the gain from the disposition of ordinary shares or ADSs) that is effectively connected with the conduct of that trade or business generally will be subject to regular U.S. federal income tax in the same manner as income of a U.S. holder, as discussed above. In addition, if you are a corporation, your earnings and profits that are attributable to that effectively connected income (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30% (or any lower rate as may be specified by an applicable tax treaty).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Distributions made by us with respect to the ordinary shares or ADSs and gross proceeds received from the disposition (including a sale, exchange, or redemption) of the ordinary shares or ADSs may be subject to information reporting requirements to the IRS and to backup withholding tax at a 31% rate. However, backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a holder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and other required information.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of ordinary shares or ADSs. You should consult your tax advisor concerning the tax consequences of your particular situation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the global offering, there has not been any public market for our ordinary shares or ADSs, and no prediction can be made as to the effect, if any, that market sales of ordinary shares or ADSs or the availability of ordinary shares or ADSs for sale will have on the market price of the ordinary shares and ADSs prevailing from time to time. Nevertheless, sales of substantial amounts of ordinary shares or ADSs in the public market, or the perception that those sales could occur, could adversely affect the market price of ordinary shares and ADSs and could impair our future ability to raise capital through the sale of our equity securities. Please see "Risk Factors -- Future sales of securities by our company or existing shareholders may adversely affect the price of our ordinary shares and our ADSs."

     Upon the closing of the global offering, we will have an aggregate of
[       ] ordinary shares issued and outstanding (including ordinary shares represented by ADSs), assuming the underwriters do not exercise their overallotment option and without taking into account the exercise of any share options that may be issued. The ordinary shares sold in the global offering (including ordinary shares represented by ADSs) will be freely tradable, except that any shares held by "affiliates" as defined under Rule 144 under the Securities Act may only be sold in the United States in compliance with the limitations described below. The remaining ordinary shares are freely tradable in Singapore, but may only be sold in the United States if registered or if they qualify for an exemption from registration under the Securities Act, including Rule 144, Rule 701 or Regulation S. The ordinary shares outstanding after the global offering may be deposited with the depositary and, subject to the terms of the deposit agreement, ADSs representing these ordinary shares will be issued.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this document, a number of shares that does not exceed the greater of 1.0% of the then outstanding ordinary shares (including ordinary shares represented by ADSs) (approximately
[       ] shares immediately after completion of the global offering) or the average weekly trading volume in the ordinary shares (including ordinary shares represented by ADSs) during the four calendar weeks preceding the date on which notice of the sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. Ordinary shares (including ordinary shares represented by ADSs) issued pursuant to Regulation S and held by non-affiliates may immediately be resold in the United States. Sales by any of our affiliates in the United States of ordinary shares owned by them following the global offering may continue to be subject to the volume limitations of Rule 144.

     Each of our directors and executive officers, the principal shareholders named in this document, shareholders and some employees and recipients of Directed Shares (see "Underwriters" for a description of Directed Shares) who
will collectively hold an aggregate of [       ] ordinary shares after the
global offering will be subject to lock-up agreements following the completion of the global offering. Pursuant to the lock-up agreements, these shareholders will agree that they will not, without the prior written consent of Morgan Stanley Dean Witter, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for, ordinary shares or ADSs for a period of 180-days from the date of this document, except for shares disposed of as bona fide gifts approved by Morgan Stanley Dean Witter and except, in the case of those principal shareholders and selected employees who are not directors or executive officers, for any of the reserved shares acquired by them in the global offering.

     We have been advised that these shareholders do not have any present intention to dispose of their ordinary shares, however, we cannot assure you that these holders will not dispose of their ordinary shares. Following the 180-day lock-up period, the ordinary shares held by these shareholders will be eligible for resale, subject to the registration requirements under the Securities Act. Please see "Underwriters" for additional information regarding resale restrictions.

     In addition, we have agreed not to sell or otherwise dispose of any ordinary shares or securities convertible into or exchangeable for ordinary shares during the 180-day period following the date of this document, without the prior written consent of Morgan Stanley Dean Witter. The foregoing does not prevent us, however, from issuing the ordinary shares, directly or in the form of ADSs, subject to the underwriters' overallotment option or issuing shares pursuant to our Equity Plan and Share Purchase Plan. Prior to the consummation
of the global offering, we intend to issue options to purchase [       ]
ordinary shares under our Equity Plan, of which we expect [       ] will be held
by our officers and directors. We expect that the exercise price of these options will be equal to the price paid by the public in the global offering. We expect that the expiration dates of the options will range from five to ten years. We intend to file a registration statement on Form S-8 under the Securities Act within 90 days of the closing of the global offering to register all of the ordinary shares that are or may become subject to options under our Equity Plan, thus permitting the resale of those ordinary shares by nonaffiliates in the public market without restriction under the Securities Act. Please see "Risk Factors -- Future sales of securities by our company or existing shareholders may adversely affect the price of our ordinary shares and our ADSs."

                                  UNDERWRITERS

     The global offering consists of:

     - the U.S. offering of an aggregate of [       ] ordinary shares directly
       or in the form of ADSs in the United States and Canada;

     - the international offering of an aggregate of [       ] ordinary shares
       directly or in the form of ADSs outside the United States and Canada; and

     - the Singapore offering of an aggregate of [       ] ordinary shares in
       Singapore.

     Morgan Stanley Dean Witter is acting as the sole global coordinator, sole book-runner and joint lead manager for the global offering. In its capacity as sole global coordinator and sole book-runner, Morgan Stanley Dean Witter will make the final share allocations between the domestic, international and Singapore offerings and may exercise discretional judgment on behalf of the underwriters with respect to overallotment options and other matters. The sole global coordinator and sole book-runner is also responsible for coordinating the marketing, documentation and logistics for the global offering and for recording a list of potential investors that have expressed an interest in purchasing ADSs as part of the offering. As joint lead managers, Morgan Stanley Dean Witter, SG Cowen and The Development Bank of Singapore Ltd will be responsible for coordinating the distribution of the ADSs by the underwriters.

     Subject to the terms and conditions stated in the underwriting agreement
dated [       ], 2000, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares (including ordinary shares represented by ADSs) set forth opposite the name of that underwriter.

                                                                 NUMBER OF
U.S. UNDERWRITERS                                             ORDINARY SHARES
-----------------                                             ---------------
Morgan Stanley & Co. Incorporated...........................    [       ]
SG Cowen Securities Corporation.............................    [       ]
Wit SoundView Corporation...................................    [       ]
          Total.............................................    [       ]

                                                                 NUMBER OF
INTERNATIONAL UNDERWRITERS                                    ORDINARY SHARES
--------------------------                                    ---------------
Morgan Stanley & Co. International Limited..................    [       ]
SG Securities (Singapore) Pte. Ltd..........................    [       ]
The Development Bank of Singapore Ltd.......................    [       ]
Wit SoundView Corporation...................................    [       ]
          Total.............................................    [       ]

     Subject to the terms and conditions stated in a Singapore management and
underwriting agreement dated [       ], 2000, each of the Singapore
underwriters, for whom The Development Bank of Singapore Ltd is acting as lead manager and underwriter has agreed to purchase, and we have agreed to sell those
Singapore underwriters [       ] ordinary shares.

     The underwriting agreement and the Singapore management and underwriting agreement each provide that the obligations of the underwriters to purchase the ordinary shares (including ordinary shares represented by ADSs) included in the global offering are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. underwriters, the international underwriters and the Singapore underwriters are obligated to purchase all the ordinary shares (including ordinary shares represented by ADSs) pursuant to their respective agreements (other than those covered by the overallotment option described below) if they purchase any of them. The public offering price per ADS or per ordinary share for the U.S. offering, the international offering and the Singapore offering will be identical (taking into account the number of ordinary shares comprised in an ADS and at the exchange rate of the date the prices are agreed to). The underwriters expect that delivery of the ordinary shares, directly or in the form of ADSs, will be made after payment for the ordinary shares or ADSs, on or about the third business day (in New York) following the date stated in the last paragraph of the cover page of the final document. The closing of the U.S. offering, the International Offering and the Singapore Offering are conditional upon each other.

     The U.S. underwriters, the international underwriters and the Singapore underwriters propose to offer some of the ordinary shares (including ordinary shares represented by ADSs) directly to the public at the initial public offering price set forth on the cover page of the final document and some of the ordinary shares (including ordinary shares represented by ADSs) to certain
dealers at the public offering price less a concession not exceeding S$[       ]
per ordinary share ($[       ] per ADS). The underwriters may allow, and the
dealers may reallow, a concession not exceeding S$[       ] per ordinary share
($[       ] per ADS) on sales to certain other dealers. If all the ordinary shares (including the ordinary shares represented by ADSs) are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The underwriters have advised us that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     At our request, the underwriters have reserved up to [       ] ordinary
shares (including ordinary shares represented by ADSs), or the Directed Shares, for sale at the initial public offering price to persons who are our directors, officers and employees, employees of our business associates, officers and employees of our affiliates and to certain organizations, and who have advised us of their desire to purchase the shares. The number of ordinary shares available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other ordinary shares offered hereby. We have agreed to indemnify those underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the Directed Shares.

     We have granted to the U.S., international and Singapore underwriters an option, exercisable for [30] days from the date of this document, to purchase up
to [       ] additional ordinary shares (including ordinary shares represented by ADSs) at the applicable initial public offering price, less the applicable underwriting discount. The U.S., international and Singapore underwriters may exercise this option solely to cover overallotments, if any, in connection with the global offering. To the extent that the option is exercised, each U.S. underwriter, international underwriter and Singapore underwriter, as the case may be, will be obligated, subject to certain conditions, to purchase an additional number of ordinary shares (including ordinary shares represented by ADSs) proportionate to those U.S. underwriter's, international underwriter's or Singapore underwriter's initial commitment.

     The U.S. underwriters, the international underwriters and the Singapore underwriters have entered an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ordinary shares or ADSs. The U.S. underwriters, the international underwriters and the Singapore underwriters also have agreed that they may sell ordinary shares or ADSs between their respective underwriting syndicates. The number of ordinary shares or ADSs actually allocated to each offering may differ from the amount offered due to reallocation among the U.S. offering, the International offering and the Singapore offering.

     Each of UTAC and the directors, executive officers and certain other stockholders of UTAC has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs whether any transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

     - the sale of ordinary shares or ADSs to the underwriters;

     - the issuance by UTAC of ordinary shares or ADSs upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than UTAC or its directors, executive officers and such other UTAC stockholders referred to above relating to ordinary shares, or ADSs or other securities acquired in open market transactions after the completion of the offering of the ordinary shares or ADSs.

     Prior to the global offering, there has been no public market for the ordinary shares or the ADSs. Consequently, the initial public offering prices for the ordinary shares and the ADSs will be determined through negotiations between us and the underwriters. Among the factors considered in determining the initial public offering prices will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the semiconductor manufacturing industry, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the ordinary shares or the ADSs will sell in the public market after the global offering will not be lower than the prices at which they are sold by the underwriters or that an active trading market in the ordinary shares or the ADSs will develop and continue after the global offering.

     Application has been made to have the ADSs included for quotation on the Nasdaq National Market under the symbol "UTAC" and for the ordinary shares to be approved for listing on the SGX-ST under the symbol "UTAC."

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with the U.S. and international offerings. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares (including ordinary shares represented by ADSs).

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Ordinary Share..........................................   $      []      $       []
Per ADS.....................................................   $      []      $       []
Total.......................................................   $      []      $       []

     In connection with the Singapore offering, we have agreed to pay the Singapore underwriters underwriting and selling commissions of approximately
[$       ] per ordinary share or a total of approximately [$       ] assuming an
initial public offering price of [$       ] per ordinary share and a management
fee of [$       ].

     In order to facilitate the global offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares or ADSs. Specifically, the underwriters may sell more ordinary shares or ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares or ADSs available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing ordinary shares or ADSs in the open market. In determining the source of ordinary shares or ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ordinary shares or ADSs compared to the price available under the over allotment option. The underwriters may also sell shares or ADSs in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares or the ADSs in the open market after pricing that could adversely affect investors who purchase in the global offering. As an additional means of facilitating the global offering, the underwriters may bid for, and purchase, ordinary shares or ADSs in the open market to stabilize the price of the ordinary shares or the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ordinary shares or ADSs in the global offering, if the syndicate repurchases previously distributed ordinary shares or ADSs to cover syndicate short positions or to stabilize the price of the ordinary shares or ADSs. These activities may raise or maintain the market price of the ordinary shares or ADSs above independent market levels or prevent or retard a decline in the market price of the ordinary shares or ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We estimate that our total expenses of the global offering will be
[$       ]. We have agreed to reimburse the U.S., international and Singapore underwriters for certain expenses incurred in connection with the global offering. Some of the proceeds of the global offering will be used to repay loans from an affiliate of the Singapore lead manager and underwriter. See "Use of Proceeds" for more information relating to this repayment.

     Some of the U.S., international and Singapore underwriters or their affiliates have been retained to perform investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The U.S., international and Singapore underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Each underwriter in the U.S. offering has agreed that it will not offer or sell any ADSs in any province or territory of Canada, except in accordance with applicable Canadian securities laws pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where a dealer registration exemption is not available, offers or sales shall be made only by a registered dealer) in the relevant province or territory in Canada where that offer or sale is made.

     Each underwriter in the international offering and the Singapore offering, to the extent applicable, has agreed that:

     - It has not offered or sold, and will not offer or sell, any shares or ADSs in the United Kingdom by means of any document, other than to persons whose ordinary business is to buy, hold, manage or dispose of investments, whether as principal or agent, for purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; and

     - It has complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom with respect to anything done by them in relation to the shares or ADSs in, from or otherwise involving the United Kingdom; and

     - It has only issued or passed on and will only issue or pass on, to any person in the United Kingdom, any document received by them in connection with the issue of shares or ADSs, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may other wise lawfully be issued or passed on; and

     - It has not offered or sold and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident of Japan any shares or ADSs, except (1) under an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese Law; and

     - It will send to any dealer who purchases from it any shares or ADSs a notice stating in substance that, by purchasing shares or ADSs, the dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of the shares or ADSs, directly or indirectly, in Japan or to or for the account of any resident of Japan except pursuant to any exemption from the registration requirements of the

       Securities and Exchange Law of Japan, and that the dealer will send to any other dealer to whom it sells any shares or ADSs a notice containing substantially the same statement as is contained in this sentence; and

     - It has not offered or sold and will not offer or sell any shares or ADSs in Hong Kong by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32) of Hong Kong; and

     - It has not issued and will not issue any invitation or advertisement relating to the shares or ADSs in Hong Kong, except if permitted to do so by the securities law of Hong Kong, other than with respect to shares or ADSs intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of shares whether as principal or agent.

     Purchasers of the ordinary shares or ADSs offered in the global offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price per ordinary share or ADS set forth on the cover page of this document.

     A prospectus in electronic format is being made available on an Internet website maintained by Morgan Stanley & Co. Incorporated's affiliate, Morgan Stanley Dean Witter Online Inc., and by Wit SoundView's affiliate, Wit Capital Corporation. Morgan Stanley & Co. Incorporated and Wit Capital Corporation will be distributing ADSs over the Internet to their respective eligible account holders. In addition, other dealers purchasing ADSs from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Internet websites maintained by each of these dealers.

                                 LEGAL MATTERS

     Latham & Watkins will pass on legal matters in connection with the global offering as to New York law for us. In giving its opinion Latham & Watkins may rely on the opinion of Allen & Gledhill, Singapore, our Singapore legal counsel. Cravath, Swaine & Moore, Hong Kong and New York, New York will pass on legal matters in connection with the global offering as to New York law for the underwriters.

     Allen & Gledhill will pass on other matters in connection with the global offering as to Singapore law and the validity of our ordinary shares.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1998 and 1999 and as of June 30, 2000, for each of the two years ended December 31, 1998 and 1999 and for the six month period ended June 30, 2000 included in this document have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1, which includes amendments, exhibits, schedules and supplements with respect to the ADSs and the underlying ordinary shares offered by the U.S. Prospectus. Although this document contains all material information included in the registration statement, part of the registration statement has been omitted from this document as permitted by the Securities and Exchange Commission. A related registration statement on Form F-6 has also been filed to register our ADSs as represented by the ADRs. For further information with respect to our company and the ADSs offered by this document, please refer to these registration statements. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete, and where the contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the applicable exhibit, to which reference is now made.

     Upon completion of our global offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. As a result, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the Securities and Exchange Commission. We intend to file these reports within the same time periods that apply to the filing by domestic issuers of annual reports on Form 10-K. The Securities and Exchange Commission's rules generally require that domestic issuers file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

               Judiciary Plaza                           Seven World Trade Center
            450 Fifth Street, N.W                               13th Floor
                  Room 1024                              New York, New York 10048
           Washington, D.C. 20549

                           Northwestern Atrium Center
                            500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

     Copies of these materials can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the Securities and Exchange Commission using its EDGAR system. As a foreign private issuer, we are not required to use the EDGAR system, but currently intend to do so in order to make our reports available over the Internet.

     Upon approval of the ADSs for quotation on the Nasdaq National Market, our periodic reports and other information may also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, Washington, D.C. 20006.

     As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

     We will furnish the depositary referred to under "Description of American Depositary Receipts" with annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in accordance with U.S. GAAP. The depositary has agreed with us that, at our request, it will promptly mail these reports to all registered holders of ADSs. We will also furnish to the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will arrange for the mailing of these documents to record holders of ADSs. Please see "Description of American Depositary Receipts" for further details on the responsibilities of the depositary.

                      UNITED TEST AND ASSEMBLY CENTER LTD
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999, and June 30, 1999 (unaudited) and 2000..............  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1998 and 1999, and the six months ended June
  30, 1999 (unaudited) and 2000.............................  F-4
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1998 and 1999, and the six months ended June 30, 2000.......................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998 and 1999, and the six months ended June
  30, 1999 (unaudited) and 2000.............................  F-6
Notes to Consolidated Financial Statements for years ended
  December 31, 1998 and 1999, and the six months ended June
  30, 1999 (unaudited) and 2000.............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of United Test and Assembly Center
Ltd.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of United Test and Assembly Center Ltd, or UTAC, as of December 31, 1998 and 1999 and June 30, 2000 and the results of their operations and their cash flows for each of the years then ended and the six months ended June 30, 2000, in conformity with generally accepted accounting principles in the United States. These consolidated financial statements are the responsibility of UTAC's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with Singapore Standards on Auditing issued by the Institute of Certified Public Accountants of Singapore, which statements set forth standards which are substantially similar to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS
Singapore

August 25, 2000
except as to note 13 which is as of September 21, 2000

                      UNITED TEST AND ASSEMBLY CENTER LTD

                          CONSOLIDATED BALANCE SHEETS
          As of December 31, 1998 and 1999 and June 30, 1999 and 2000
                 In thousands of US dollars (except share data)

                                                    AS OF DECEMBER 31,        AS OF JUNE 30,
                                                    -------------------   -----------------------
                                                     1998        1999        1999          2000
                                                    -------    --------   -----------    --------
                                                                          (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents.........................  $25,155    $ 37,737    $  3,034      $ 30,601
Restricted cash...................................   12,000      15,000      18,750            --
Trade accounts receivable.........................       --       6,082       4,378        11,345
Goods and services tax receivable.................      826       3,641       2,348         1,047
Inventories.......................................       --         725         210         1,760
Other current assets..............................      445         726         284           696
                                                    -------    --------    --------      --------
  Total current assets............................   38,426      63,911      29,004        45,449
Property, plant and equipment, net................   41,689      98,312      76,667       152,860
Other non-current assets..........................       --          89          --            89
                                                    -------    --------    --------      --------
          Total assets............................  $80,115    $162,312    $105,671      $198,398
                                                    =======    ========    ========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Short-term debt...................................  $12,059    $ 23,416    $ 26,321      $     --
Current portion of long term debt.................       --       4,146       2,024         3,821
Current portion of capital lease obligations......       --         341         288           325
Accounts payable
  Trade...........................................       --       1,337         655         1,638
  Fixed asset purchases...........................   16,178      18,992       6,333        30,277
Payables to related parties.......................       31          --          31            --
Accrued expenses and other current liabilities....      584       1,687       2,220         3,425
Income tax payable................................      353         516         441           653
                                                    -------    --------    --------      --------
  Total current liabilities.......................   29,205      50,435      38,313        40,139
Capital lease obligation, net of current
  portion.........................................       --         417         498           242
Long term debt, net of current portion............       --      13,725      11,883         8,039
                                                    -------    --------    --------      --------
          Total liabilities.......................   29,205      64,577      50,694        48,420
                                                    =======    ========    ========      ========
Commitments (Note 9)
SHAREHOLDERS' EQUITY
  Ordinary shares $0.25 par value; 2,000,000,000
     authorized; 210,676,568, 374,944,568,
     210,676,568 and 549,684,568 shares issued and
     outstanding..................................   52,669      93,736      52,669       137,421
Receivable from shareholders for ordinary
  shares..........................................       --        (685)         --            --
Retained earnings (accumulated deficit)...........   (1,759)      4,684       2,308        12,557
                                                    -------    --------    --------      --------
  Shareholders' equity............................   50,910      97,735      54,977       149,978
                                                    -------    --------    --------      --------
          Total liabilities and shareholders'
            equity................................  $80,115    $162,312    $105,671      $198,398
                                                    =======    ========    ========      ========

   The accompanying notes are an integral part of these financial statements.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                     CONSOLIDATED STATEMENTS OF OPERATIONS
 For the years ended December 31, 1998 and 1999, and six months ended June 30,
                                 1999 and 2000
                 In thousands of US dollars (except share data)

                                            YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                          ---------------------------   ---------------------------
                                              1998           1999           1999           2000
                                          ------------   ------------   ------------   ------------
                                                                        (UNAUDITED)
Revenue.................................            --   $     31,891   $     11,821   $     33,295
Cost of revenue.........................            --        (20,902)        (6,721)       (21,751)
                                          ------------   ------------   ------------   ------------
Gross profit............................            --         10,989          5,100         11,544
                                          ------------   ------------   ------------   ------------
Operating expenses:
  Selling, general and administrative...  $      2,718          2,416   $        995          2,198
  Research and development..............           228          2,141            843          1,781
                                          ------------   ------------   ------------   ------------
          Total operating expenses......         2,946          4,557          1,838          3,979
                                          ------------   ------------   ------------   ------------
Operating income (loss).................        (2,946)         6,432          3,262          7,565
                                          ------------   ------------   ------------   ------------
Other non-operating income:
  Interest income, net..................         1,267            127              9            440
  Foreign currency (losses) gains,
     net................................           273           (268)           761           ( 23)
  Other income (expense), net...........            --            315            123            149
                                          ------------   ------------   ------------   ------------
          Total other non-operating
            income......................         1,540            174            893            566
                                          ------------   ------------   ------------   ------------
Income (loss) before income taxes.......        (1,406)         6,606          4,155          8,131
Income tax expense......................          (353)          (163)          ( 88)         ( 258)
                                          ------------   ------------   ------------   ------------
Net income (loss).......................  $     (1,759)  $      6,443   $      4,067   $      7,873
                                          ============   ============   ============   ============
Basic and diluted net income (loss) per
  share(1)..............................  $      (0.01)  $       0.03   $       0.02   $       0.02
                                          ============   ============   ============   ============
Ordinary shares used in per share
  calculation...........................   138,456,788    229,976,668    229,076,568    501,836,986
Basic and diluted net income (loss) per
  American Depositary Share(1)..........  $      (0.13)  $       0.28   $       0.18   $       0.16
American Depositary Shares used in per
  American Depositary Share
  calculation...........................    13,845,679     22,997,667     22,907,657     50,183,699

---------------
(1) The basic and diluted net income (loss) per share and per American Depository Share has been rounded to 2 decimal places.

   The accompanying notes are an integral part of these financial statements.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 For the years ended December 31, 1998 and 1999, and six months ended June 30,
                                      2000
                 In thousands of US dollars (except share data)

                                           ORDINARY SHARES        RECEIVABLE
                                        ----------------------       FROM       RETAINED
                                          SHARES       AMOUNT    SHAREHOLDERS   EARNINGS    TOTAL
                                        -----------   --------   ------------   --------   --------
Balance, January 1, 1998.............             8         --         --             --         --
Net loss for year ended December 31,
  1998...............................            --         --         --       $ (1,759)  $ (1,759)
Issuance of ordinary shares..........   210,676,560   $ 52,669         --             --     52,669
                                        -----------   --------      -----       --------   --------
Balance, December 31, 1998...........   210,676,568     52,669         --         (1,759)  $ 50,910
Net income for year ended December
  31, 1999...........................            --         --         --          6,443      6,443
Issuance of ordinary shares..........   164,268,000     41,067      $(685)            --     40,382
                                        -----------   --------      -----       --------   --------
Balance, December 31, 1999...........   374,944,568   $ 93,736      $(685)      $  4,684   $ 97,735
Net income for six months ended June
  30, 2000...........................            --         --         --          7,873      7,873
Payment of receivable from
  shareholders.......................            --         --        685             --        685
Issuance of ordinary shares..........   174,740,000     43,685         --             --     43,685
                                        -----------   --------      -----       --------   --------
Balance, June 30, 2000...............   549,684,568   $137,421      $  --       $ 12,557   $149,978
                                        ===========   ========      =====       ========   ========

   The accompanying notes are an integral part of these financial statements.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the years ended December 31, 1998 and 1999, and six months ended June 30,
                                 1999 and 2000
                           In thousands of US dollars

                                                          YEAR ENDED           SIX MONTHS ENDED
                                                         DECEMBER 31,              JUNE 30,
                                                      -------------------   ----------------------
                                                        1998       1999        1999         2000
                                                      --------   --------   -----------   --------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................................  $ (1,759)  $  6,443    $  4,067     $  7,873
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization.....................       227      8,678       2,188        8,940
  Gain on disposal of assets........................        --        (82)         --           --
  Write-off of start-up costs.......................        16         --          --           --
  Allowance for obsolete inventories................        --         24          --           --
Changes in operating assets and liabilities:
  Accounts receivable...............................        --     (6,082)     (4,378)      (5,263)
  Goods and services tax receivable.................      (826)    (2,815)     (1,522)       2,593
  Inventories.......................................        --       (749)       (210)      (1,035)
  Other current assets..............................      (461)      (281)        161           31
  Other non-current assets..........................        --        (89)         --           --
  Trade accounts payable............................        --     17,515      16,833          301
  Accrued and other non-current liabilities.........       584    (15,075)    (14,542)       1,737
  Income taxes payable..............................       353        163          88          137
                                                      --------   --------    --------     --------
Net cash (used in) provided by operating
  activities........................................    (1,866)     7,650       2,685       15,314
                                                      --------   --------    --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment...........   (25,738)   (65,605)    (46,202)     (52,202)
Proceeds from sale and leaseback of property and
  equipment.........................................        --      4,130          --           --
Restricted cash as security for loan................   (12,000)    (3,000)     (6,750)      15,000
                                                      --------   --------    --------     --------
Net cash used in investing activities...............   (37,738)   (64,475)    (52,952)     (37,202)
                                                      --------   --------    --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (repayment of) short-term debt, net...    12,059     11,357      14,262      (23,416)
Proceeds from loans from related parties............        31         --          --           --
Proceeds from long term debt........................        --     17,871      13,907           --
Repayments of loans from related parties............        --        (31)         --           --
Payments on capital leases..........................        --       (172)        (23)        (191)
Repayments of long term debt........................        --         --          --       (6,011)
Issuance of ordinary shares.........................    52,669     40,382          --       44,370
                                                      --------   --------    --------     --------
Net cash provided by financing activities...........    64,759     69,407      28,146       14,752
                                                      --------   --------    --------     --------
Changes in cash and cash equivalents................    25,155     12,582     (22,121)      (7,136)
Cash and cash equivalents, beginning of period......        --     25,155      25,155       37,737
                                                      --------   --------    --------     --------
Cash and cash equivalents, end of period............  $ 25,155   $ 37,737    $  3,034     $ 30,601
                                                      ========   ========    ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest..............................  $     40   $  1,432    $    998     $    462
Income tax paid.....................................        --         --          --          119
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES
Equipment acquired under capital leases.............        --   $    931    $    809           --
                                                      ========   ========    ========     ========

   The accompanying notes are an integral part of these financial statements.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 In thousands of US dollars (except share data)

1.  BUSINESS AND ORGANIZATION

BACKGROUND

     United Test and Assembly Center Ltd was incorporated on November 26, 1997, and commenced operations in January 1999. During the period from November 26, 1997 to December 31, 1998 there was no operating activity and only start-up costs were incurred. The company is a provider of a full range of semiconductor assembly and test services with operations in Singapore. In December 1999, the company established a wholly-owned subsidiary, UTAC Sales and Marketing Inc., in the United States.

     The company's future operating results could be affected by a number of risks and uncertainties, including seasonality in the semiconductor industry and general economic conditions in both the semiconductor industry and the markets served by the company's customers. Other factors include the short-term nature of customers' commitments, the rescheduling or cancellation of large orders, the timing and volume of orders relative to capacity, changes in capacity utilization, the rapid erosion of selling prices, dependence on the memory semiconductor segment which has experienced volatile pricing, changes in the product mix, timing of expenditures in anticipation of future orders, disruptions caused by the installation of new equipment or the inability to obtain adequate equipment on a timely basis.

SIGNIFICANT CUSTOMERS/SUPPLIERS

     The company has significant sales to two major customers which make up 80.0% and 97.0% of total revenue for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited), respectively. Another customer, together with one of the two major customers in 1999, accounted for 75.5% of total revenue for the six months ended June 30, 2000. The company also relies on five major suppliers which provide 79.1%, 61.5% and 76.1% of the company's raw materials for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) and 2000, respectively. Loss of business with these parties could have a significant impact on the company's continuing operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

     The accompanying financial statements have been prepared in accordance with the United States Generally Accepted Accounting Principles (U.S. GAAP).

USE OF ESTIMATES

     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financials statements and the reported revenues and expenses during the reported period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with an original or remaining maturity of three months or less at the date of purchase are considered cash equivalents. Cash and cash equivalents consist primarily of cash deposits, commercial paper and fixed deposits held in banks located in Singapore. Fixed deposits of $20,090, $27,868 and $17,465 were included in cash and cash equivalents at December 31, 1998 and 1999 and June 30, 2000, respectively. Restricted fixed deposits that secure short-term loans at the end of each period are separately stated on the balance sheet.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

ACCOUNTS RECEIVABLE

     The company assesses accounts receivable collectibility on a customer-specific basis, and provides an allowance for accounts receivable which have been outstanding for more than 120 days and are considered to be doubtful. At December 31, 1999 and June 30, 1999 (unaudited) and 2000, no receivables exceeded 120 days which are considered doubtful by the company.

REVENUE RECOGNITION

     The company derives revenue primarily from test and assembly services. Revenue represents the invoiced value of services rendered, trade discounts and allowances, excluding goods and services tax. Revenue is recognized after test and assembly services have been performed upon shipment of the tested and assembled semiconductors to the customer. In some cases, at the request of the customer, the company provides drop shipment services to the end-user. Revenue is then recognized upon completion of the test and assembly services because according to the terms of the contract the customer accepts the risks of loss when services have been completed, and payment is due when the services have been completed, rather than upon shipment of the goods. There is no extra charge for drop shipment because the customer arranges for its own freight forwarder to pick up the goods from the company's warehouse. The company's revenue recognition policies are in accordance with SAB 101.

     The company also generates revenue from leasing out a portion of its building for periods of one to two years. This revenue, net of associated expenses, is classified as other non-operating income and is recognized monthly over the lease terms.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the following periods:


Furniture, fixtures and office equipment....................      5 years
Plant and machinery.........................................    2-5 years
Computer equipment..........................................      3 years
Building....................................................     25 years
Leasehold improvements......................................  10-25 years
Motor vehicles..............................................      5 years

     No depreciation is provided on property, plant and equipment under installation or construction.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the average cost method.

DERIVATIVES

     Gains and losses related to qualifying hedges of existing liabilities are deferred and are recognized in income when the hedged transaction occurs. Amortization of premium or discount is deferred and is included in the measurement of the basis of the related foreign currency transaction when it occurs.

IMPAIRMENT OF LONG LIVED ASSETS

     Management periodically reviews the values assigned to long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 121, "Accounting for the

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and other identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is assessed using a comparison of the aggregate undiscounted future net cash flows expected to be generated by the asset to its carrying value. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets based on aggregate discounted future net cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

CAPITAL AND OPERATING LEASES

     Operating lease expenses are charged on a straight-line basis over the lease term. Leasing agreements that transfer substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. Those assets are included in property, plant and equipment and the capital element of the leasing commitments is shown as capital lease obligations. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit to give a constant periodic rate of charge on the remaining balance outstanding at each accounting period end. Assets held under capital leases are depreciated on a straight line basis over the lease terms.

     The company has entered into a sale and leaseback agreement for equipment during the year ended December 31, 1999. This lease is classified as an operating lease under the provisions of FASB Statement No. 13 "Accounting for Leases". A gain of $152 on this transaction was recognized in the income statement during the year ended December 31, 1999.

FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION

     The functional currency is the United States dollar ("$"). Income and expenses in foreign currency are measured using the exchange rate at the day of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the end of each reporting period. Foreign currency transaction gains and losses are included in the statement of operations.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred. During the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 (unaudited) and 2000, the company had research and development costs of $228, $2,141, $843 and $1,781, respectively.

ACCOUNTING FOR START-UP COSTS

     The company expenses costs related to start-up activities as they are incurred.

ACCOUNTING FOR INTERNALLY DEVELOPED SOFTWARE

     Effective January 1, 1999, the company has adopted the provisions Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or obtained for Internal Use." SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not attributable to research and development. Purchased software is capitalized, and there is no internally developed software.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

COMPREHENSIVE INCOME

     Effective January 1, 1998, the company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" with respect to reporting and presentation of comprehensive income and its components in a full set of financial statements. Statements of comprehensive income are not required for the company as it does not have any items of comprehensive income for any of the periods being presented.

SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 changes current practice under SFAS 14 by requiring segment disclosure based upon internal reporting to senior management. The company has adopted SFAS 131 for the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 (unaudited) and 2000 and has one reportable segment.

INCOME TAXES

     The company uses the asset and liability method of accounting for income taxes, whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

CONCENTRATION OF CREDIT RISK

     Cash and cash equivalents are deposited with major banks and financial institutions located in Singapore. The company is exposed to credit risk in the event of default by the financial institutions or issuers of these deposits to the extent of amounts recorded in the balance sheet. At June 30, 2000, the company has not experienced any losses on its deposits of cash and cash equivalents.

     The company sells its services to customers worldwide. The company performs ongoing credit evaluations of its customers as it considers necessary and makes provisions for potential credit losses as required. At June 30, 2000, the company has not incurred any of these types of losses and has not made any provisions for those losses.

EARNINGS PER ORDINARY SHARE

     Net income per share is calculated in accordance with Statement of Financial Accounting Standards, or SFAS, No. 128, "Earnings per Share" and Securities and Exchange Commission, or SEC, Staff Accounting Bulletin No. 98, or SAB 98. Under the provisions of SFAS No. 128 and SAB 98, basic net income per share is computed by dividing the net income available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

3.  RELATED PARTY TRANSACTIONS

     The following related party transactions took place during the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000.

     The company has leased equipment to United Test Center, Inc. for a period of two years beginning December 8, 1998. Rental payments under this lease are S$63 ($38) per quarter for the six months ended June 30, 1999 (unaudited) and the year ended December 31, 1999. Rental payments are S$176 ($102) for the six months ended June 30, 2000. United Test Center, Inc. is a Taiwan company whose president, Mr. Tsai Chung-Che, is the former chairman of UTAC's board of directors. Mr. Tsai Chung-Che also provided a loan to the company to fund start-up activities.

     The company purchased testing equipment from Advantest (Singapore) Pte Ltd, one of its main suppliers of raw materials. Advantest (Singapore) is a subsidiary of Advantest Asia, which has a 4.5% shareholding in the company as of June 30, 2000, and one of Advantest Asia's directors is also a director of UTAC.

     The company issued shares during 1999 to United Microelectronics Management Pte Ltd, but did not receive payment for these shares before year end. United Microelectronics Management Pte Ltd is one of the original shareholders of the company. United Microelectronics Management Pte Ltd is also used as a vehicle to allow UTAC employees to invest in the company. Refer to Note 8.

     The company purchased insurance for directors' and officers' liability for a period of one year from Tai-An Insurance Co. Ltd (Tai-An). One of Tai-An's non-executive directors is also a non-executive director of UTAC.

                                                        YEAR ENDED       SIX MONTHS ENDED
                                                       DECEMBER 31,          JUNE 30,
                                                      --------------   --------------------
                                                      1998    1999        1999        2000
                                                      ----   -------   -----------   ------
                                                                       (UNAUDITED)
UNITED TEST CENTER, INC.
  Income from rental of equipment...................   --    $   150     $    75     $  221
  Sale of testing equipment.........................   --         43          43         --
  Purchase of testing equipment.....................   --      8,068       6,016         --
  Payable for purchase of testing equipment.........   --      4,034       6,016         --
  Receivable (prepayment) for rental of testing
     equipment......................................   --         75         (44)       111
ADVANTEST (SINGAPORE) PTE LTD
  Purchase of testing equipment.....................   --     14,178      11,827      3,991
  Payable for purchase of testing equipment.........   --      3,457       2,423      4,237
MR. TSAI CHUNG-CHE
  Loan payable to former director for start-up
     activities.....................................  $31         --          31         --
UNITED MICROELECTRONICS MANAGEMENT PTE LTD
  Receivable for issue of ordinary shares...........   --        685          --         --
TAI-AN INSURANCE CO. LTD.
  Purchase of insurance for directors...............   --         18          --         --

4.  INCOME TAXES

     The company has been granted pioneer status under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act Chapter 86, (the "Act") for assembly, packaging and testing of advanced semiconductor devices for a five-year period from March 1, 1999. This status can be renewed for a further

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

three years subject to compliance with investment and production conditions. During the pioneer status period, Singapore-resident trade income arising from pioneer activities is exempt from income tax, subject to compliance with the Act. Income from non-pioneer activities is subject to tax at the prevailing enacted rate of tax. Any profits or losses incurred prior to March 1, 1999 are considered pre-pioneer profits and losses. These profits or losses are disregarded and therefore are not taxable or deductible against any non-pioneer income, and cannot be carried forward.

     The tax-exempt profits arising from the pioneer trade can be distributed as tax-exempt dividends that are not subject to Singapore income tax in the hands of the shareholders. Pioneer losses and unutilized capital allowances which arise during the pioneer status period are carried forward and offset against profits arising during or after the pioneer status period. Pioneer losses and any unutilized capital allowances at the end of the pioneer period can be carried forward indefinitely to set off against post-pioneer profit, provided there is not a change of more than 50% in the ultimate shareholders and their shareholdings.

     At December 31, 1999 and June 30, 1999 (unaudited) and 2000, the company did not have any pioneer losses carried forward. At December 31, 1998, all losses incurred by the company were considered pre-pioneer losses and were disregarded. The income tax expense for the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 (unaudited) and 2000 represents income tax payable on non-pioneer trade income, principally rental and interest income. Income tax expense for the years ended December 31, 1998 and 1999, and the six months ended June 30, 1999 (unaudited) and 2000 was $353, $163, $88 and $258 respectively.

     As of December 31, 1998 and 1999, and June 30, 1999 (unaudited) and 2000, there are no material deferred tax assets or liabilities since profits during the pioneer status period are not taxable and all material temporary differences are expected to reverse within the pioneer status period. Accordingly, no deferred tax assets or liabilities have been recognized.

     The differences in income taxes provided and the amounts determined by applying appropriate statutory tax rates to income (loss) before income taxes result from the following:

                                                     YEAR ENDED        SIX MONTHS ENDED
                                                    DECEMBER 31,           JUNE 30,
                                                   ---------------   ---------------------
                                                   1998     1999        1999        2000
                                                   -----   -------   -----------   -------
                                                                     (UNAUDITED)
Income tax expense (benefit) computed at
  statutory rate (1998, 1999: 26%, 2000:
  25.5%).........................................  $(366)  $ 1,718     $1,080      $ 2,073
Permanent differences............................     35       145         67           81
Pre-pioneer (income) loss........................    684       (72)       (72)          --
Pioneer (income) loss............................     --    (1,628)      (987)      (1,896)
                                                   -----   -------     ------      -------
Income tax expense...............................  $ 353   $   163     $   88      $   258
                                                   =====   =======     ======      =======

     The company has recorded a receivable for goods and services tax of $826, $3,641, $2,348 and $1,047 at December 31, 1998 and 1999, and June 30, 1999
(unaudited) and 2000, respectively. This represents value-added tax paid on goods and services, which can be claimed back from the tax authorities.

     The pioneer status relief has the effect of increasing net income per share by $0.01 for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) and 2000. The pioneer status relief has the effect of increasing net income per ADS by $0.08 for the year ended December 31, 1999 and by $0.05 for the six months ended June 30, 1999 (unaudited) and 2000. (The calculations for per share and per ADS information above have been rounded to 2 decimal places).

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of:

                                                  AT DECEMBER 31,         AT JUNE 30,
                                                 -----------------   ----------------------
                                                  1998      1999        1999         2000
                                                 -------   -------   -----------   --------
                                                                     (UNAUDITED)
Cost:
  Furniture, fixtures and office equipment.....  $    51   $   276     $   223     $    343
  Plant and machinery..........................      665    64,203      44,589      106,411
  Computer equipment...........................      132     1,647         915        2,139
  Building.....................................   20,179    20,179      20,179       20,179
  Leasehold improvements.......................    1,222     3,616       3,086        4,925
  Motor vehicles...............................       --       219          28          219
  Capital work in progress.....................   19,667    16,913      10,062       36,325
  Less: Accumulated depreciation...............     (227)   (8,741)     (2,415)     (17,681)
                                                 -------   -------     -------     --------
  Property, plant and equipment, net...........  $41,689   $98,312     $76,667     $152,860
                                                 =======   =======     =======     ========

     Additions to property, plant and equipment are analyzed as follows:

                                                   YEAR ENDED
                                                  DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                -----------------   --------------------------
                                                 1998      1999         1999           2000
                                                -------   -------   -------------    ---------
                                                                     (UNAUDITED)
Property, plant and equipment acquired under
  capital leases..............................       --   $   931      $   809             --
Cash payment made during the period...........  $25,738    65,605       46,202        $52,202
Net movement in credit purchases..............   16,178     2,814       (9,845)        11,285
                                                -------   -------      -------        -------
Total additions...............................  $41,916   $69,350      $37,166        $63,487
                                                =======   =======      =======        =======

     The components of property, plant and equipment held under capital leases in the above figures are as follows:

                                          AT DECEMBER 31,                  AT JUNE 30,
                                    ----------------------------    --------------------------
                                       1998             1999           1999           2000
                                    -----------      -----------    -----------    -----------
                                                                    (UNAUDITED)
Cost:
  Computer equipment............        --              $798           $798           $798
  Motor vehicle.................        --               191             --            191
  Less: Accumulated
     depreciation...............        --              (194)           (47)          (344)
                                         --             ----           ----           ----
                                        --              $795           $751           $645
                                         ==             ====           ====           ====

     Depreciation expense was $227, $8,678, $2,188 and $8,940 for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000, respectively. See Note 7 for assets collateralized against loans.

     The company leases out approximately 8% of its building space to third parties. At June 30, 2000, the cost basis of the space leased out is $2,079 and the accumulated depreciation on this space is $149. Minimum future rentals to be received on these leases are $649 as of June 30, 2000.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

6.  INVENTORIES

     Inventories at December 31, 1998 and 1999 and June 30, 1999 (unaudited) and 2000 consist of:

                                               AT DECEMBER 31,          AT JUNE 30,
                                               ----------------    ---------------------
                                               1998        1999       1999         2000
                                               ----        ----    -----------    ------
                                                                   (UNAUDITED)
Raw materials................................  --          $640       $171        $1,559
Work-in-progress.............................  --            --         --           330
Operating supplies...........................  --           109         39            --
                                                --         ----       ----        ------
                                               --          $749       $210        $1,889
                                                ==         ====       ====        ======

     Movement in the allowance for obsolete inventories was:

                                               AT DECEMBER 31,         AT JUNE 30,
                                               ----------------    --------------------
                                               1998        1999       1999        2000
                                               ----        ----    -----------    -----
                                                                   (UNAUDITED)
Opening balance............................    --            --         --        $ (24)
Allowance made during the period...........    --          $(24)        --         (129)
Amount used during the period..............    --            --         --           24
                                                --         ----       ----        -----
                                               --          $(24)        --        $(129)
                                                ==         ====       ====        =====

7.  DEBT

LONG-TERM DEBT

     The company took out three term loans from banks during the year ended December 31, 1999. Long-term debt consists of the following:

                                                     AT DECEMBER 31,         AT JUNE 30,
                                                     ----------------   ---------------------
                                                     1998      1999        1999        2000
                                                     -----   --------   -----------   -------
                                                                        (UNAUDITED)
Singapore Dollar Term Loan 1.......................   --     $ 6,004      $ 5,907     $ 5,193
Singapore Dollar Term Loan 2.......................   --       3,867           --          --
US Dollar Term Loan 3..............................   --       8,000        8,000       6,667
Less: Current portion..............................   --      (4,146)      (2,024)     (3,821)
                                                       --    -------      -------     -------
                                                      --     $13,725      $11,883     $ 8,039
                                                       ==    =======      =======     =======

     Term Loan 1 had an original amount of S$10 million, and the proceeds were used towards purchase of the factory. The interest rate at June 30, 2000 was 4.16% based on 1.5% plus the Swap Offer Rate determined by the Bank, a rate calculated using an average of Swap Point offer quotations and the spot rate. The loan is collateralized by the building which has a net book value of $18,767 at June 30, 2000. The principal is repayable in 20 quarterly installments through December, 2004. Interest expense on this loan was $144, $26 and $115 for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) and 2000, respectively.

     Term Loan 2 had an original amount of S$6.44 million and the proceeds were used to purchase machinery and equipment. This loan has a fixed interest rate of 6.25% per annum. The loan was fully repaid in March, 2000. Interest expense on this loan was $63 and $38 for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

     Term Loan 3 had an original amount of $8,000 and the proceeds were used to purchase machinery and equipment. The interest rate at June 30, 2000 was 7.89% per annum based on the Singapore Inter Bank Offered Rate plus 1.5% per annum. This loan is collateralized by machinery and equipment with a net book value of $14,427 at June 30, 2000. The principal is repayable in 12 quarterly installments through November, 2002. Interest expense on this loan was $379, $85 and $281 for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) and 2000, respectively.

     At June 30, 2000, the future maturities of long-term debt are as follows:

PAYABLE DURING THE PERIODS ENDING DECEMBER 31,                AT JUNE 30, 2000
----------------------------------------------                ----------------
2000........................................................      $ 1,910
2001........................................................        3,821
2002........................................................        3,821
2003........................................................        1,154
2004........................................................        1,154
                                                                  -------
                                                                  $11,860
                                                                  =======

SHORT-TERM LOANS

     Short-term loans consisted of a short-term bank loan at December 31, 1998, and drawdowns on a temporary fixed advance facility at June 30, 1999 (unaudited) and December 31, 1999. At December 31, 1998 and 1999 and June 30, 1999 (unaudited), balances of $12,059 (S$20,000), $23,416 (S$39,000) and $26,321
(S$45,000), respectively, were outstanding. The short-term loans were fully repaid in January 2000. The weighted average interest rate for short-term loans outstanding at December 31, 1998 and 1999 and June 30, 1999 (unaudited) was 6.26%, 4.6% and 3.1%, respectively. Restricted cash deposits of $12,000, $15,000 and $18,750 had been pledged as security for the short-term loans at December 31, 1998 and 1999 and June 30, 1999 (unaudited), respectively. Interest expense on short-term loans was $240, $794, $350 and $66 for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000, respectively.

     At June 30, 2000, the company has the following unused lines of credit for short-term financing:

                                                                AMOUNT AVAILABLE
                                                                ----------------
Letter of credit............................................         $2,795
Overdraft facility..........................................          1,000
                                                                     ------
                                                                     $3,795
                                                                     ======

SHORT-TERM RELATED PARTY LOANS

     A former company director provided financing for the company's start-up operations in the year ended December 31, 1998. This loan was repaid during the year ended December 31, 1999. See Note 3.

8.  SHAREHOLDERS' EQUITY

     The company's authorized share capital at June 30, 2000 was comprised of 2,000,000,000 ordinary shares of $0.25 par value each.

     The company was incorporated with initial paid-in share capital of $2 which comprised two ordinary shares with a par value of $1 each. In May 1998, the original investors signed an agreement (the "Initial Shareholding Agreement") whereby they agreed to subscribe and pay for a total of 146,999,998 ordinary

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

shares in three phases over a one to two year period, at the par value of $1 per share. Each investor was allotted a number of shares which would be paid for on an agreed-upon subscription date. Between the dates of Phase One and Phase Three, there were three amendments to the agreement which modified the allotment of shares among the investors, and reduced the total number of shares being subscribed to 137,421,142.

     The first phase of 52,669,140 shares were issued in June, 1998. The second phase of 41,067,000 shares were issued in December 1999. The third phase of 43,685,000 shares were issued in March 2000. Shareholders' equity was reduced by a receivable for shares of $685 relating to Phase Two shares at December 31, 1999, which was paid in January 2000.

     Some shareholders have signed agreements with employees allowing the employees to purchase the company's shares from those shareholders at $1, the same price as was paid by the original investors. Agreements were signed in March 1998 before the Initial Shareholding Agreement was signed and other agreements were signed in September 1999. Those employees who signed agreements prior to the Initial Shareholding Agreement are considered original investors.

     At the end of the first phase in May 1998, two shareholders did not subscribe for their allotted shares for that phase. These shareholders were therefore not allowed to subscribe for their allotment in Phase Two of 3,400,000 shares. These 3,400,000 shares were subsequently offered in the Phase Two allotment to all original shareholders in August 1999 according to the terms of the Initial Shareholding Agreement at $1 per share, based on their shareholding percentages.

     No compensation expense has been recorded for the agreements signed in September 1999 because the shares were offered to employees at fair value.

     Under Singapore law, dividends may be paid only out of the company's retained earnings, determined in accordance with Singapore Generally Accepted Accounting Principles. As of December 31, 1998 and 1999 and June 30, 1999 (unaudited) and 2000, the company has not declared dividends. Subsequent to June 30, 2000, the company carried out a capital restructuring exercise. See Note 13.

     In May 2000, the shareholders of UTAC approved an Equity Incentive Plan ("Equity Plan"). This plan will allow the directors, employees and consultants the ability to acquire an ownership interest in UTAC. Ordinary shares in the capital of UTAC constituting 18% of the outstanding capital at any one time may be sold under the Equity Plan. Shares sold pursuant to the Equity Plan may be newly issued shares or, to the extent permitted by applicable law, reacquired shares. The exercise price of a share underlying an option may be greater than, less than, or equal to fair market value, but in no event will the per share exercise price for any share underlying an option be less than the par value of a share. The minimum exercise price and maximum term (up to 10 years) of options granted under the Equity Plan will differ for different participants.

     In May 2000, the shareholders of UTAC also approved an Employee Share Purchase Plan ("ESPP"). Ordinary shares in the capital of UTAC constituting 7% of the outstanding capital at any one time may be sold under the ESPP. Shares sold pursuant to the ESPP may be newly issued shares or, to the extent permitted by applicable law, reacquired shares. The price of shares purchased under the ESPP will be 85% of the lesser of the fair market value of the shares on the first day of the offer period or the last day of the offer period.

As of June 30, 2000, no options or shares have been granted or issued under the above mentioned plans.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

9.  COMMITMENTS

     The company leases some equipment under long-term lease agreements and sale and leaseback agreements that are classified as capital and operating leases. These leases terminate at various dates through the year 2003. Future principal payments and minimum lease commitments at June 30, 2000 are as follows:

PAYABLE DURING THE PERIODS ENDING DECEMBER 31,              CAPITAL LEASES   OPERATING LEASES
----------------------------------------------              --------------   ----------------
2000......................................................      $ 173            $ 1,498
2001......................................................        328              2,942
2002......................................................         98              2,920
2003......................................................         --              2,912
2004......................................................         --                307
Thereafter................................................         --                  2
                                                                -----            -------
Total minimum lease payments..............................        599            $10,581
                                                                                 =======
Less amount representing interest.........................        (32)
                                                                -----
Present value of minimum lease payments...................        567
Less current portion......................................       (325)
                                                                -----
Capital lease obligations.................................      $ 242
                                                                =====

     Expense under operating leases was $76, $825, $268 and $1,389 for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 (unaudited) and 2000, respectively.

10.  FOREIGN CURRENCY FORWARD CONTRACTS

     The company from time to time enters into foreign currency forward contracts to hedge certain of its foreign currency exposures. These financial instruments are designed to minimize exposure and reduce risk from foreign currency exchange rate fluctuations in the regular course of business. The company does not enter into forward exchange contracts for trading purposes.

     Gain or loss on a forward contract that is intended and effective as a hedge of a firm, identifiable foreign currency commitment is deferred and included in the overall gain or loss from the commitment. However, a loss is not deferred if it is estimated that the loss would be recognized in later periods. If the contract does not meet the preceding criteria, such deferral would not be allowed and the gains and losses on the forward contract would be included currently in income. Amortization of discount or premium on an identifiable commitment is deferred and treated as an adjustment of the transaction price.

     The company had no foreign currency forward contracts outstanding at December 31, 1998 and June 30, 1999 (unaudited). At December 31, 1999 the company has one foreign currency forward exchange contract outstanding. This forward contract was acquired seven days before year end and the carrying value approximates the fair value at December 31, 1999. The contract hedges a Singapore dollar denominated short-term debt, and the notional amount was $7,193 at December 31, 1999. The repayment terms of this foreign currency contract match the due date for principal repayment of the debt, which occurred 25 days after inception of the forward contract. At June 30, 2000 the company has two foreign currency forward exchange contracts outstanding. These forward contracts were acquired on June 30, 2000 and the carrying value approximates the fair value at June 30, 2000. These contracts hedge Japanese yen denominated accounts payable, and the notional amount is $1,886 at June 30, 2000. The repayment terms of these foreign currency contracts match the repayment dates of the accounts payable, which occurred 7 days after inception of the forward contracts.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

     Carrying amounts of other financial assets and liabilities approximate fair value and are comprised of cash and cash equivalents, short-term debt and long-term debt. The company is exposed to credit risk in the case of non-performance by the counterparties. The company anticipates, however, that the counterparties will be able to fully satisfy its obligations under the contracts.

11.  BUSINESS SEGMENTS

     The company's long-lived assets are all located in Singapore. The company's revenue by country, based on the location of the customer, is as follows:

                                                 YEAR ENDED
                                                DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                               ---------------    --------------------------
                                               1998     1999          1999           2000
                                               ----    -------    -------------    ---------
                                                                   (UNAUDITED)
Japan......................................    --      $19,085         8,886        $ 7,584
Taiwan.....................................    --        8,580         2,577          3,300
Germany....................................    --        2,805           350         17,620
USA........................................    --          517             8          4,387
Netherlands................................    --           --            --             49
Singapore..................................    --          904            --            355
                                                --     -------        ------        -------
          Total............................    --      $31,891        11,821        $33,295
                                                ==     =======        ======        =======

     The company has revenues in excess of 10% of total revenue from the following:

                                                 YEAR ENDED
                                                DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                               ---------------    --------------------------
                                               1998     1999          1999           2000
                                               ----    -------    -------------    ---------
                                                                   (UNAUDITED)
Customer A.................................    --      $17,518         8,886        $ 7,521
Customer B.................................    --        8,012         2,577          1,098
Customer C.................................    --        2,805           350         17,612
Others.....................................    --        3,556             8          7,064
                                                --     -------        ------        -------
          Total............................    --      $31,891        11,821        $33,295
                                                ==     =======        ======        =======

     Customers A, B and C provided 54.9%, 25.1% and 8.8% of total revenues in the year ended December 31, 1999, respectively. Customers A, B and C provided 75.2%, 21.8% and 3.0% of total revenues in the six months ended June 30, 1999 (unaudited), respectively. Customers A, B and C provided 22.6%, 3.3% and 52.9% of total revenues in the six months ended June 30, 2000, respectively.

12.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In May 1999, the Financial Accounting Standards Board delayed the effective date of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet at their fair values and that accounting for the changes in their fair values is dependent upon the intended use of the derivatives and their resulting designations. The new standard will supersede or amend existing standards that deal with hedge accounting and derivatives. The company believes that adopting this standard will not have a material effect on its financial statements.

                      UNITED TEST AND ASSEMBLY CENTER LTD

                 In thousands of US dollars (except share data)

13.  SUBSEQUENT EVENTS

     At an extraordinary general meeting of shareholders held on July 14, 2000, the following resolutions were passed and approved by the shareholders:

     - increase in authorized share capital of the company from 200,500,000 shares with a par value of $1 each to 500,000,000 shares with a par value of $1 each, by the creation of 299,500,000 new ordinary shares with a par value of $1 each in the capital of the company; and

     - adoption of new Articles of Association.

     In the same extraordinary general meeting of shareholders held on July 14, 2000, approval was also given by the shareholders for the directors of the company to carry out restructuring of the company's capital, at such date or in such manner as the directors of the company may determine. On August 25, 2000, the board of directors of the company passed a resolution authorizing a stock dividend (also referred to as bonus issue under Singapore law) of an amount equal to $4,600 to be paid out of the company's December 31, 1999 retained earnings. The number of shares to be issued will be 4,600,000 shares (on a pre-split basis) with a par value of $1.

     On September 20, 2000, the board of directors of the company passed a resolution authorizing a share split which will result in each ordinary share with a par value of $1 each being sub-divided into 4 ordinary shares with a par value of $0.25.

     After effecting the stock dividend and share split described above, the number of outstanding ordinary shares with a par value of $0.25 will be 568,084,568.

      The following changes in presentation herein have been made as a result of the above:

     - The number of shares have been restated to give effect to the increase in authorized share capital and the four to one share split; and

     - The per share amounts have been restated to give effect to the stock dividend and four to one share split.

                                    ANNEX A

                           THE REPUBLIC OF SINGAPORE

     The information in this section has been extracted from published sources and has not been independently verified by us.

THE COUNTRY

     The Republic of Singapore is situated on the southern tip of the Malay Peninsula and has a total land area of approximately 648.1 sq. km. Singapore has a population of about 3,865,600 of which approximately 77% are Chinese, 14% are Malays, 7.6% are Indians and 1.4% are of other ethnicities. The official languages of Singapore are Malay, Mandarin, Tamil and English. English is the language of administration and the predominant language of commerce. The population has a literacy rate of approximately 93%.

     Singapore was established as a trading station by Sir Thomas Stamford Raffles of the East India Company in 1819. In 1826, Singapore, along with Penang and Malacca, became a British Crown Colony under the name of "Straits Settlements." Following World War II, Singapore became a separate Crown Colony while Penang and Malacca were incorporated into the Federation of Malaya. In June 1959, Singapore became a self-governing democracy within the British Commonwealth and in June 1963, joined the Federation of Malaya, Sarawak and North Borneo to form Malaysia. Singapore became a sovereign, independent nation on August 9, 1965 after separating from Malaysia.

     Singapore is a republic with a parliamentary system of government. Singapore maintains friendly ties with many nations. It maintains close ties with other Southeast Asian countries, through bilateral relationships and through its membership in the economic and political association known as the Association of Southeast Asian Nations or ASEAN. Singapore enjoys good relations with the United States, China, Japan and Western European nations. Closer relations between Singapore and Russia and other Eastern European countries are also being developed. Singapore is a member of the United Nations as well as international organizations such as the International Monetary Fund, the International Bank for Reconstruction and Development, the Asian Development Bank, the Asia-Pacific Economic Cooperation and the British Commonwealth. Singapore is a signatory to the General Agreement on Tariffs and Trade and a member of the World Trade Organization.

THE ECONOMY

     Singapore has an urban economy whose largest sectors are manufacturing, finance and trade. Given the small size of its economy, Singapore produces goods and services for external markets. Exports in value terms amount to some 130% of gross domestic product, or GDP. Singapore does not have any significant natural resources, other than a deep water harbor. However, a strategic geographical location, together with a well developed infrastructure and political stability, have made it an international business and financial center.

     Singapore has enjoyed strong economic growth for more than a decade. Real GDP grew at an average annual rate of 9.3% between 1987 and 1997. The economy was in mild recession in 1998, with output contracting about 1.5% in each of the last two quarters of the year. But for the year, was up 0.4%. The economy's recovery has been stronger and earlier than expected, as real GDP grew 5.4% in 1999. The Monetary Authority of Singapore has projected GDP growth at 4.5% to 6.5% in 2000.

     Singapore has achieved a high level of economic development. Per capita income, in Singapore dollar terms has risen from S$2,800 in 1970 to S$37,800 in 1997 before falling to $36,538 in 1998; representing annual gains of about 10% compounded. In US dollars, the increase in per capita income has been even greater, 12% per annum, due to the steady appreciation of the Singapore dollar over the period.

     In 1975, it took S$2.50 to buy $1.00 and S$5.00 to buy L1.00 sterling. As of December 31, 1999, it took S$1.67 to buy $1.00 and S$2.69 to buy L1.00 (i.e., Singapore's purchasing power has gained tremendously, giving its residents greater command over goods and services abroad).

     The following table sets forth key economic indicators of the Singapore economy for 1994 to 1999.

                                 1994      1995      1996      1997      1998     1999
                                -------   -------   -------   -------   -------   ----
GDP at 1990 market prices
  (S$m).......................   95,209   102,982   110,734   120,713   121,130   N/A
% change from prior year......     11.4%      8.2%      7.5%      9.0%      0.3%  5.4%
GDP at current prices (S$m)...  106,577   118,424   128,892   142,361   141,242   N/A
% change from prior year......     14.6%     11.1%      8.8%     10.4%     -0.8%  N/A
Per capita GDP (S$)...........   31,686    34,153    35,685    38,098    36,538   N/A
Consumer Price Index (%
  change).....................      3.1%      1.7%      1.4%      2.0%     -0.3%  0.4%
Unemployment (%)..............      2.0%      2.0%      2.0%      1.8%      3.2%  4.6%
Total demand (%)..............     15.3%     12.6%      8.8%      7.9%     -5.0%  6.6%
Domestic demand (%)...........      4.0%      9.0%     12.1%     10.2%     -5.1%  6.5%
External demand (%)...........     20.5%     14.0%      7.6%      7.0%     -4.9%  6.7%

---------------
Source: Department of Statistics; Monetary Authority of Singapore.

                                    ANNEX B

                       THE SECURITIES MARKET OF SINGAPORE

SINGAPORE EXCHANGE SECURITIES TRADING LIMITED

     The Stock Exchange of Singapore Limited, or SES, was incorporated on May 24, 1973. The Government of Singapore demutualized the SES and merged it with the Singapore International Monetary Exchange effective December 1, 1999, following which the SES was renamed the Singapore Exchange Securities Trading Limited, or SGX-ST. The SGX-ST is the only securities exchange in Singapore and operates two trading facilities: the Mainboard and the Stock Exchange of Singapore Dealing and Automated Quotation System, or SESDAQ. A company can be listed on the Singapore Exchange on either the Mainboard or SESDAQ. The major difference between the two boards is that the Mainboard has more stringent listing requirements than SESDAQ. While companies seeking a listing on the Mainboard are required to satisfy minimum operating track record or profit requirements or must be of a substantial market capitalization, companies applying for admission to SESDAQ need not meet any of the above quantitative requirements. The reason is that SESDAQ was established (since 1987) to facilitate the listing of start-up companies with good growth prospects. Our shares will trade in Singapore on the Mainboard.

     Trading on the SGX-ST is effected on an electronic trading system based on price-time priority. The securities of some non-Singapore companies listed on foreign stock exchanges are traded through the SGX-ST on an over-the-counter market known as "CLOB International." With effect from March 15, 2000, the SGX-ST has shortened the settlement cycle to T+3, to be consistent with other major international stock markets.

     As of March 31, 2000, the SGX-ST had a membership of 31 stockbroking firms, 25 of which are domestic member firms and 6 are international members. Moreover, there were 323 companies listed and quoted on the Mainboard of the SGX-ST and the aggregate market capitalization of listed equity securities of these companies was approximately S$321.3 billion (US$189.0 billion) The SGX-ST's rules have been instituted with the approval of the Minister for Finance, and its policies and operations are subject to supervision by the Monetary Authority of Singapore, or the Authority.

     The following table sets forth, for the periods indicated, certain information with respect to the SGX-ST.

                                           1994      1995      1996      1997      1998       1999
                                          -------   -------   -------   -------   -------   ---------
Total capitalization (S$million)(1).....  256,124   282,551   255,862   329,268   263,168    447,433
Annual trading value (S$million)(2).....  123,520    92,636    86,776   110,456    96,986    181,995
Annual trading volume (million
  shares)(2)............................   45,540    37,696    30,516    47,146    69,656    130,404
Number of listed companies (SGX-ST
  Mainboard)............................      209       248       266       294       307        327

---------------
(1) SGX Mainboard.

(2) Includes CLOB International, excludes SGX SESDAQ.
Source: Singapore Exchange Journal, January 1995-January 2000.

REPORTING REQUIREMENTS

     An SGX-ST-listed company is required under the SGX-ST Listing Manual to make immediate announcements on certain matters to the SGX-ST for immediate release. These matters include:

     - any proposed alteration in the Memorandum and Articles of Association;

     - any appointments or resignations of its directors, chief executive officer, general manager (or other executive officers of equivalent rank), registrar or auditors;

     - the date, time and place of any general meeting and resolutions put to the general meeting, whether or not the resolutions were passed;

     - acquisitions or disposals by the SGX-ST-listed company (for example, acquisition of shares resulting in a company becoming a subsidiary of the SGX-ST-listed company or acquisition or disposal of shares or assets where, for instance, the value of the assets acquired or disposed exceeds 5% of the assets of the SGX-ST-listed company and its subsidiaries); and

     - any recommendation or declaration of a dividend, the rate amount per share and date of payment.

     In particular, the SGX-ST-listed company is obligated to release to the SGX-ST half yearly consolidated financial statements and annual financial statements as soon as available and in any event not later than quarter after the expiry of the relevant half year or financial year. The financial statements are to be prepared in the form set out in the SGX-ST Listing Manual. The half year financial statements must include a review of the performance of the SGX-ST-listed company, setting out any material factors affecting the earnings or turnover of the SGX-ST-listed company and a commentary on current year prospects. The full year financial statements must include a breakdown of the turnover and profit by product or business activity and by geographical location for both the financial year reported on and the previous year and a commentary on current year's prospects, including factors likely to influence the future prospects of the SGX-ST-listed company.

     An SGX-ST-listed company is further required to issue an annual report to its members and the SGX-ST within six months from the end of its financial year. The annual report must contain the information set out in the Listing Manual including:

     - a review of the operating and financial performance of the SGX-ST-listed company and its principal subsidiaries in the last financial year and since the end of the last financial year;

     - a statement of the interests of directors in the shares of the SGX-ST-listed company and material contracts involving directors' interests; and

     - its annual audited accounts.

     An SGX-ST-listed company is required to disclose to the SGX-ST for public release any material information of a factual nature relating to the SGX-ST listed company which is necessary to avoid the establishment of a false market in its shares or which would be likely materially to affect the price of its securities (for example, the entry into a joint venture, the borrowing of a significant amount of funds, significant litigation).

REGULATION

     The Singapore securities industry is overseen primarily by the Monetary Authority of Singapore, or the Authority. The Securities Industry Act, or the Act, provides that the SGX-ST must obtain the approval of the Authority for all changes in the rules governing the SGX-ST and its member companies and the listing rules, and that dealers, investment advisors and their representatives may only operate under a license granted by the Authority. The Act prohibits a variety of fraudulent trading practices.

     The Authority is empowered by the Act to conduct investigations whenever it has reason to suspect that a person has committed an offense under the Act or has been guilty of fraud or dishonesty in relation to a dealing in securities. The Authority has wide powers to compel, under conditions of secrecy, the production of books and disclosure of other information.

     The Securities Industry Council, or SIC, is an advisory body established in 1973 under the Act. The Minister for Finance appoints representatives from both the private and public sectors to be members of the SIC. The SIC advises the Minister for Finance on all matters relating to the securities industry.

MARKET INDICES

     There are many published indices which track the performance of securities listed on the SGX-ST. The most commonly used index is the Straits Times Index, or STI. The capitalization weighted STI tracks 55 companies listed on the SGX-ST, of which 51 are listed on the Mainboard and 4 are listed on the

SESDAQ. Another index used to measure the performance of the SGX-ST Mainboard is the All Singapore Equities Index. The All Singapore Equities Index is a capitalization-weighted index of all stocks traded on the Mainboard, and is designed to provide a measure of the overall price movement in the stock market. The Index was developed with a base value of 100 as of January 2, 1975.

     The following table sets forth the high close, low close and year-end levels of the STI and the All Singapore Equities Index for each of the periods indicated.

                                          STI                         SGX-ST ALL SHARE INDEX
                          -----------------------------------   -----------------------------------
                                                   PERIOD END                            PERIOD END
                          HIGH CLOSE   LOW CLOSE     CLOSE      HIGH CLOSE   LOW CLOSE     CLOSE
                          ----------   ---------   ----------   ----------   ---------   ----------
1994....................   2,137.99    1,659.76     1,853.98      641.61      506.84       533.57
1995....................   1,917.93    1,584.51     1,917.17      558.94      472.90       555.39
1996....................   2,163.11    1,790.94     1,991.68      610.37      503.78       536.12
1997....................   2,129.81     1382.07     1,507.65      573.03      380.78       425.94
1998....................   1,553.75      805.04     1,392.73      437.98      253.20       382.51
1999....................   2,479.58    1,286.56     2,479.58      668.79      351.45       668.79

---------------
Source: Bloomberg; Singapore Exchange Journal.

[Inside back cover artwork consists of a pictorial representation of testing and assembly services being performed]

                                   UTAC LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by us in connection with the sale of the ordinary shares (including ordinary shares represented by ADSs) being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................  $  31,680
NASD filing fee.............................................     18,000
Legal fees and expenses.....................................    500,000
Accounting fees and expenses................................    400,000
Printing and engraving......................................    250,000
Reimbursement of offering expenses by Depositary............   (600,000)
Blue sky fees and expenses (including legal fees)...........     25,000
Transfer agent fees.........................................     25,000
Miscellaneous...............................................    100,000
          Total.............................................  $ 749,680
                                                              =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Association provide that all of our directors, secretaries and other officers shall be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation to the execution and discharge of their duties, including any liabilities in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as a director, secretary or other officer of our company. Our Articles of Association further provide that none of our directors, secretaries or other officers shall be liable:

     - for the acts, receipts, neglects or defaults of any other director or officer,

     - for joining in any receipt or other act for conformity,

     - for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company,

     - for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested,

     - for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left, or

     - for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of their office or in relation to the execution of the duties of their office, unless the same shall happen through their own negligence, willful default, breach of duty or breach of trust.

     The indemnification provisions in our Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted under the Companies Act (Chapter 50) of Singapore. Section 172(1) of the Companies Act stipulates that any provision, whether in the Articles of Association or any contract with a company or otherwise, that exempts any officer or director from, or indemnifies him against, any liability which by law would otherwise attach to him in respect any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company, shall be void. However, Section 172(2) of the Companies Act also provides that
Section 172(1) shall not prevent a company:

     - from purchasing and maintaining for any officer or director of a company insurance against any liability referred to in Section 172(1) except where the liability arises out of conduct involving dishonesty or willful breach of duty; or

     - from indemnifying any officer or director against any liability incurred by him in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in connection with any application, in relation to such liability, in which relief is granted to him by the court.

     The form of underwriting agreements to be filed as Exhibits 1.1 and 1.2 to this Registration Statement will also provide for indemnification of our company and our officers and directors.

     We also have directors and officers insurance providing indemnification for certain of our directors, officers, affiliates and employees for certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, we have sold the following securities (as adjusted for the September 20, 2000 four-to-one stock split).

                                                                            NUMBER OF      CONSIDERATION
                    PURCHASER                      DATE OF ISSUANCE(1)   ORDINARY SHARES       (US$)
                    ---------                      -------------------   ---------------   -------------
Eddie Kan Mun Leong                                 26 November 1997                4                1
Kirpa Ram Vij                                       26 November 1997                4                1
Advantest Asia Pte Ltd                                   7 June 1998       14,000,000        3,500,000
Asia Corporate Partners Fund Limited                     7 June 1998       10,000,000        2,500,000
Baker Williams Development Ltd.                          7 June 1998        3,700,000          925,000
China Alliance Venture Fund, Ltd.                        7 June 1998        3,000,000          750,000
China Investment And Development Company, Limited        7 June 1998        1,320,000          330,000
Cosmos Technology Venture Capital Investment
  Corp.                                                  7 June 1998        2,000,000          500,000
Enrichment I Venture Capital Corp.                       7 June 1998        2,000,000          500,000
Fubon Venture Capital Co., Ltd.                          7 June 1998        3,000,000          750,000
Golden Technology Venture Capital Investment
  Corp.                                                  7 June 1998        2,000,000          500,000
Grand Cathay Venture Capital II Co., Ltd.                7 June 1998        1,320,000          330,000
Grand Cathay Venture Capital Co., Ltd.                   7 June 1998        1,320,000          330,000
Hung Shin Investment Consultant Co., Ltd.                7 June 1998        2,000,000          500,000
Leader Investment Corp.                                  7 June 1998          800,000          200,000
Legend Technology Venture Capital Investment
  Corp.                                                  7 June 1998        2,000,000          500,000
Li-Chain Consulting Inc.                                 7 June 1998        1,720,000          430,000
Luscious Gold Limited                                    7 June 1998       14,000,000        3,500,000
Mustek Systems Inc.                                      7 June 1998        2,000,000          500,000
R&D Investments, Inc.                                    7 June 1998        3,700,000          925,000
Regional Investment Company Limited                      7 June 1998        3,663,160          915,790
Scientek Holding (B.V.I.) Corp.                          7 June 1998       20,000,000        5,000,000
Seletar Investments Pte Ltd.                             7 June 1998       12,000,000        3,000,000
Singapore-Texas Investment Inc.                          7 June 1998          400,000          100,000
Solomon Technology Corp.                                 7 June 1998       12,000,000        3,000,000
Taiwan Special Opportunities Fund II                     7 June 1998       22,800,000        5,700,000
Titan Technology Venture Capital Investment Corp.        7 June 1998        2,000,000          500,000
Tonlin Department Store Co. Ltd.                         7 June 1998        4,000,000        1,000,000
Transpac Nominees Pte Ltd.                               7 June 1998       20,336,840        5,084,210

                                                                            NUMBER OF      CONSIDERATION
                    PURCHASER                      DATE OF ISSUANCE(1)   ORDINARY SHARES       (US$)
                    ---------                      -------------------   ---------------   -------------
Ulrich Holdings Corp.                                    7 June 1998        3,200,000          800,000
United Microelectronics Management Pte Ltd.              7 June 1998          800,000          200,000
Universal Venture Fund Incorporation                     7 June 1998        4,000,000        1,000,000
Vertex Asia Limited                                      7 June 1998        6,000,000        1,500,000
Vertex Investment (II) Ltd.                              7 June 1998        6,000,000        1,500,000
Wisdom Bats Limited                                      7 June 1998        4,000,000        1,000,000
UOB Venture Investments Limited                          7 June 1998        1,200,000          300,000
UOB Venture Investments II Limited                       7 June 1998        1,196,560          299,140
Weyerhaeuser Company Master Retirement Trust             7 June 1998        5,200,000        1,300,000
Century Private Equity Holdings Ltd.                     7 June 1998       12,000,000        3,000,000
Scientek Holding (B.V.I.) Corp.                     30 December 1999       26,076,000        6,519,000
Solomon Technology Corp.                            30 December 1999        9,300,000        2,325,000
Baker Williams Development Ltd.                     30 December 1999        3,856,000          964,000
R&D Investments, Inc                                30 December 1999        3,856,000          964,000
Taiwan Special Opportunities Fund II                30 December 1999       25,200,000        6,300,000
Li-Chain Consulting Inc.                            30 December 1999        1,792,000          448,000
Universal Venture Fund Incorporation                30 December 1999        4,000,000        1,000,000
Golden Technology Venture Capital Investment
  Corp.                                             30 December 1999        1,684,000          421,000
Cosmos Technology Venture Capital Investment
  Corp.                                             30 December 1999        1,684,000          421,000
Legend Technology Venture Capital Investment
  Corp.                                             30 December 1999        1,684,000          421,000
Titan Technology Venture Capital Investment Corp.   30 December 1999        1,684,000          421,000
Asia Corporate Partners Fund Limited                30 December 1999       10,416,000        2,604,000
Advantest Asia Pte Ltd.                             30 December 1999       10,584,000        2,646,000
Tonlin Department Store Co. Ltd.                    30 December 1999        4,168,000        1,042,000
Leader Investment Corp.                             30 December 1999          164,000           41,000
China Alliance Venture Fund, Ltd.                   30 December 1999        3,124,000          781,000
Fubon Venture Capital Co., Ltd.                     30 December 1999        3,124,000          781,000
Hung Shin Investment Consultant Co., Ltd.           30 December 1999        1,760,000          440,000
Luscious Gold Limited                               30 December 1999          752,000          188,000
China Investment And Development Company Limited    30 December 1999          680,000          170,000
Grand Cathay Venture Capital Co., Ltd.              30 December 1999          680,000          170,000
Grand Cathay Venture Capital II Co., Ltd.           30 December 1999          680,000          170,000
Vertex Investment (II) Ltd                          30 December 1999        4,252,000        1,063,000
Vertex Asia Limited                                 30 December 1999        4,252,000        1,063,000
UOB Venture Investments Limited                     30 December 1999          852,000          213,000
UOB Venture Investments II Limited                  30 December 1999          848,000          212,000
Transpac Nominees Pte Ltd                           30 December 1999       14,408,652        3,602,163
Regional Investment Company Limited                 30 December 1999        2,595,348          648,837
Seletar Investments Pte Ltd                         30 December 1999        8,000,000        2,000,000
Century Private Equity Holdings Ltd                 30 December 1999        6,000,000        1,500,000
United Microelectronics Management Pte Ltd          30 December 1999        3,940,000          985,000
Singapore-Texas Investment Inc.                     30 December 1999           48,000           12,000
Compagnie Financiere Ottomane S.A.                  30 December 1999        2,124,000          531,000
M & Vactek Holdings Corp.                              10 March 2000       92,000,000       23,000,000
United Microelectronics Management Pte Ltd             10 March 2000       50,740,000       12,685,000
Singapore-Texas Investment Inc.                        10 March 2000       32,000,000        8,000,000

---------------
(1) We believe that all of the subject issuances were exempt from registration in reliance on Regulation S under the Securities Act. This belief is based on the following facts. We are a foreign private issuer as defined under Rule 405 under the Securities Act. This is true for four reasons. First, more than 50% of our outstanding voting securities are held of record either directly or indirectly by persons resident outside of the U.S. Second, a majority of our executive officers and directors are not U.S. persons. Third, more than 50% of our assets are located outside of the U.S. Finally, our business is administered principally outside of the U.S. The offers relating to the subject issuances were made in offshore transactions. This is true because at the time the offers were made they were made outside of the U.S. and were made to purchasers who were outside the U.S. when their subscription documents were executed. Finally, neither we nor any of our affiliates made any directed selling effects in the U.S. No activities were undertaken by any such parties for the purpose, or that could reasonably be expected to have the effect, of conducting the U.S. market for the securities being offered.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

+ 1.1   Form of Underwriting Agreement
+ 1.2   Form of Management and Underwriting Agreement for the
        Singapore offering
  3     Memorandum and Articles of Association of the Registrant
  4.1   Specimen certificate of ordinary shares
+ 4.2   Deposit Agreement dated [       ] by and among Registrant,
        The Bank of New York and the holders and beneficial owners of American Depositary Shares evidenced by American
        Depositary Receipts issued thereunder (including as an
        exhibit, the form of American Depositary Receipt)
  5     Opinion of Allen & Gledhill regarding the validity of the
        ordinary shares offered hereby
  8.1   Opinion of Latham & Watkins regarding certain U.S. tax
        matters
  8.2   Opinion of Allen & Gledhill regarding certain Singapore tax matters (included in Exhibit 5)
 10.1   Loan Agreement dated April 30, 1999 by and between
        Registrant and the Development Bank of Singapore Ltd
 10.2   Deed of Debenture dated April 30, 1999 by and between
        Registrant and the Development Bank of Singapore Ltd
 10.3   Building Agreement relating to Private Lot A14269 Mukim No.
        18 Ang Mo Kio dated February 28, 1995 by and between Jurong
        Town Corporation and Registrant (formerly known as United
        Test Center Singapore Pte Ltd, as successor-by-assignment to
        Micropolis (S) Limited (formerly known as S.T. Chatsworth
        Pte Ltd) and to Micropolis Limited)
 10.4   Deed of Assignment of Building Agreement dated March 29,
        1996 by and between Micropolis Limited (as assignor) and
        Micropolis (S) Limited (formerly known as S.T. Chatsworth
        Pte Ltd) as assignee
 10.5   First Supplementary Agreement to Building Agreement relating to Private Lot A16262 (formerly known as Private Lot A14269)
        Mukim No. 18 Ang Mo Kio dated September 9, 1997 by and
        between Jurong Town Corporation and Registrant (formerly
        known as United Test Center Singapore Pte Ltd), as
        successor-by-assignment to Micropolis (S) Limited (formerly known as S.T. Chatsworth Pte Ltd) and to Micropolis Limited)
 10.6   Deed of Assignment of Building Agreement dated September 25,
        1998 by and between Micropolis (S) Limited (as assignor) and
        Registrant (formerly known as United Test Center Singapore
        Pte Ltd), as assignee
 10.7   Second Supplementary Agreement to Building Agreement
        relating to Private Lot A18796 (formerly known as Private
        Lot A16242) Mukim No. 18 Ang Mo Kio dated March 30, 1999 by and between Jurong Town Corporation and Registrant
 21     Subsidiaries of Registrant
 23.1   Consent of Latham & Watkins (included in Exhibit 8.1)
 23.2   Consent of Allen & Gledhill (included in Exhibit 5)
 23.3   Consent of PricewaterhouseCoopers
 24     Power of Attorney (included as part of signature page)

---------------
+ To be submitted by amendment.

     (b) Financial Statement Schedules.

     None

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

     The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Republic of Singapore, on this 28th day of September 2000.

                                          UNITED TEST AND ASSEMBLY CENTER LTD

                                          By:      /s/ INDERJIT SINGH
                                            ------------------------------------
                                            Name: Inderjit Singh
                                            Title: President

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Inderjit Singh and Yeo Mui Sung as attorneys-in-fact with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

             /s/ CHARLES CHEN CHIH YUAN                Chairman of the Board of      September 28, 2000
-----------------------------------------------------  Directors
               Charles Chen Chih Yuan

                 /s/ INDERJIT SINGH                    Director and President        September 28, 2000
-----------------------------------------------------  (principal executive
                   Inderjit Singh                      officer)

                  /s/ YEO MUI SUNG                     Chief Financial Officer       September 28, 2000
-----------------------------------------------------  (principal financial and
                    Yeo Mui Sung                       accounting officer)

            /s/ PAKKIRISAMY RAJAMANICKAM               Authorized U.S.               September 28, 2000
-----------------------------------------------------  Representative
              Pakkirisamy Rajamanickam

                   /s/ CHEW LO-HOU                     Director                      September 28, 2000
-----------------------------------------------------
                     Chew Lo-Hou

                  /s/ CHUA JOO HOCK                    Director                      September 28, 2000
-----------------------------------------------------
                    Chua Joo Hock

                 /s/ SHINPEI KAMATA                    Director                      September 28, 2000
-----------------------------------------------------
                   Shinpei Kamata

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ KHOR PENG SOON                    Director                      September 28, 2000
-----------------------------------------------------
                   Khor Peng Soon

                  /s/ SHAW SHUNG-HO                    Director                      September 28, 2000
-----------------------------------------------------
                    Shaw Shung-Ho

               /s/ SITARAM CHANDRA DAS                 Director                      September 28, 2000
-----------------------------------------------------
                 Sitaram Chandra Das

             /s/ KLAUS CHRISTIAN WIEMER                Director                      September 28, 2000
-----------------------------------------------------
               Klaus Christian Wiemer

                 /s/ CHUN-YEN CHANG                    Director                      September 28, 2000
-----------------------------------------------------
                   Chun-Yen Chang

                               INDEX TO EXHIBITS



Exhibit
  No.                           Description
-------   ---------------------------------------------------------------
+1.1      Form of U.S. Underwriting Agreement

+1.2      Form of Management and Underwriting Agreement for the
          Singapore offering

3 Form of Memorandum and Articles of Association of the Registrant

4.1       Specimen certificate of ordinary shares

+4.2      Deposit Agreement dated [       ] by and among
          Registrant, [         ] and the holders and beneficial
          owners of American Depositary Shares evidenced by
          American Depositary Receipts issued thereunder (including as an exhibit, the form of American Depositary Receipt
          (incorporated by reference to Exhibit [  ] of the Form F-6
          Registration Statement filed by The Bank of New York on
          October [  ], 2000 (Registration No. 333-[  ]))

5 Form of Opinion of Allen & Gledhill regarding the validity of the ordinary shares offered hereby

8.1       Form of Opinion of Latham & Watkins regarding certain U.S.
          tax matters

8.2       Form of Opinion of Allen & Gledhill regarding certain
          Singapore tax matters (included in Exhibit 5)

10.1      Loan Agreement dated April 30, 1999 by and between
          Registrant and the Development Bank of Singapore Ltd

10.2      Deed of Debenture dated April 30, 1999 by and between
          Registrant and the Development Bank of Singapore Ltd

10.3      Building Agreement relating to Private Lot A14269 Mukim
          No. 18 Ang Mo Kio dated February 28, 1995 by and between
          Jurong Town Corporation and Registrant (formerly known as
          United Test Center Singapore Pte Ltd, as successor-by-assignment to Micropolis (S) Limited (formerly known as S.T. Chatsworth Pte Ltd) and to Micropolis Limited)

10.4      Deed of Assignment of Building Agreement dated March 29,
          1996 by and between Micropolis Limited (as assignor) and Micropolis (S) Limited (formerly known as S.T. Chatsworth
          Pte Ltd, as assignee)

Exhibit
  No.                           Description
-------   ---------------------------------------------------------------
10.5      First Supplementary Agreement to Building Agreement
          relating to Private Lot A16262 (formerly known as Private
          Lot A14269) Mukim No. 18 Ang Mo Kio dated September 9, 1997 by and between Jurong Town Corporation and Registrant
          (formerly known as United Test Center Singapore Pte Ltd,
          as successor-by-assignment to Micropolis (S) Limited
          (formerly known as S.T. Chatsworth Pte Ltd) and to
          Micropolis Limited)

10.6      Deed of Assignment of Building Agreement dated September 25,
          1998 by and between Micropolis (S) Limited (as assignor) and Registrant (formerly known as United Test Center Singapore
          Pte Ltd, as assignee)

10.7 Second Supplementary Agreement to Building Agreement relating to Private Lot A18796 (formerly known as Private Lot A16262)
          Mukim No. 18 Ang Mo Kio dated March 30, 1999 by and between
          Jurong Town Corporation and Registrant

21        Subsidiaries of Registrant

23.1      Consent of Latham & Watkins (included in Exhibit 8.1)

23.2      Consent of Allen & Gledhill (included in Exhibit 5)

23.3      Consent of PricewaterhouseCoopers

24        Power of Attorney (included as part of signature page)

------------
+  To be submitted by amendment.